Exhibit 10.1

INTEREST AND ASSET PURCHASE AGREEMENT

by and among

SVB FINANCIAL GROUP,

SVB SECURITIES HOLDINGS LLC and

SAFFRON BUYER LLC

Dated as of June 17, 2023

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EXHIBITS
Exhibit	A – Definitions
Exhibit	B – Form of Sale Order
Exhibit	C – Form of Assignment Agreement
Exhibit	D – Form of Intellectual Property Assignment Agreement
Exhibit	E – Form of Mutual Release Agreement
Exhibit	F – Form of Synthetic Equity Consideration Instrument
Exhibit	G-1 – Form of Seller Press Release
Exhibit	G-2 – Form of Buyer Press Release

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SCHEDULES
Sellers Disclosure Schedule
Buyer Disclosure Schedule
Schedule I

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INTEREST AND ASSET PURCHASE AGREEMENT

THIS INTEREST AND ASSET PURCHASE AGREEMENT (including the Exhibits and Schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of June 17, 2023 (the “Execution Date”), is made by and among SVB Financial Group, a Delaware corporation (the “Seller”), SVB Securities Holdings LLC, a Delaware limited liability company (“Holdings” and together with the Seller, the “Sellers”), and Saffron Buyer LLC, a Delaware limited liability company (the “Buyer”). The Sellers and the Buyer are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as of the Execution Date, the Seller owns all of the issued and outstanding membership interests of Holdings;

WHEREAS, as of the Execution Date, Holdings owns all of the issued and outstanding membership interests (the “Interests”) of SVB Securities LLC, a Delaware limited liability company (the “Company Broker-Dealer”), and SVB MEDACorp LLC, a Delaware limited liability company (“MEDACorp”, and together with the Company Broker-Dealer, the “Companies”, and each a “Company”);

WHEREAS, on March 17, 2023, the Seller commenced voluntary proceedings under Chapter 11 of the Bankruptcy Code by filing a petition for relief in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), which case is identified as In re SVB Financial Group (Case No. 23-10367 (MG)) (the “Bankruptcy Proceeding”);

WHEREAS, on May 17, 2023, the Bankruptcy Court entered an order (the “Bid Procedures Order”) approving bid procedures for the sale of the Companies and the Business, including the Interests (the “Bid Procedures”), scheduling auction(s) (each, an “Auction”) for, and hearing(s) (each, a “Sale Hearing”) to approve, the sale of SVB Securities (as defined in the Bid Procedures), and approving the form and manner of notices of Auction and Sale Hearing, among other things;

WHEREAS, Holdings desires, and the Seller desires to cause Holdings, to sell to the Buyer, and the Buyer desires to purchase from Holdings, all of the Interests, and the Seller and Holdings (as applicable) desire, and, the Seller desires to cause Holdings (as applicable), to sell to the Buyer, and the Buyer desires to purchase from the Seller and Holdings (as applicable), the Transferred Assets (as defined below) and to assume from the Seller and Holdings the Transferred Liabilities (as defined below), in a sale authorized by the Bankruptcy Court pursuant to, inter alia, sections 105 and 363 of the Bankruptcy Code to the extent applicable, in accordance with the other applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and the Local Bankruptcy Rules for the Southern District of New York, pursuant to which the Buyer shall directly acquire the Companies, upon the terms and subject to the conditions set forth in this Agreement and subject to entry of the Sale Order;

WHEREAS, prior to the execution of this Agreement, the Financing Partner, acting on behalf of the Buyer, has delivered to Citibank, N.A., a national banking association (the “Escrow Agent”) a deposit in the sum of $10,000,000.00 (the “Deposit Amount” and the account into which such deposit is made, the “Escrow Account”);

WHEREAS, concurrently with entering into this Agreement, as a condition to the willingness of the Seller to enter into this Agreement, the Buyer has delivered to the Seller (A) an executed equity commitment letter by and between The Baupost Group, L.L.C., a Delaware limited liability company, solely in its capacity as the Managing General Partner on behalf of (i) Baupost Limited Partnership 1983 A-1, (ii) Baupost Limited Partnership 1983 B-1, (iii) Baupost Limited Partnership 1983 C-1, (iv) PB Institutional Limited Partnership, (v) Baupost Value Partners, L.P.-I, (vi) Baupost Value Partners, L.P.-II, (vii) Baupost Value Partners, L.P.-III and (viii) Baupost Value Partners, L.P.-IV (the entities described in the preceding clauses (i) through (viii), collectively, the “Financing Partner”), Saffron HoldCo LLC, a Delaware limited liability company (“Saffron HoldCo”), Saffron Management Aggregator LLC, a Delaware limited liability company (“Saffron Aggregator”), and the Buyer, dated as of the Execution Date (the “Baupost Equity Commitment Letter”), pursuant to which the Financing Partner has agreed to provide to Saffron HoldCo, and Saffron HoldCo has agreed to contribute to the Buyer, subject to the terms and conditions therein, equity financing in the aggregate amount set forth therein; and (B) an executed equity commitment letter by and between each of the members of the Management Team, Saffron HoldCo, Saffron Aggregator, the Buyer and the Financing Partner, dated as of the Execution Date (the “Management Equity Commitment Letter” and together with the Baupost Equity Commitment Letter, the “Equity Commitment Letters”), pursuant to which the members of the Management Team have agreed to contribute to Saffron HoldCo, and Saffron HoldCo has agreed to contribute to the Buyer, subject to the terms and conditions therein, equity financing in the aggregate amount set forth therein;

WHEREAS, on May 25, 2023, the Company Broker-Dealer entered a settlement concerning the UBS Arbitrations (as defined below);

WHEREAS, concurrently with entering into this Agreement, the Seller and the Buyer are each issuing, or causing to be issued, the respective press releases in the forms attached as Exhibit G-1 and Exhibit G-2 hereto; and

WHEREAS, the Sellers and the Buyer desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE; PAYMENT; CLOSING; CLOSING DELIVERIES

1.1 Purchase and Sale.

(a) Interest Sale. Upon the terms and subject to the conditions set forth in this Agreement, the Seller agrees that it shall cause Holdings to sell, assign, convey, transfer and deliver to the Buyer, and the Buyer agrees to purchase and accept from Holdings, all of the Interests, free and clear of any Encumbrances (other than any transfer restrictions imposed by Securities Laws), at the Closing.

(b) Transferred Assets. Upon the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell, assign, convey, transfer and deliver and to cause Holdings to sell, assign, convey, transfer and deliver (as applicable) to the Buyer, and the Buyer agrees to purchase and accept from the Seller and Holdings (as applicable) free and clear of any Encumbrances (other than any Permitted Post-Closing Encumbrances), at the Closing, all of the Seller’s and Holdings’ (as applicable) right, title and interest, as of the Closing, in and to the assets, properties and rights of every kind of the Seller and Holdings (as applicable) of and to the (i) Acquired Leases, (ii) Acquired IP, (iii) Assumed Seller Plans, (iv) Acquired Claims and (v) any Assigned Debtor Contract identified and assigned in accordance with Section 1.2(c) after the Execution Date that is not otherwise included in (i)-(iv) (collectively, the “Transferred Assets”). For the avoidance of doubt, (x) Transferred Assets shall not include any Excluded Assets and (y) nothing in this Section 1.1(b) is intended to discharge or otherwise modify any existing Liability of the Companies.

(c) Transferred Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, in consideration for the sale, assignment, conveyance, transfer and delivery of the Transferred Assets to the Buyer, at Closing, the Buyer shall assume from the Sellers the following Transferred Liabilities (as defined below) and agrees to pay, perform and discharge when due, in accordance with their respective terms and subject to their respective conditions, only the following Transferred Liabilities:

(i) all Liabilities arising under the Assumed Seller Plans other than Liabilities arising from or related to any Excluded Liabilities;

(ii) all Liabilities arising under the Acquired Leases;

(iii) the Excluded Holdings Lease Indemnity;

(iv) all Liabilities arising under the Assigned Debtor Contracts, including the Cure Costs;

(v) all Liabilities arising from the ownership, possession or use of the Acquired IP from and after the Closing; and

(vi) all Liabilities arising from and after the Closing from the Acquired Claims, including fees, charges and other costs incurred by the Buyer to investigate or prosecute the Acquired Claims after the Closing (clauses (i)–(vi) collectively, the “Transferred Liabilities”).

Subject to applicable Law, the Sellers and their respective Affiliates shall have no further Liabilities with respect to the Transferred Liabilities. For the avoidance of doubt, (x) Transferred Liabilities shall not include any Excluded Liabilities and (y) nothing in this Section 1.1(c) is intended to discharge or otherwise modify any existing Liability of the Companies.

(d) MN Excluded Assets and Liabilities. All assets exclusively used by the MN Business (the “MN Assets”), the MN Employee Assets and Liabilities and the MN Leases (collectively with the MN Assets and MN Employee Assets and Liabilities, the “MN Assets and Liabilities”) shall be excluded from the sale, conveyance, assignment or transfer of the Transferred Assets and Transferred Liabilities to the Buyer hereunder; provided that the Company Broker-Dealer shall retain all contractual rights arising under any Contract between an MN Employee and the Company Broker-Dealer to the extent any such Contract restricts an MN Employee or other third party from disclosing or using confidential information of the Companies or the Business.

(e) Excluded Assets. All of (i) the assets and properties of the Seller Group (including any Tax assets that do not relate to the Companies) other than the Interests or Transferred Assets and (ii) the MN Assets and the MN Leases shall be excluded from the sale, conveyance, assignment or transfer of the Transferred Assets and Transferred Liabilities to the Buyer hereunder (such assets, collectively, the “Excluded Assets”).

(f) Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, the Buyer will not assume, be obligated to assume, be deemed to have assumed or be obligated to pay, perform or otherwise discharge, and the Seller Group shall retain and be solely and exclusively liable with respect to, any Liabilities of the Seller Group that are not Transferred Liabilities (all such Liabilities other than the Transferred Liabilities, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Buyer will not assume, be obligated to assume, be deemed to have assumed or be obligated to pay, perform or otherwise discharge the following Excluded Liabilities:

(i) subject to Section 4.19 and the Transition Services Agreement (as defined below), any Liability to the extent related to, resulting from or arising out of the ownership, use or operation of, any MN Assets and Liabilities and the MN Business;

(ii) except as set forth in Section 1.1(c)(iii) and Section 4.18(d) any Liability to the extent related to, resulting from, or arising out of the operation of, any Excluded Asset;

(iii) any Liability for Taxes of any member of the Seller Group (excluding any Transfer Taxes for which the Buyer is responsible pursuant to Section 4.10(b));

(iv) any Liability for or obligations with respect to any compensation or benefit arrangements (for the Employees or otherwise) related to, resulting from or arising under any Benefit Plan other than the Continuing Plans;

(v) any Liability for or obligations with respect to any compensation or benefit arrangements for any Employees terminated by or at the direction of the Seller or Holdings after the Execution Date and prior to Closing, other than any such Liabilities with respect to any Employees who are terminated at the joint direction of the Seller and the Management Team; and

(vi) any brokers’, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions contemplated hereby based upon arrangements made by or on behalf of the Seller Group.

1.2 Assignment of Assigned Debtor Contracts.

(a) Section 1.2(a) of the Sellers Disclosure Schedule sets forth with respect to each Assigned Debtor Contract the Seller’s good-faith estimate of the amount required to be paid with respect to each such Assigned Debtor Contract to cure all monetary defaults under such Assigned Debtor Contract to the extent required by section 365(b) of the Bankruptcy Code and otherwise satisfy all requirements to assign such Assigned Debtor Contract imposed by section 365(f) of the Bankruptcy Code (the actual amount of such costs with respect to the Assigned Debtor Contract, as applicable, the “Cure Costs”), which amounts shall be subject to the Buyer’s reasonable consent. The Seller shall take commercially reasonable actions in order to determine the Cure Costs for, and otherwise effect the assumption and assignment to the Buyer of, each Assigned Debtor Contract, including, to the extent applicable, by filing with the Bankruptcy Court one or more motions, each in form and substance reasonably acceptable to the Buyer, seeking authorization to assume and assign each Assigned Debtor Contract to the Buyer pursuant to section 365 of the Bankruptcy Code (each such motion, an “Assigned Debtor Contract Assumption and Assignment Motion”) and providing timely and proper notice thereof to the applicable counterparty to each such Assigned Debtor Contract. The Seller shall file and serve each Assigned Debtor Contract Assumption and Assignment Motion as soon as reasonably practicable, but, in any event, not more than five (5) Business Days following the designation of the applicable Contract as an Assigned Debtor Contract pursuant to the terms of this Section 1.2, and schedule a hearing on such Assigned Debtor Contract Assumption and Assignment Motion on the earliest available hearing date consistent with the applicable notice requirements set forth in the Bankruptcy Code, the Bankruptcy Rules and the local rules of the Bankruptcy Court.

(b) To the maximum extent permitted by the Bankruptcy Code and subject to Section 1.3, on the Closing Date, the Sellers shall assign the Assigned Debtor Contracts pursuant to section 365 of the Bankruptcy Code and the Sale Order (or any applicable Assigned Debtor Contract Assumption and Assignment Orders), subject to the provision of adequate assurance by the Buyer as may be required under section 365 of the Bankruptcy Code and payment by the Buyer of the Cure Costs in respect of the Assigned Debtor Contracts; provided that if the Bankruptcy Court determines, pursuant to an Order that has become a Final Order, that the Cure Costs with respect to any Contract of the Seller designated as an Assigned Debtor Contract are materially greater than the Seller’s good-faith estimate thereof, the Buyer may rescind its designation of such Contract as an Assigned Debtor Contract by delivering notice thereof to the Seller not more than thirty (30) days following the date such Order becomes a Final Order; provided, further, that the Buyer may not rescind its designation of a Contract as an Assigned Debtor Contract on account of the Cure Costs being greater than the Seller’s good-faith estimate thereof due to any action taken or failure to act, in each case outside of the ordinary course of business, by any member of the Management Team.

(c) If, at any time during the period beginning upon the Execution Date and prior to the Closing Date, either Party discovers a Contract of the Seller exclusively used in the Business (an “Inadvertently Omitted Debtor Contract”), such Party shall promptly provide written notice to the other Party of the existence of such Inadvertently Omitted Debtor Contract. After receipt of the notice referred to in the immediately preceding sentence, the Parties shall consult in good faith to determine whether such Contract relates exclusively to the Business. If, after good faith consultation, the Parties agree that such Contract relates exclusively to the Business, the Seller shall provide to the Buyer the Seller’s reasonable, good-faith estimate of the Cure Costs for such Inadvertently Omitted Debtor Contract, which amounts shall be subject to the Buyer’s reasonable consent. Upon the Buyer’s receipt of the Seller’s reasonable, good-faith estimate of the Cure Costs for an Inadvertently Omitted Debtor Contract, delivered in accordance with the immediately preceding sentence, such Inadvertently Omitted Debtor Contract shall be deemed an Assigned Debtor Contract. If an Inadvertently Omitted Debtor Contract becomes an Assigned Debtor Contract pursuant to the immediately preceding sentence, then the Seller shall promptly take commercially reasonable actions to cause such Inadvertently Omitted Debtor Contract to be assumed by the Seller and assigned to the Buyer, including, to the extent applicable, filing and serving an Assigned Debtor Contract Assumption and Assignment Motion with respect to such Inadvertently Omitted Debtor Contract in accordance with this Section 1.2. For the avoidance of doubt, the Buyer may rescind the deemed designation of any Inadvertently Omitted Debtor Contract as an Assigned Debtor Contract in accordance with the provisions of Section 1.2(b).

1.3 Non-Assignment of Assets.

(a) Notwithstanding anything to the contrary in this Agreement, a Contract shall not be an Assigned Debtor Contract hereunder and shall not be assigned to, or assumed by, the Buyer to the extent that such Contract is terminated by any party thereto, without violating the automatic stay, other than the Sellers or expires by its terms, on or prior to such time as it is to be assigned to the Buyer hereunder and is not continued or otherwise extended upon assignment.

(b) Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or transfer and will not effect the assignment or transfer of any Transferred Asset (including any Assigned Debtor Contract or any claim or right or any benefit arising thereunder) if: (i) after giving effect to the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Bid Procedures Order, the Sale Order and any applicable Assigned Debtor Contract Assumption and Assignment Order, an attempted assignment or transfer thereof (A) would be prohibited by applicable Law, (B) would be reasonably likely to subject the Sellers, the Buyer, their respective Affiliates or any Representatives of the foregoing to civil or criminal liability or (C) without the approval, authorization, consent or waiver of, or granting or issuance of any license or permit by, any third party (each such action, a “Necessary Consent”), would constitute a breach, default or violation of any Contract governing such Transferred Asset or of any Law or Order or in any way adversely affect the rights of the Buyer with respect to such Transferred Asset; or (ii) the Bankruptcy Court has not entered an Order approving such assignment or transfer (if applicable). In such event, the Closing shall nonetheless take place on the terms and subject to the conditions set forth herein; provided, however, that, if the Sellers’ inability to assign or transfer to the Buyer any Transferred Asset pursuant to this Section 1.3 results in the failure of any condition to the Buyer’s obligation to consummate the Transactions set forth in Article VI, the Closing shall proceed only if such condition is duly waived in writing by the Buyer. In the event that such assignment or transfer is subject to such Necessary Consent being obtained, until the expiration of the Necessary Consent Period, (A) the Seller and Holdings (as applicable) and the Buyer will use their commercially reasonable efforts to obtain the

Necessary Consents with respect to any such Transferred Asset (including any Assigned Debtor Contract or any claim or right or any benefit arising thereunder) for the assignment or transfer thereof to the Buyer as the Buyer may reasonably request and (B) the Seller and Holdings (as applicable) and the Buyer shall cooperate in good faith in any lawful and commercially reasonable arrangement reasonably proposed by the Seller and reasonably acceptable to the Buyer, including subleasing, subcontracting, licensing or sublicensing to the Buyer, all of the Sellers’ rights and obligations with respect to any such Transferred Asset (it being agreed that the existing terms and conditions under the Contract governing such Transferred Asset shall be deemed reasonably acceptable to the Buyer); provided, however, that, except as set forth in Section 4.18(c), no Party will be obligated to (1) pay any consideration or make any other economic concession therefor to any third party from whom approval, authorization, consent or waiver is requested or (2) initiate any litigation or legal proceedings (other than the prosecution of the Sale Motion and such proceedings as are contemplated pursuant to Section 1.2) to obtain any such approval, authorization, consent or waiver. Upon satisfying any requisite objection and/or Necessary Consent requirement applicable to any such Transferred Asset after the Closing, such Transferred Asset shall promptly be transferred and assigned to the Buyer in accordance with the terms of this Agreement and the Bankruptcy Code. If a Necessary Consent for a Transferred Asset is not obtained by the end of the Necessary Consent Period, then, subject to Section 4.18(c), to the extent applicable, such Transferred Asset shall automatically become an Excluded Asset, and, subject to Section 4.18(c) and Section 4.18(d), all Liabilities related to, resulting from or arising out of such asset shall be Excluded Liabilities, but without any other adjustment to the aggregate consideration.

1.4 Required Deposit. The Financing Partner, acting on behalf of the Buyer, has paid the Deposit Amount to the Escrow Account prior to the Execution Date.

1.5 Purchase Price. The aggregate consideration for the purchase of the Interests and the Transferred Assets under this Agreement, shall be equal to (i) an amount in cash equal to the Cash Purchase Price to be paid at Closing, either (a) reduced by an amount equal to the Estimated MN Distribution payable to the Buyer (on behalf of the Company Broker-Dealer) to be paid at Closing, if any or (B) increased by an amount in cash equal to the Estimated MN Distribution payable to the Sellers (on behalf of MoffettNathanson) to be paid at Closing, if any, (ii) an amount in cash equal to the Subordinated Debt Payoff Amount to be paid at Closing, and (iii) the assumption of the Transferred Liabilities under this Agreement. In addition, at the Closing, Holdings will be provided with synthetic equity consideration (the “Synthetic Equity Consideration”) as provided pursuant to the Synthetic Equity Consideration Instrument.

1.6 Estimated MN Distribution. Not less than five (5) Business Days prior to the anticipated Closing Date, the Sellers shall, and shall cause the Company Broker-Dealer to, prepare and deliver to the Buyer a statement (the “Estimated MN Statement”) setting forth its calculation of the amount of cash distributions payable as of the Closing Date based on the MN Distribution Principles (the “Estimated MN Distribution”) to the Sellers (on behalf of MoffettNathanson) if the amount of such Estimated MN Distribution is a negative number, or to the Buyer (on behalf of the Company Broker-Dealer) if the amount of such Estimated MN Distribution is a positive number, which shall, in either case, contain a consolidated balance sheet of the Companies and MoffettNathanson as of the Closing Date, prepared consistent with past practice. The Sellers will provide to the Buyer reasonable supporting documentation in respect of such Estimated MN Distribution as may be reasonably requested by the Buyer. The Estimated MN Distribution shall be accounted for in the Closing Date Payment (pursuant to the definition thereof) that Buyer shall deliver to the Sellers at the Closing pursuant to Section 1.11(b)(v).

1.7 Final MN Distribution.

(a) Within thirty (30) days after the Closing Date, the Buyer shall prepare and deliver to the Sellers a statement (the “Final MN Statement”) setting forth its calculation of the amount of cash distributions payable to MoffettNathanson as of the Closing Date based on the MN Distribution Principles (the “Final MN Distribution”), which shall contain a consolidated balance sheet of the Companies and MoffettNathanson as of the Closing Date, prepared consistent with past practice. If the Sellers object in writing to the Final MN Statement within thirty (30) days of its receipt pursuant to Section 1.7(b), the procedures set forth in Section 1.7(b) shall govern, and in the absence of any such objections, the Final MN Distribution will be deemed final and any applicable Post-Closing Adjustment shall be made in accordance with Section 1.8 of this Agreement.

(b) Disputes.

(i) If the Sellers object in writing to the Final MN Distribution within thirty (30) days of its receipt, setting forth a specific description of the basis of the Sellers’ determination and the adjustments to the Final MN Distribution that the Sellers believe should be made, along with reasonable supporting material with respect to the disputed item in the proposed Final MN Distribution, then (1) the dispute over such amount will follow the procedures set forth in this Section 1.7(b), and (2) the Sellers and the Buyer will, during the thirty (30) day period following the delivery of such notice of objection, attempt in good faith to resolve the matters set forth in such notice of objection. If the Sellers and the Buyer reach an agreement in writing as to any such objections within such thirty (30) day period, the amounts so agreed upon shall be final, binding upon and non-appealable by the Parties and such agreement shall be deemed to be included in the Final MN Distribution for purposes of Section 1.8.

(ii) If the Sellers and the Buyer are unable to resolve all of their disagreements with respect to the Final MN Statement within thirty (30) days following the delivery by the Sellers of a written objection thereto in accordance with Section 1.7(b), they shall refer any remaining disagreements to the CPA Firm which, acting as experts and not as arbitrators, shall determine, on the basis set forth in and in accordance with the sections and definitions of this Agreement (including the definition of MN Distribution Principles), whether and to what extent, if any, the Final MN Distribution must be increased or decreased; provided that such review and determination by the CPA Firm shall be limited to only those disputed items and related supporting materials provided to the CPA Firm by the Parties. The Buyer and the Sellers shall instruct the CPA Firm to deliver its written determination to the Buyer and the Sellers no later than thirty (30) days after the Sellers’ objection is referred to the CPA Firm. The CPA Firm’s determination(s) shall be conclusive and binding upon the Buyer and the Sellers and their respective Affiliates. The fees and expenses of the CPA Firm shall be apportioned between the Buyer and the Sellers based upon the inverse proportion of the aggregate dollar amount of the disputed line items in the Final MN Statement resolved in favor of such party (i.e., so that the prevailing party bears a lesser amount of such fees and expenses). The Buyer and the Sellers shall make readily available to the CPA Firm (subject to reasonable confidentiality restrictions), during normal business hours and upon reasonable advance notice, all relevant books and records and any work papers (including those of the Parties’ respective accountants, to the extent permitted by such accountants) reasonably relating to the Final MN Statement, and the Sellers’ objection and all other items reasonably requested by the CPA Firm in connection therewith, in each such case, solely to the extent necessary for its review.

(c) The Buyer shall provide to the Sellers and its accountants, upon reasonable advance notice, access (subject to reasonable confidentiality restrictions) to (i) the books and records of the Companies and to any other information reasonably relating to the Final MN Statement, including work papers of its accountants (to the extent permitted by such accountants), and (ii) any employees during regular business hours, in each case, solely to the extent necessary for the Sellers to prepare their objection, to respond to any response of the Buyer to the Sellers’ objection and to prepare materials for presentation to the CPA Firm in connection with this Section 1.7(c). The Sellers shall provide to the Buyer and its accountants, upon reasonable advance notice, access (subject to reasonable confidentiality restrictions) to (i) the books and records of the Sellers and to any other information reasonably relating to the Final MN Statement, including work papers of its accountants (to the extent permitted by such accountants), and (ii) any employees during regular business hours, in each case, solely to the extent necessary for the Buyer to prepare the Final MN Statement, to respond to the Sellers’ objection and to prepare materials for presentation to the CPA Firm in connection with this Section 1.7(c).

(d) Notwithstanding anything to the contrary in Section 1.6 and this Section 1.7, none of the Buyer, the Sellers or the Companies shall be required to disclose any information if such disclosure would (A) result in the waiver of attorney-client or other legal privilege, or (B) contravene any applicable Laws.

1.8 Post-Closing Adjustment. The post-closing adjustment shall be an amount equal to the Final MN Distribution as finally determined pursuant to Section 1.7 minus the Estimated MN Distribution, (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, the Sellers shall pay to the Buyer an amount equal to the Post-Closing Adjustment by wire transfer of immediately available funds to such account designated by the Buyer in writing; if the Post-Closing Adjustment is a negative number, the Buyer shall pay to the Sellers an amount equal to the absolute value of the Post-Closing Adjustment by wire transfer of immediately available funds to such account designated by the Sellers in writing. The payment contemplated by the foregoing sentence shall be due within five (5) Business Days of either (i) the Sellers’ acceptance of the Final MN Statement or (ii) the determination described in Section 1.7(b). Any such payment made pursuant to this Section 1.8 shall be final, binding and non-appealable by the Parties and, for the avoidance of doubt, there shall be no further adjustment with respect to the Final MN Distribution (other than, solely, as specified in the proviso to clause (viii) in the definition of MN Distribution Principles).

1.9 Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (the “Closing”) will take place at 9:00 a.m., Eastern Time, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004 or remotely via electronic exchange of documents and signatures, on the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the last condition in Article VI to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable Law, waiver of those conditions) or at such other time and place as the Buyer and the Sellers mutually agree (the “Closing Date”).

1.10 Set Off. Buyer shall be entitled to set-off any amounts owed to it pursuant to Section 8.2 as finally determined pursuant to Section 8.4 against any payments to be made by Saffron HoldCo after the Closing pursuant to the Synthetic Equity Consideration Instrument. Any such set-off shall be deemed to have occurred as of the date that the Seller would be required to make a payment to the Buyer as finally determined pursuant to Section 8.4.

1.11 Deliveries at Closing.

(a) By the Seller. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (or at such earlier or later time as may be specified below), the Seller shall deliver or cause to be delivered to the Buyer:

(i) a properly completed and executed IRS Form W-9 (or successor form thereto);

(ii) the Assignment Agreement substantially in the form attached hereto as Exhibit C, duly executed by the Seller and Holdings;

(iii) duly executed counterpart(s) to the Transition Services Agreement;

(iv) duly executed counterpart(s) to the Synthetic Equity Consideration Instrument substantially in the form attached hereto as Exhibit F (the “Synthetic Equity Consideration Instrument”);

(v) duly executed counterpart(s), by the Seller, to an Intellectual Property assignment agreement substantially in the form attached hereto as Exhibit D (the “Intellectual Property Assignment Agreement”), evidencing the transfer by the Seller to the Buyer of the Acquired IP; provided that the Buyer may, upon written notice to the Seller, designate another assignee for any Acquired IP;

(vi) subject to Section 4.13(a), a counterpart to a joint instruction to the Escrow Agent, instructing the Escrow Agent to release the Deposit Amount from the Escrow Account to the Seller or Holdings (as applicable);

(vii) duly executed counterparts of the Sellers to the Mutual Release Agreements between the Sellers and each member of the Management Team, each substantially in the form attached hereto as Exhibit E (the “Mutual Release Agreements”);

(viii) the Subordinated Debt Payoff Letter, duly executed and in full force and effect, a substantially final draft of which has been delivered to the Buyer at least two (2) Business Days prior to the Closing Date;

(ix) subject to the terms and conditions of this Agreement, counterparts of an assignment and assumption agreement from the Seller in respect of the Charlotte Lease and Holdings in respect of the Acquired Leases of Holdings, duly executed by the Seller or Holdings, as applicable, as assignor, to, at the Buyer’s option, either the Buyer or the Company Broker-Dealer, as assignee, which assignment and assumption agreement shall be substantially in the form required under the Charlotte Lease and the Acquired Leases of Holdings, as applicable (each, an “Acquired Lease Assignment and Assumption Agreement”);

(x) a certified copy of the Sale Order;

(xi) the certificate contemplated by Section 6.2(c); and

(xii) as applicable, subject to Section 4.19, duly executed release agreements between the Sellers and each MN Employee denoted with an asterisk beside his or her name on Schedule I, each in a form mutually agreed to between the Parties (acting in good faith) no later than five (5) Business Days following the Execution Date, which form shall be substantially similar to the employee release agreements used by the Company Broker-Dealer with respect to employee departures in the ordinary course of business and shall include releases of the Buyer Releasees and such other Persons affiliated with any of the Buyer Releasees (the “MN Employee Release Agreements”).

(b) By the Buyer. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall deliver or cause to be delivered:

(i) subject to Section 4.13(a), a counterpart to a joint instruction to the Escrow Agent, instructing the Escrow Agent to release the Deposit Amount to the Seller or Holdings (as applicable);

(ii) a duly executed counterpart to the Assignment Agreement;

(iii) duly executed counterpart(s) to the Transition Services Agreement;

(iv) duly executed counterpart(s) to the Synthetic Equity Consideration Instrument substantially in the form attached hereto as Exhibit F;

(v) by wire transfer of immediately available funds to such bank account(s) of the Seller or Holdings as designated in writing by the Seller prior to the Closing, an amount equal to the Closing Date Payment;

(vi) duly executed counterpart(s) to the Intellectual Property Assignment Agreement to the Seller;

(vii) duly executed counterparts of the Mutual Release Agreements, substantially in the form attached hereto as Exhibit E, from each member of the Management Team;

(viii) duly executed counterparts of each Acquired Lease Assignment and Assumption Agreement; and

(ix) the certificate contemplated by Section 6.3(c).

1.12 Withholding. Each Party shall be entitled to deduct and withhold, or cause the Escrow Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement any amounts that are required to be deducted or withheld therefrom under applicable Law. Each Party hereby acknowledges that, as of the Execution Date, no amounts are expected to be required to be withheld from any consideration payable pursuant to this Agreement. To the extent either Party becomes aware of any requirement to so withhold, it shall notify the other Party of such requirement at least ten (10) Business Days before any such payment subject to withholding and shall use commercially reasonable efforts to cooperate with the other party to minimize or eliminate any such withholding. Any amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Each party receiving (or deemed to receive) a payment under or as a result of this Agreement hereby agrees to indemnify and hold harmless the party making (or deemed to make) such payment (such party, “Withholding Indemnified Party”) against any withholding-related Tax liability imposed on the Withholding Indemnified Party in respect of such payment (or deemed payment). The foregoing provisions of this Section 1.12 shall survive any termination of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Buyer by the Sellers prior to the execution of this Agreement (the “Sellers Disclosure Schedule”), the Sellers, jointly and severally, represent and warrant to the Buyer as follows:

2.1 Ownership of Interests and Transferred Assets.

(a) Holdings is the sole record and beneficial owner of the Interests. Holdings has good, marketable and valid title to all such Interests, free and clear of all Encumbrances (other than any transfer restrictions imposed by Securities Laws), and upon delivery by Holdings of such Interests to the Buyer at the Closing, good, marketable and valid title to such Interests will pass to the Buyer.

(b) Except as would not be material to the Companies, taken together, the Seller and its Affiliates have, and at the Closing, the Seller or Holdings, as applicable, will, transfer to the Buyer valid and binding leasehold interests or valid title, as applicable, to the Transferred Assets, free and clear of all Encumbrances other than the Transferred Liabilities and Permitted Post-Closing Encumbrances.

2.2 Organization, Good Standing and Qualification.

(a) The Seller (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and (ii) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (ii) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(b) Holdings (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite limited liability or similar power and authority to own, pledge or dispose of the Interests and to carry on its business as presently conducted and (iii) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clauses (ii) or (iii) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(c) Each of the Companies (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign limited liability company or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (ii) or (iii) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions. The Seller has made available to the Buyer complete and correct copies of each of the Constituent Documents of the Companies, as amended, prior to the Execution Date.

(d) Neither of the Companies directly or indirectly owns or controls, or holds any rights to acquire (or is or may become subject to any obligation to acquire), any capital stock or any other securities of, or any partnership interest, joint venture interest or other interest in, any other Person other than interests in any mutual funds.

2.3 Capital Structure.

(a) Holdings owns 100% of the issued and outstanding membership interests of each of the Company Broker-Dealer and MEDACorp as of the Execution Date. All of the issued and outstanding Interests have been duly authorized and are validly issued, fully paid and, to the extent applicable, nonassessable.

(b) There are no preemptive or other outstanding rights, options, warrants, agreements, arrangements or commitments under which either of the Companies is or may become obligated to sell, or giving any Person a right to acquire or in any way dispose of any securities of either of the Companies, or any securities or obligations exercisable or exchangeable for, or convertible into, any securities of either of the Companies, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

2.4 Authority; Approval. Subject to the issuance of the Sale Order and, if applicable, one or more Assigned Debtor Contract Assumption and Assignment Orders:

(a) the Sellers have all requisite corporate or similar power and authority and have taken all organizational or similar action necessary in order to execute, deliver and perform their respective obligations under this Agreement and the other Transaction Documents to which the Seller or Holdings, as applicable, is or will become a party; and

(b) this Agreement has been duly executed and delivered by the Seller and Holdings and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Buyer, is a legal, valid and binding agreement of the Sellers, enforceable against each of the Sellers in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Equitable Exception”).

2.5 Governmental Filings; No Violations.

(a) Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, Permits and authorizations required, as applicable, (i) under FINRA Rule 1017 or FINRA Rule 4110 and (ii) listed on Section 2.5(a) of the Sellers Disclosure Schedule, and subject to the issuance of the Sale Order and, if applicable, one or more Assigned Debtor Contract Assumption and Assignment Orders, no expirations of waiting periods under applicable Antitrust Laws are required and no notices, reports or other filings are required to be made by the Seller, Holdings or the Companies with, nor are any consents, registrations, approvals, Permits or authorizations required to be obtained by the Seller, Holdings or the Companies, from any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents by the Seller, Holdings or the Companies or the consummation of the Transactions; provided, however, that no representation or warranty is made with respect to waiting periods, authorizations, consents, registrations, Permits, approvals, notices, reports or filings with any Governmental Entity or Self-Regulatory Organization that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the Companies taken as a whole.

(b) The execution, delivery and performance of this Agreement and the other Transaction Documents by the Sellers do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of or default (with or without notice, lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien on any of the Interests, the Transferred Assets or assets of the Companies under any provision of (i) the applicable Constituent Documents of the

Sellers, (ii) subject to the Sale Order and, if applicable, one or more Assigned Debtor Contract Assumption and Assignment Orders, and assuming (solely with respect to performance of this Agreement and the other Transaction Documents and consummation of the Transactions) compliance with the matters referred to in Section 2.5(a), any applicable Laws to which the Companies are subject, except, in the case of clause (ii) above, for any breach, violation, default, termination, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to be material to the Companies as a whole. Further, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Sellers, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of or default (with or without notice, lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration of any obligation, or require any notice or consent under, any of the (i) top 20 revenue generating Contracts by annual revenue or (ii) top 20 vendor or supplier Contracts by monthly spend, in each case, of the Companies, taken as a whole.

2.6 Litigation.

(a) Except for the general pendency of the Bankruptcy Proceeding and Actions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the Execution Date, there are no Actions pending or, to the Knowledge of the Sellers, threatened against (i) the Companies or (ii) the Seller or Holdings (A) with respect to the Interests or the ownership or operation of the assets of the Companies or (B) affecting the Transferred Assets.

(b) The Company Broker-Dealer is party to a definitive settlement agreement (the “Settlement Agreement”) with respect to certain FINRA arbitration proceedings between the Company Broker-Dealer and certain individual respondents, on the one hand, and UBS Securities LLC, on the other (the “UBS Arbitrations”).

(c) To the Knowledge of the Sellers, the Companies have no additional Liability in excess of the amounts set forth in the Settlement Agreement based upon, arising out of, with respect to or in connection with the UBS Arbitrations.

2.7 Real Property.

(a) Neither of the Companies owns any real property. Section 2.7 of the Sellers Disclosure Schedule sets forth a correct and complete list of all real property leased or subleased to, or occupied by, either of the Companies or otherwise used in the operation of the Business, other than the MN Leases (collectively, the “Leased Real Property”), and a complete list of all leases or subleases (“Leases”) entered into by either of the Companies or their Affiliates with respect to the Leased Real Property. Copies of the Leases that are true and complete have been delivered, or caused to be delivered, to the Buyer prior to the Execution Date. Except as set forth in Section 2.7 of the Sellers Disclosure Schedule, (i) each Lease is a legal, valid, binding and enforceable obligation of the Company (or such Affiliate, as identified on Section 2.7 of the Sellers Disclosure Schedule) that is the lessee thereunder, and, to Knowledge of the Sellers, each other party thereto, (ii) to the Knowledge of the Sellers, each Lease is in full force and effect except to the extent it has previously expired in accordance with its terms, (iii) neither the Company (or such Affiliate, as identified on Section 2.7 of the Sellers Disclosure Schedule) that is the lessee thereunder nor, to the Knowledge of the Sellers, any other party thereto (x) is in material breach or default under any Lease and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a material breach or default under such Lease in any material respect and/or (y) has received written notice of any material breach or default under any Lease, and (iv) neither the execution or delivery of this Agreement, nor the consummation of the Transactions, nor the fulfillment of or compliance with the terms and satisfaction of the conditions hereof, requires the consent of any landlord or sublandlord pursuant to any Lease except as set forth on Section 2.7 of the Sellers Disclosure Schedule.

2.8 Intellectual Property.

(a) Section 2.8 of the Sellers Disclosure Schedule identifies, as of the Execution Date, the Acquired IP that is issued by, registered with, renewed by or the subject of a pending application before the U.S. Patent & Trademark Office or U.S. Copyright Office, or any equivalent or corresponding Governmental Entity anywhere in the world, or Internet domain name registrar (collectively, the “Registered Acquired IP”).

(b) All Registered Acquired IP is subsisting, and to the Knowledge of the Sellers, valid and enforceable. As of the Closing, the Companies (and the Buyer’s designee pursuant to Section 1.11(a)(v), if applicable) will own all of the Sellers’ right, title and interest in and to the Acquired IP, free and clear of all Encumbrances except for the Transferred Liabilities, Permitted Post-Closing Encumbrances and non-exclusive licenses granted in the ordinary course. No Acquired IP is subject to any outstanding Action or Order challenging the ownership, validity or enforceability thereof, except for ordinary course claims in connection with the prosecution of any pending applications for Acquired IP. As of the Closing, the Companies or the Buyer’s designee pursuant to Section 1.11(a)(v), if applicable, will exclusively own and possess all right, title and interest in and to, or will have the right under a valid and enforceable license to use and otherwise commercialize or exploit, all Intellectual Property used or otherwise commercialized or exploited in the operation of the Business as currently conducted and as currently proposed to be conducted, free and clear of all Encumbrances except for the Transferred Liabilities, Permitted Post-Closing Encumbrances and non-exclusive licenses granted in the ordinary course.

(c) The conduct of the Business has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Person’s Intellectual Property rights. To the Knowledge of the Sellers, none of the Acquired IP has been or is being infringed, misappropriated or otherwise violated by any Person. There has not been and there is not now any Action pending or threatened in writing, alleging that the operation of the Business infringes, misappropriates or otherwise violates the Intellectual Property of any other Person.

(d) The Sellers have taken commercially reasonable measures to maintain in confidence all trade secrets that are material to the operation of the Business.

(e) The operation of the Business has complied and is in compliance, in each case, in all material respects, with all applicable Laws, regulatory guidelines, contractual requirements and privacy policies, in each case, regarding the collection, use, disclosure, storage, transfer and processing of Personal Information. No material Action is pending or, to the Knowledge of the Sellers, threatened in writing, against any member of the Seller Group or the Companies alleging a material violation of any privacy Laws in connection with the operation of the Business.

(f) The IT Assets and all programs, data, information and databases that are available thereon or processed thereby (collectively, the “Systems”), currently used or owned by the Companies are sufficient for the current needs of the Business, including as to capacity and ability to process current peak volumes in a timely manner. In the past twelve (12) months, there have been no bugs in, or failures, breakdowns or continued substandard performance of, any Systems that has caused any material disruption or interruption in or to the use of such Systems by either of the Companies or the conduct of the businesses.

(g) Since January 1, 2021, neither of the Companies has: (i) experienced any accidental, unlawful or unauthorized access, use, loss, alteration, destruction, compromise, other unauthorized disclosure, or network intrusion of any IT Assets or Systems, or similar incident (a “Security Incident”); (ii) been required pursuant to any Laws to notify customers, consumers, employees, Governmental Entity, or any other Person of any Security Incident; (iii) been the subject of any inquiry, investigation or enforcement Action or, to the Knowledge of the Seller, threatened inquiry or investigation, of any Governmental Entity with respect to compliance with any data protection or other cybersecurity Law; or (iv) received any written notice, request, claim, complaint, correspondence or other communication from any Governmental Entity or other Person relating to any Security Incident or violation of any data protection or other cybersecurity Law.

2.9 Brokers and Finders. Except for fees and expenses payable to Centerview Partners LLC by the Seller, there are no fees or expenses payable by the Seller, Holdings or the Companies to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Sellers in connection with the Transactions.

2.10 Investment Intent. The Seller is financially sophisticated and understands that the Synthetic Equity Consideration have not been registered under the Securities Laws of any jurisdiction, including the Securities Act, and may only be transferred pursuant to registration or an applicable exemption under all applicable Laws. The Seller is acquiring the Synthetic Equity Consideration for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable Law. The Seller has not, directly or indirectly, offered the Synthetic Equity Consideration to anyone or solicited any offer to buy the Synthetic Equity Consideration from anyone, so as to bring such offer and sale of the Synthetic Equity Consideration by the Seller within the registration requirements of the Securities Act or the Securities Laws of any other jurisdiction. The Seller is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and the Synthetic Equity Consideration that the Seller receives hereunder shall be received only on behalf of itself and not for the account or benefit of any other person or entity.

2.11 Employee Benefit Plans.

(a) With respect to each Assumed Seller Plan, the Sellers have provided to the Buyer or its counsel a true and complete copy, to the extent applicable, of all material plan-related documents, including plan documents, amendments, summary plan descriptions, insurance contracts and the most recent annual, financial and actuarial reports.

(b) (i) Each Continuing Plan (including any related trusts) has been established, operated and administered in material compliance with its terms, as amended, and applicable Laws, including, without limitation, ERISA and the Code, as applicable, (ii) there are no pending or, to the Knowledge of the Sellers, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against any Continuing Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Companies, the Buyer or any of their Affiliates, and (iii) other than with respect to the Continuing Plans, to the Knowledge of the Sellers, no fact or circumstance exists, or is likely to exist, which could reasonably be expected to result in any Liabilities to the Companies, the Buyer or any of their Affiliates following the Closing related to or arising under any Benefit Plan.

(c) Neither the Companies nor any ERISA Affiliate thereof has contributed (or had any obligation of any sort) in the last six (6) years to (i) a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) any “multiemployer plan,” (as defined in Section 3(37) of ERISA) or (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(d) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any Employee, or otherwise give rise to any material liability under any Assumed Seller Plan, or (ii) result in any payment that may be treated as an “excess parachute payment” under Section 280G of the Code.

2.12 Taxes.

(a) Each of the Companies is treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(b) All material Tax Returns required to be filed by, or on behalf of, the Companies or with respect to any Transferred Asset have been filed and such Tax Returns were correct and complete in all material respects. Neither of the Companies has obtained or sought an extension of the time in which to file a material Tax Return other than automatic extensions not requiring the approval of a Taxing Authority, and no such extension has been sought or obtained with respect to a Transferred Asset.

(c) All material Taxes required to be paid or withheld by either of the Companies or with respect to any Transferred Asset have been paid or withheld and remitted to the appropriate Taxing Authority (whether or not shown as due and payable on any Tax Return).

(d) There is no claim, audit, action, suit, proceeding or investigation in respect of Taxes now pending or that has been threatened in writing against or with respect to either of the Companies or in respect of any Transferred Asset. Neither of the Companies has requested or received a ruling from any Taxing Authority or signed any closing agreement with a Taxing Authority.

(e) Neither of the Companies are liable for Taxes of any Person as a result of being (or having been) (i) a transferee or successor of such Person, (ii) a member of an affiliated,

consolidated, combined or unitary group that includes or included such Person as a member or (iii) a party to any Contract (other than any Contracts entered into in the ordinary course of business the primary purpose of which is not Taxes), Tax sharing agreement, Tax indemnity agreement, or other similar agreement or arrangement.

(f) Neither of the Companies have participated in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4 nor has either of the Companies been a “material advisor” with respect to any such transactions within the meaning of Section 6111 of the Code.

(g) There are no Liens for Taxes (other than for Taxes not yet due and payable or that are being contested in good faith) upon the Transferred Assets or the assets of the Companies.

(h) Neither of the Companies holds, and no Transferred Asset constitutes, an equity interest in an entity or arrangement classified as a partnership for U.S. federal income tax purposes or in any other entity (other than a Company or an Excluded Asset).

2.13 Financial Statements and Financial Data

(a) Attached to Section 2.13 of the Sellers Disclosure Schedule are copies of the following financial statements of the Companies (collectively, the “Financial Statements”):

(i) the unaudited balance sheets of MEDACorp and the audited balance sheets of the Company Broker-Dealer, in each case as of December 31, 2022 and 2021 and the related unaudited statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the years then ended; and

(ii) the unaudited balance sheets of the Companies as of May 31, 2023 (the “Balance Sheet” and such date, the “Balance Sheet Date”), and the related unaudited statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for the five month period then ended.

The Financial Statements (including the notes thereto) (i) have been prepared in all material respects in accordance with GAAP consistently applied throughout the periods covered thereby, except that the interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes required by GAAP, (ii) present fairly the assets, liabilities and financial condition of the Companies as of such dates and the results of operations and cash flows of the Companies for such periods, and (iii) are correct and complete in all material respects, and are consistent with the books and records of the Companies (which books and records are correct and complete in all material respects). Since the Balance Sheet Date, neither of the Companies has made any material changes in its accounti ng policies, methods, principles or practices.

(b) The Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP in all material respects. Neither of the Companies has, in the last two (2) years, identified or been made aware of (x) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Companies, (y) any illegal act or fraud, whether or not material, that involves the management of the Companies or (z) any claim or allegation regarding any of the foregoing.

(c) Neither of the Companies has applied for, or directly or indirectly accepted or received, any benefit (monetary or otherwise), loan, payment, funding, credit, relief or deferral under any of the CARES Act, the Families First Corona Virus Response Act, the Coronavirus Preparedness and Response Supplemental Appropriations Act or any similar Law enacted or promulgated in response to or in connection with the novel coronavirus or any evolution of such virus (including any resulting COVID-19 sickness).

(d) Other than the Subordinated Debt, the Companies have no Indebtedness.

(e) Since December 31, 2022, neither of the Companies has, nor has any member of the Seller Group caused or otherwise directed either of the Companies to, transfer assets or make distributions from assets of the Companies to any member of the Seller Group (or any designee or Affiliate thereof) outside of the ordinary course of the Companies’ business (including, without limitation, by the extension of any loan by the Companies to any member of the Sel ler Group).

2.14 Compliance with Laws.

Each of the Companies:

(a) has all material Permits and, since January 1, 2021, has made all material filings, applications and registrations with, all Governmental Entities that are required in order to permit it to own or lease its properties and to conduct the Business as conducted as of the date of this Agreement in any material respect, and all such Permits are in full force and effect and no suspension or cancellation of any of them is, to the Knowledge of the Sellers, threatened;

(b) is, and since January 1, 2021, has been, in compliance in all material respects with all Laws applicable to the conduct of its businesses, including, without limitation, the Securities Laws in all material respects;

(c) since January 1, 2021, has timely filed all reports, schedules, forms, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable Law, with any applicable Governmental Entity, including the SEC and FINRA with respect to the Company Broker-Dealer (collectively, the “Reports”) and paid all fees and assessments in connection therewith except where failure to do so would not reasonably be expected to result in a Material Adverse Effect. As of their respective dates, the Reports complied in all material respects with the applicable Laws and Orders enforced or promulgated by the Governmental Entity with which they were filed;

(d) is not (i) subject to any cease and desist, censure or other Order issued by, or party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, nor (ii) a party to any commitment letter or similar undertaking to, or subject to any Order by, or a recipient of any supervisory letter from, nor (iii) has adopted any governing resolutions at the request of, any Governmental Entity, nor (iv) been advised in writing since January 1, 2021, by any Governmental Entity that any Governmental Entity is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, letter, agreement or other action; and

(e) is not, and, to the Knowledge of the Sellers, none of its respective directors, officers or employees is, subject to any material audit, examination, inspection, investigation or proceeding by any Governmental Entity, and, since January 1, 2021 (i) has not had initiated against it, or, to the Knowledge of the Sellers, threatened to be initiated against it, by any Governmental Entity any such audit, examination, inspection, investigation or proceeding, and (ii) has not been informed by any Governmental Entity (A) of any material deficiencies, exceptions or violations of applicable Law in a written report of audit, examination, inspection, investigation or proceeding that have not been resolved to the satisfaction of such Governmental Entity, or (B) that such Governmental Entity intends to take further Action on any such examination, inspection, investigation or proceeding or written report thereof; and

(f) (i) is not and since January 1, 2021, has not been, and no director, officer or employee thereof is and has not been since January 1, 2021, required to be registered licensed or qualified as an investment adviser, futures commission merchant, bank, real estate broker, insurance company or insurance broker or transfer agent or any registered, associated or affiliated Person thereof under any applicable Law except where such failure to be registered, licensed or qualified would not reasonably be expected to result in a Material Adverse Effect or (ii) to the Knowledge of the Sellers, is not subject to any liability by reason of any failure to be so registered, licensed or qualified that would reasonably be expected to result in a Material Adverse Effect.

2.15 Broker-Dealer Matters.

(a) The Company Broker-Dealer is, and at all times required by the Exchange Act has been, duly registered with the SEC as a broker-dealer under the Exchange Act. The Company Broker-Dealer is, and at all times required by applicable Law (other than the Exchange Act) has been, duly registered, licensed or qualified as a broker-dealer in each state or any other jurisdiction where the conduct of the Company Broker-Dealer’s business requires or required such registration, licensing or qualification other than where such failure would not be material to the Companies or the Business. The Company Broker-Dealer is a member in good standing with FINRA and each other self-regulatory organization of which it is required to be a member and is in compliance in all material respects with all applicable rules and regulations of FINRA and any other self-regulatory organization of which it is a member and its FINRA membership agreement in all material respects. Neither of the Companies, other than the Company Broker-Dealer, is or has been since January 1, 2020, registered or required to be registered as a broker-dealer in any jurisdiction.

(b) The Seller has made available to the Buyer a true, correct and complete copy of the Company Broker-Dealer’s FINRA membership agreement in effect on the Execution Date. The Company Broker-Dealer is in compliance with its FINRA membership agreement and no action is pending with FINRA to amend such membership agreement.

(c) The Company Broker-Dealer currently maintains and, at all times since January 1, 2021, has maintained “net capital” (as such term is defined in Rule 15c3-(1)(2) under the Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by it under the Exchange Act.

(d) The Company Broker-Dealer has established, in compliance with applicable Law, and maintained in effect in all material respects since January 1, 2021, written policies and procedures reasonably designed to ensure compliance with the Securities Laws, including those applicable to the Business and required by (i) FINRA Rules, (ii) anti-money laundering and terrorism financing laws, rules and regulations, including a written customer identification program, and (iii) identity theft laws. Since January 1, 2021, the activities conducted by the Company Broker-Dealer have been conducted in all material respects in compliance with its written policies and procedures and in compliance with Law, including the Securities Laws.

2.16 Ineligible Persons. The Company Broker-Dealer and, to the Knowledge of the Sellers, its “associated persons” (as such term is defined in the Exchange Act) are not: (i) ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an associated person thereof; (ii) subject to a “statutory disqualification” (as such term is defined in the Exchange Act); (iii) subject to any disciplinary proceedings or orders that would be required to be disclosed on Form BD or Forms U-4 or U-5 (and which disciplinary proceedings or orders are not currently disclosed on such forms) to the extent such Person or its associated person is required to file such forms; (iv) subject to heightened supervision under FINRA guidelines or (v) subject to disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 14C of the Exchange Act. There is no Action pending or, to the Knowledge of the Sellers, threatened by any Governmental Entity that would result in the Company Broker-Dealer or any of its “associated persons” not being capable of making the representations set forth in the preceding sentence.

2.17 Absence of Undisclosed Liabilities. Neither of the Companies has any material Liabilities, except (a) as and to the extent specifically accrued for or reserved against in the Balance Sheet; (b) Liabilities which have arisen after the date of the Balance Sheet in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law); (c) executory obligations under a Contract (other than liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach, thereof by either of the Companies); and (d) Liabilities specifically set forth on Section 2.17 of the Sellers Disclosure Schedule.

2.18 Material Transferred Contracts. Neither of the Companies, the Seller or Holdings, as applicable, is in breach or default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a breach or default by either of the Companies or the Sellers, as applicable, of, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any material Contract of the Companies or other material Contracts included in the Transferred Assets (each a “Material

Transferred Contract”). To the Knowledge of the Sellers, no other party is in breach or default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a breach or default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by either of the Companies or the Sellers, as applicable, under, or in any manner release any party thereto from any obligation under, any Material Transferred Contract. Since the Balance Sheet Date, neither any of the Sellers nor either of the Companies has received any notice regarding any actual or alleged violation or breach of, or default under any Material Transferred Contract. Neither any of the Sellers nor either of the Companies has received any written notice, nor do the Sellers or either of the Companies have any knowledge that, a counterparty to any Material Transferred Contract is terminating, not renewing, modifying, repudiating or rescinding, or intends to terminate, not renew, modify, repudiate or rescind such Material Transferred Contract.

2.19 Employment and Labor.

(a) Each of the Companies is in compliance in all material respects with all applicable Laws relating to employment, labor and wage and hour matters.

(b) Neither of the Companies is a party to or otherwise bound by any collective bargaining agreement or other labor union contract applicable to Employees and, to the Knowledge of the Sellers, there are not any activities or proceedings of any labor union to organize any Employees.

2.20 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Article II, neither the Seller nor any other Person makes any other express or implied representation or warranty with respect to the Seller, Holdings, the Companies, the Interests, the Transferred Assets or the Transactions, and the Seller disclaims any other representations or warranties, whether made by the Seller, any of its Affiliates or any of its or their respective Representatives. Except for the representations and warranties contained in this Article II, the Seller, on behalf of itself, Holdings, the Companies and their respective Affiliates, (i) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute or otherwise, with respect to the business, operations, assets, liabilities and conditions (financial or otherwise) of the Companies or with respect to the Interests or Transferred Assets (including any express or implied warranty of merchantability or fitness for a particular purpose) and (ii) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Buyer or its Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Buyer by any Representative of the Seller, Holdings or the Companies). The Seller makes no representations or warranties to the Buyer regarding the probable success or profitability of the Companies. The disclosure of any matter or item in any Schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter could result in a Material Adverse Effect. None of the foregoing shall be deemed to relieve any party of liability for fraud.

(b) The Sellers acknowledge and agree that, except for the representations and warranties expressly set forth in Article III, neither the Buyer nor any other Person has made any express or implied representation or warranty with respect to the Transactions or with respect to the accuracy or completeness of any other information provided, or made available, to the Sellers in connection with the Transactions and the Sellers have not relied on any representation or warranty other than those expressly set forth in Article III.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Sellers by the Buyer prior to the execution of this Agreement (the “Buyer Disclosure Schedule”), the Buyer hereby represents and warrants to the Sellers as follows:

3.1 Organization, Good Standing and Qualification. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has all requisite limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, in each case, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

3.2 Capitalization.

(a) As of the Execution Date, the authorized, issued and outstanding equity capitalizations of the Buyer giving effect to the Transaction is as set forth on Section 3.2 of the Buyer Disclosure Schedule. All of the outstanding equity interests of the Buyer have been duly authorized and are validly issued, fully paid and, to the extent applicable, nonassessable. The Buyer does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with any equityholder on any matter. Except for this Agreement, the issued and outstanding equity interests of the Buyer are not subject to any voting trust agreements, proxies or other contracts with respect to the voting, purchase, repurchase, dividend rights, disposition or transfer of such equity interests.

(b) There are no preemptive or other outstanding rights, options, warrants, agreements, arrangements or commitments under which the Buyer is or may become obligated to sell, or giving any Person a right to acquire or in any way dispose of any equity interests of the Buyer, or any securities or obligations exercisable or exchangeable for, or convertible into, any equity interests of the Buyer, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for this Agreement and its Constituent Documents, the Buyer is not a party to any Contracts with respect to the voting, purchase, dividend rights, disposition or transfer of any issued and outstanding equity interests of the Buyer.

3.3 Synthetic Equity Consideration. The Synthetic Equity Consideration provided to the Seller pursuant to this Agreement and the Synthetic Equity Consideration Instrument have been duly authorized by all necessary limited liability company action of the Saffron HoldCo. The Synthetic Equity Consideration Instrument, when executed and delivered pursuant to this Agreement, will constitute a valid and legally binding obligation of Saffron HoldCo in accordance with its terms (except as enforcement may be limited by the Equitable Exception).

3.4 Authority; Approval.

(a) The Buyer has all right, power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will become a party and has all requisite limited liability company or similar power and authority and has taken all organizational action necessary in order to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will become a party and to consummate the Transactions. No additional authorization or consent is required in connection with the execution, delivery and performance by the Buyer of this Agreement or any of the Transaction Documents to which it is or will become party.

(b) This Agreement has been duly executed and delivered by the Buyer and, when executed and delivered by the Sellers, will constitute a legal, valid and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms, subject to the Equitable Exception.

3.5 Governmental Filings; No Violations.

(a) Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, Permits and authorizations required listed on Section 3.5(a) of the Buyer Disclosure Schedule, no expirations of waiting periods under applicable Antitrust Laws are required and no notices, reports or other filings are required to be made by the Buyer with, nor are any consents, registrations, approvals, Permits or authorizations required to be obtained by the Buyer from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Buyer or the consummation of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(b) The execution, delivery and performance of this Agreement and the other Transaction Documents by the Buyer does not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of, or default (with or without notice, lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any obligations under, or result in the creation of a Lien on any of the assets of the Buyer under any provision of (i) the certificate of formation, operating agreement or comparable governing documents of the Buyer, (ii) any Contract binding upon the Buyer or (iii) assuming (solely with respect to the performance of this Agreement and the other Transaction Documents and consummation of the Transactions) compliance with the matters referred to in Section 3.5(a), any Laws to which the Buyer is subject, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(c) The Buyer (i) is a newly-formed entity, (ii) is not controlled by any other “person” or “entity” (as those terms are defined in the HSR Act and the rules promulgated by the Federal Trade Commission to implement the HSR Act (the “HSR Rules”)) and (iii) has less than $22,300,000 of annual net sales or total assets, each as determined by Rule 801.11(e) of the HSR Rules.

3.6 Litigation. As of the Execution Date, there are no Actions pending or, to the Knowledge of the Buyer, threatened in writing against the Buyer or any of its Affiliates, including, for the avoidance of doubt, Actions by a Governmental Entity, that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions. As of the Execution Date, the Buyer is not a party to or subject to the provisions of any material Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

3.7 Financing.

(a) The Buyer will have (after giving effect to the Financing (as defined below)) (i) at the Closing, funds sufficient to pay, in U.S. dollars in immediately available funds, the amounts required to be paid under Section 1.5 at the Closing, and to pay all related fees and expenses. The Buyer’s obligation to consummate the Transactions is not subject to or conditioned upon the receipt of any financing.

(b) The Buyer has delivered to the Seller (i) a true, correct and complete copy of the executed Baupost Equity Commitment Letter dated as of the Execution Date, pursuant to which, and subject to the terms and conditions of which, Financing Partner has agreed to provide equity financing in cash up to an aggregate amount of $100,000,000 and (ii) a true, correct and complete copy of the executed Management Equity Commitment Letter dated as of the Execution Date, pursuant to which, and subject to the terms and conditions of which, the members of the Management Team have agreed to collectively provide equity financing in cash in an aggregate amount of $30,000,000 (such equity financings together, the “Financing” and such commitments to provide the Financing, the “Financing Commitment”) and a true, correct and complete copy of the Buyer’s Constituent Documents, dated on or about the Execution Date, in each case in connection with the Transactions. The Equity Commitment Letters and the Buyer’s Constituent Documents are in full force and effect and (i) constitute the legal, valid and binding obligations of the other parties thereto, as applicable, and (ii) are enforceable against the other parties thereto, as applicable, in accordance with each of their terms except as such enforceability may be limited by the Equitable Exception. The Financing Commitment has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect. The Buyer has no reason to believe that any of the conditions in the Equity Commitment Letters required to be satisfied by the Buyer will not be satisfied, or that the Financing (or any capital to be called from investors or other funding sources of Financing Partner in connection with the Financing) will not be made available on a timely basis in order to consummate the Transactions and to satisfy any other obligation of the Buyer to pay amounts due and payable under this Agreement. The Buyer has paid (or procured payment of) in full any and all commitments or other fees required by the Financing Commitment, if any, that are due as of the Execution Date and will pay (or will procure payment of), after the Execution Date, all such fees, if any, as they become due. There are no side letters, understandings or other agreements or arrangements that could adversely affect the Financing to which the Buyer, Financing Partner, or, to the Knowledge of the Buyer, any other entity that is an Affiliate of the Buyer, is a party. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as set forth or referred to in the Equity Commitment Letters.

3.8 Available Funds. The Buyer will have access to, after giving effect to the Financing, immediately available funds sufficient to pay or cause to be paid the Cash Purchase Price and the Subordinated Debt Payoff Amount, and satisfy all of its obligations under this Agreement and any other fees and expenses required to be paid by the Buyer in connection with the Transactions, and to effect the Transactions, and has furnished to the Seller written evidence thereof. Upon the consummation of the Transactions: (a) the Buyer will not be insolvent as defined in section 101(32) of the Bankruptcy Code; (b) the Buyer will not be left with unreasonably small capital; (c) the Buyer will not have incurred debts beyond its ability to pay such debts as they mature; and (d) the capital of the Buyer will not be impaired.

3.9 Investment Intent. The Buyer is financially sophisticated and understands that the Interests have not been registered under the Securities Laws of any jurisdiction, including the Securities Act, and may only be transferred pursuant to registration or an applicable exemption under all applicable Laws. The Buyer is acquiring the Interests for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable Law. The Buyer has not, directly or indirectly, offered the Interests to anyone or solicited any offer to buy the Interests from anyone, so as to bring such offer and sale of the Interests by the Buyer within the registration requirements of the Securities Act or the Securities Laws of any other jurisdiction. The Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and the Interests that the Buyer receives hereunder shall be received only on behalf of itself and not for the account or benefit of any other person or entity.

3.10 Brokers and Finders. Except for fees and expenses payable to Rothschild & Co US Inc., neither the Buyer nor any of its directors or employees (including any officers), has employed any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees in connection with the Transactions.

3.11 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Article III, neither the Buyer nor any other Person makes any other express or implied representation or warranty with respect to the Buyer or the Transactions, and the Buyer disclaims any other representations or warranties, whether made by the Buyer, any of its Affiliates or any of its or their respective Representatives. Except for the representations and warranties contained in this Article III, the Buyer, on behalf of itself and its Affiliates, disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Sellers or its Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Sellers by any Representative of the Buyer). The disclosure of any matter or item in any Schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter could result in a Material Adverse Effect. None of the foregoing shall be deemed to relieve any party of liability for fraud.

(b) The Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II, (i) neither the Seller nor any other Person has made any express or implied representation or warranty with respect to, or otherwise in connection with, the Transactions or with respect to the accuracy or completeness of any other information provided, or made available, to the Buyer in connection with the Transactions and the Buyer has not relied on any representation or warranty other than those expressly set forth in Article II, (ii) the Buyer has not executed or authorized the execution of this Agreement or any of the other Transaction Documents or entered into the Transactions in reliance upon, and hereby specifically disclaims reliance upon, any promise, statement, projection, forecast, representation or warranty whatsoever made or omitted to be made to the Buyer or any of its Affiliates, or their respective Representatives, including any such promise, statement, projection, forecast, representation or warranty as to the condition, value, quality or prospects of the Companies, or its assets or liabilities, or any part thereof; and (iii) the Interests and Transferred Assets are being transferred “as is”, “where is” and “with all faults”. The Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II, the Seller, on behalf of itself, the Companies and their respective Affiliates (x) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute or otherwise, with respect to the business, operations, assets, liabilities and conditions (financial or otherwise) of the Companies or with respect to the Interests and Transferred Assets (including any express or implied warranty of merchantability or fitness for a particular purpose) and (y) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Buyer or its Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Buyer by any Representative of the Seller or any of its Affiliates). The Buyer acknowledges and agrees that the Seller makes no representations or warranties to the Buyer regarding the probable success or profitability of the Companies.

(c) The Buyer (directly or through its Affiliates or Representatives) is an informed and sophisticated purchaser, and has engaged expert advisors that are experienced in the evaluation and acquisition of companies such as the Companies and assets such as the Transferred Assets, as contemplated hereunder. The Buyer (directly or through its Affiliates or Representatives) has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is or will be a party, and the consummation of the Transactions. The Buyer confirms that the Seller has provided the Buyer with the opportunity to ask questions of the officers and employees of the Seller and its Affiliates and to acquire additional information about the Companies and the Transferred Assets.

(d) The Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the business, operations, assets, liabilities and conditions (financial or otherwise) of the Companies and of the Transferred Assets. In making its determination to proceed with the Transaction, the Buyer has relied solely on (i) the results of its own independent investigation and (ii) the representations and warranties of the Sellers expressly and specifically set forth in Article II.

(e) The Buyer acknowledges and agrees that the enforceability of this Agreement against the Sellers is subject to entry of the Sale Order.

ARTICLE IV

COVENANTS

4.1 Interim Operations of the Companies.

(a) Except (i) as otherwise expressly required or permitted by this Agreement, (ii) as required by applicable Law (including COVID-19 Measures), (iii) as specifically required by any Order of the Bankruptcy Court, which Order is consistent with this Agreement or (iv) as otherwise set forth in Section 4.1 of the Sellers Disclosure Schedule, during the period from the Execution Date to the earlier of the Closing Date and the termination of this Agreement in accordance with Article VII, the Sellers shall cause the Companies to, as applicable, conduct the Business and operations in the ordinary course of business.

(b) Notwithstanding Section 4.1(a), except (i) as otherwise expressly required or permitted by this Agreement, (ii) as required by applicable Law (including COVID-19 Measures), (iii) as specifically required by any Order of the Bankruptcy Court, which Order is consistent with this Agreement, or (iv) as otherwise set forth in Section 4.1 of the Sellers Disclosure Schedule, the Sellers shall not, and shall cause the Companies, as applicable, not to, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) undertake any of the following actions in respect of the Companies or the Business, provided, however, the Buyer shall be deemed to have consented under this Section 4.1(b) to any action (or failure to act) if such actions or omissions were taken by any of the members of the Management Team, unless such actions or omissions were taken at the express direction of the Sellers or any of their Affiliates (other than the Companies):

(i) adopt any change in the Constituent Documents of either of the Companies;

(ii) merge or consolidate the Companies with any other Person, or restructure, reorganize, dissolve or completely or partially liquidate the Companies or otherwise enter into any agreements or arrangements imposing material changes or restrictions on the Companies’ assets, operations or the Business;

(iii) have the Companies acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $250,000, or acquire any business or Person, by merger or consolidation, purchase of substantially all assets or equity interests or by any other manner, in each case, in any transaction or series of related transactions;

(iv) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, fail to maintain or allow to lapse or expire or otherwise dispose of any of the Transferred Assets or assets of either of the Companies material to the Companies, except for non-exclusive licenses and similar rights granted under or with respect to Acquired IP in the ordinary course of business consistent with past practice;

(v) issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any Interests, or securities convertible or exchangeable into or exercisable for any shares of any equity interests in the applicable Company, or any options, warrants or other rights of any kind to acquire any shares of such Interests other than in connection with any Benefit Plan that is in effect as of the date of this Agreement, in accordance with its terms;

(vi) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, either of the Companies’ capital stock or securities convertible or exchangeable into or exercisable for any shares of the Companies’ respective capital stock;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in, stock, property, assets or otherwise, with respect to any of the Companies’ limited liability company interests or enter into any agreement with respect to the voting of the Companies’ limited liability company interests;

(viii) create or incur any Lien on the Transferred Assets or assets of either of the Companies (other than a Permitted Pre-Closing Encumbrance) material to the Companies or the Transferred Assets;

(ix) have either of the Companies make any loans, advances, guarantees or capital contributions to or investments in any Person in excess of $1,000,000 in the aggregate;

(x) have either of the Companies make any changes with respect to their respective accounting policies or procedures, except as required by changes in Law or GAAP;

(xi) (A) waive, release, assign, settle or compromise any material Action relating to either of the Companies to the extent that such waiver, release, assignment, settlement or compromise imposes any binding obligation or restriction, whether contingent or realized, on the Interests, the Transferred Assets and/or the Buyer or (B) commence an Action other than (1) (x) in the ordinary course of business consistent with past practice and (y) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business or result in a loss of rights of substantial value, provided that it consults with the Buyer prior to the filing of such a lawsuit, or (2) for a breach of this Agreement or any Transaction Document;

(xii) have either of the Companies become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xiii) except as required pursuant to the terms of any Benefit Plan as in effect as of the Execution Date or as otherwise required by applicable Law or other than in the ordinary course of business, (A) materially increase the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any directors, officers or Employees, (B) grant any new awards, or amend or modify the terms of any outstanding awards, under any Continuing Plan, (C) hire any Employee or engage any independent contractor (who is a natural person) with annual base salary or wage rate or consulting fee level that is, or is reasonably expected to be, in excess of $250,000, (D) terminate the employment of any Employee (i) with an annual salary or wage rate or consulting fees in excess of $250,000 or (ii) that received a retention bonus payment from the Company Broker-Dealer in March, 2023, other than for cause or (E) transfer the employment of (1) any Employee to the Seller or any of its Subsidiaries (other than the Companies), except the transfer of MN Employees to a member of the Seller Group prior to Closing, or (2) any employee of the Seller or any of its Subsidiaries (other than the Companies), to the Companies;

(xiv) fail to keep current and in full force and effect, or to apply for or renew, any material Permit of the Companies;

(xv) with respect to either Company, change any material Tax election, change any material method of Tax accounting, amend any material Tax Return, settle or resolve any material Tax audit, examination or other proceeding, surrender any right to claim a material Tax refund or consent to any extension or waiver of the limitations period applicable to the collection of any Tax; provided that, in no event shall any election be made to classify any of the Companies as a corporation for U.S. federal income tax purposes;

(xvi) enter into or modify or amend any material agreement, transaction or other material arrangement with, directly or indirectly, any Related Party;

(xvii) other than as permitted under Section 4.18(f), enter into or modify or amend any material agreement, transaction or other material arrangement relating to the Charlotte Lease or the leases for any other Leased Real Property;

(xviii) terminate, amend, add to or otherwise modify either of the Companies’ material registrations, membership agreements, other membership arrangements or other regulatory status with any Governmental Entity; or

(xix) agree, authorize or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall operate to prevent or restrict any act or omission by the Sellers or their respective Affiliates the taking of which is required by applicable Law.

4.2 Cooperation and Efforts to Consummate Transactions; Status Updates.

(a) Cooperation and Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Parties hereto shall cooperate with each other and use (and shall cause their respective Affiliates and Subsidiaries to use) their respective commercially reasonable efforts to (i) take or cause to be taken all actions reasonably necessary or advisable on their part under this Agreement to consummate the Transactions as promptly as reasonably practicable in accordance with this Agreement, (ii) execute, acknowledge and deliver in proper form any further documents, certificates, agreements and other writings, and take such other action as such other Party or Parties may reasonably require, in order to effectively carry out the intent of the Transaction Documents, (iii) make or cause to be made all registrations, filings, notifications, submissions and applications with, to give all notices to and to obtain any consents, governmental transfers, approvals, orders, qualifications and waivers from any Governmental Entity necessary for the consummation of the Transactions, (iv) not to take any action prior to the Closing that would reasonably be expected to prevent, materially impair or materially delay the consummation of the Transactions, except to the extent such action is otherwise expressly contemplated by this Agreement or required by the Bid Procedures, (v) cooperate with the other Parties and take such actions as such other Parties may reasonably request in connection with the consummation of the Transactions and (vi) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions.

(b) Status Updates. Subject to applicable Laws and as required by any Governmental Entity, the Sellers and the Buyer shall each keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of material or substantive notices or other communications (or where no such copies are available, a reasonably detailed description thereof) received by any Party, as the case may be, or any of its Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to the Transactions.

4.3 Regulatory Filings/Approvals.

(a) Submission of Filings and Notices.

(i) Exchanging Information. The Sellers, on the one hand, and the Buyer on the other, shall each, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers, stockholders and, to the extent necessary, its Affiliates, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Parties or any of their respective Subsidiaries or, to the extent necessary, Affiliates, to any Governmental Entity in connection with the Transactions.

(ii) Initial Submissions. The Sellers and the Buyer shall, and shall cause their respective Affiliates to, prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, clearances, registrations, approvals, Permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the Transactions.

(A) FINRA. The Seller shall, or shall cause Holdings and the Company Broker-Dealer to, file with FINRA (i) an application under FINRA Rule 1017 (the “Continuing Membership Application”) and (ii) an application under

FINRA Rule 4110 for the repayment of the Subordinated Debt (the “Subordinated Debt Payoff Application”, and together with the Continuing Membership Application, the “FINRA Applications”). The Company Broker-Dealer shall file or cause to be filed the FINRA Applications as soon as reasonably practicable after the Execution Date (and, in any event, not later than ten (10) Business Days after the Execution Date). The Seller, Holdings and the Company Broker-Dealer shall provide the Buyer with a reasonable opportunity to review and comment upon the FINRA Applications (which comments the Seller, Holdings and the Company Broker-Dealer shall consider in good faith) prior to the filing thereof with FINRA. Without the prior written consent of the Buyer, neither the Seller, Holdings nor the Company Broker-Dealer shall agree to any requirement to be imposed by FINRA as a condition to the approval of the FINRA Applications. The Buyer shall, and shall cause its members (including the members of the Management Team) and Affiliates to (provided, that, with respect to the Financing Partner, for purposes of this Section 4.3(a), such Affiliate shall be deemed to include only the Financing Partner’s controlled Affiliates), reasonably cooperate with the Seller, Holdings and the Company Broker-Dealer in preparing the FINRA Applications, including by promptly making available additional information as reasonably requested by the Seller, or at the Seller’s direction, the Company Broker-Dealer, including relating to its business, assets, properties or ownership, and information as to financing sources and plans for maintaining the Company Broker-Dealer’s net capital at or above minimum requirements, as may be requested by FINRA and by taking such other actions reasonably requested by FINRA in connection with the FINRA Applications. The Sellers, or at the Seller’s direction, the Company Broker-Dealer, on the one hand, and the Buyer, on the other hand, shall respond promptly to all requests or inquiries from FINRA for additional documentation or information in connection with the FINRA Applications. The Seller, Holdings or the Company Broker-Dealer shall promptly apprise the Buyer of the occurrence and substance of each communication from or to FINRA with respect to the FINRA Applications.

(B) Whether or not the Transactions are consummated, the Buyer shall be responsible for all fees and payments to any Governmental Entity (including filing fees) incurred in order to obtain any consent, clearance, registration, approval, Permit or authorization or any expiration or termination of a waiting period pursuant to this Section 4.3.

(iii) Subsequent Submissions. The Parties shall, or shall cause their respective Subsidiaries and Affiliates to, promptly provide all documents requested by any Governmental Entity to the extent reasonably necessary or advisable to obtain as promptly as practicable all consents, registrations, approvals, Permits and authorizations necessary or advisable to be obtained from such Governmental Entity in order to consummate the Transactions.

(iv) Conduct of Interactions with Governmental Entities. Subject to applicable Laws relating to the exchange of information, the Parties shall, to the extent practicable, each consult with the other on and consider in good faith the views of the other in connection with, all the information relating to the Buyer, the Sellers or the Companies, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transactions. In exercising the foregoing rights, the Parties shall act reasonably and as promptly as practicable.

(b) Efforts.

(i) Notwithstanding anything in this Agreement to the contrary, the Buyer shall, at the Buyer’s sole cost, use commercially reasonable efforts to take or cause to be taken, any and all actions and do, or cause to be done, any and all things necessary, proper or advisable to avoid, eliminate and resolve each and every impediment and obtain all consents required to permit the satisfaction of the conditions in Article VI, as promptly as reasonably practicable; provided, however, notwithstanding the foregoing, the Buyer shall not (nor shall any of its Affiliates) be required to:

(A) proffer and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber, hold separate pending such disposition or otherwise effectuate such actions with respect to the assets of the Buyer or any of its Affiliates;

(B) terminate any existing relationships and contractual rights and obligations of the Buyer or its Affiliates with third parties;

(C) amend or terminate existing licenses or other Intellectua l Property agreements and to enter into such new licenses or other Intellectual Property agreements; and

(D) enter into agreements, including with the relevant Governmental Entity, giving effect to the foregoing clauses (A) through (C).

(ii) Subject in all cases to the foregoing clauses (i)(A) through (i)(D), the Parties agree to take or cause to be taken, at the Buyer’s sole cost, the following actions:

(A) the prompt use of their respective commercially reasonable efforts to avoid the entry of any permanent, preliminary or temporary injunction or other decree, decision, determination or judgment that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions; and

(B) the prompt use of their respective commercially reasonable efforts to take, in the event that any Order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any regulatory proceeding or inquiry of any kind that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, any and all steps reasonably necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened Order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(iii) Notwithstanding the foregoing, the obligations of the Parties to obtain any consent, approval or waiver from the Bankruptcy Court will be governed by Article V and the other applicable provisions of this Agreement and not by this Section 4.3.

4.4 Third-Party Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Sellers shall, and shall cause Holdings and the Companies, as applicable, to, use their commercially reasonable efforts to obtain any consents required by any Contracts set forth on Section 4.4(a) of the Sellers Disclosure Schedule to which either of the Companies, the Seller (in respect of the Charlotte Lease) or Holdings (in respect of the Acquired Leases) is a party from third parties in connection with the consummation of the Transactions at or prior to the Closing. In connection therewith, the Sellers shall not, and shall not direct the Companies to, (i) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, (ii) amend, supplement or otherwise modify any such Contract or (iii) agree or commit to do any of the foregoing, in each case, for the purposes of giving, obtaining and/or effecting any third-party consents without the prior consent of the Buyer. The Parties shall each, upon request, furnish the other Parties with all information concerning itself and its Representatives and such other matters as may be reasonably necessary, proper or advisable in connection with any statement, filing, notice or application made by or on behalf of the Parties to any third party in connection with obtaining any third-party consents (including, in the case of the Buyer, such evidence as to financial capability, resources, and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder). Notwithstanding anything to the contrary contained herein, neither the Sellers nor the Companies shall be required to incur any out of pocket expense in connection with this Section 4.4(a).

(b) Except as set forth in Section 4.18(c), in no event shall any Party or any of its Affiliates be required to make any payments, incur any liability, commence any litigation or make any concessions to obtain any consents of third parties contemplated by this Section 4.4, and subject to Section 1.3(b), the failure to receive any such consents shall not be taken into account with respect to whether any conditions to the Closing set forth in Article VI shall have been satisfied.

4.5 Access and Reports. Nothing in this Agreement shall require the Seller Parties (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Seller Parties, as applicable, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality (if any Law applicable to the Companies requires a Company to restrict or prohibit access to such information), (ii) to disclose any privileged information of either of the Companies or (iii) to disclose any information relating to other bids or potential bids for the Interests and Transferred Assets or any of the assets of either of the Companies.

4.6 Publicity. Except as required by the Bankruptcy Court in connection with the Bankruptcy Proceeding, with the exception of the initial press releases regarding the Transactions to be issued by the Seller and the Buyer on the Execution Date, which shall be in the forms attached as Exhibit G-1 and Exhibit G-2 hereto, any disclosure statement that the Seller may file in connection with the Bankruptcy Proceeding and any public disclosure issued by the Seller, the Companies or their respective Affiliates pursuant to their contractual obligations under any confidentiality agreement or as required by Law, the Buyer and the Sellers will not issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other Parties, which approval may not be unreasonably withheld, except that (without limiting the requirements of Section 5.1(c)) such consent shall not be required in connection with ordinary or required pleadings made by any Seller in the Bankruptcy Court or if disclosure is otherwise required by applicable Law or by the Bankruptcy Court; provided, however, that the Parties will use their respective commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Parties with respect to the text of any such required disclosure.

4.7 Employee Matters.

(a) Subject to Sections 1.1(d), (e) and (f), (i) the Seller shall cause the employment of the MN Employees to transfer to a member of the Seller Group prior to Closing, and (ii) at the Closing, the Sellers shall assume the MN Offer Letters.

(b) At the Closing, the Buyer shall (or shall cause the applicable Company to), assume the Assumed Seller Plans, and the Sellers shall assign, convey, transfer and deliver to the Buyer (or to the applicable Company), free and clear of any Encumbrances (other than Permitted Post-Closing Encumbrances), all of the Sellers’ rights, title and interest, as of the Closing, in and to the assets, properties and rights of every kind attributable to the Assumed Seller Plans. For the avoidance of doubt, at and following the Closing, (i) neither the Seller nor Holdings shall have any continuing obligations with respect to any compensation or benefit arrangements for the Employees (other than the MN Employee Assets and Liabilities), and (ii) neither of the Companies shall have any obligations with respect to any compensation or benefit arrangements (for the Employees or otherwise) related to or arising under any Benefit Plan other than the Continuing Plans. For the avoidance of doubt, the Seller (and not the Companies) shall be liable for any bonuses, salaries, deferred compensation and earn-out amounts owed to the MN Employees that become due and payable on or after the Closing, in each case subject to Section 1.6, Section 1.7 and Section 1.8.

(c) The Buyer shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of the Buyer or its Affiliates to be waived with respect to the Employees at the Closing who continue to remain employed with the Companies, the Buyer or their Affiliates (the “Continuing Employees”) and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Companies for purposes of vesting, benefit accrual and eligibility to participate under each applicable benefit plan of the Buyer, as if such service had been performed with the Buyer, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

(d) As applied to any Continuing Employee’s employment with the Companies following the Closing, the Seller Group shall not enforce against any such person (or the Companies, the Buyer or its or their Affiliates) any (i) confidentiality obligations other than with respect to confidential information solely relating to the business of the Seller Group, (ii) non-compete obligations or (iii) non-solicitation obligations other than with respect to employees of the SVB Capital business, MoffettNathanson or the Sellers as of the Closing Date, in either case, arising under or related to any Contract between such Continuing Employee and the Seller Group or otherwise.

(e) Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Benefit Plan, (ii) prevent the Buyer, the Companies or any of its Affiliates from amending or terminating any of their benefit plans or, after the Closing, any benefit plan which the Buyer, the Companies or any of their Affiliates may maintain in accordance with their terms, (iii) prevent the Buyer, the Companies or any of their Affiliates, after the Closing, from terminating the employment of any Continuing Employee, subject to following adequate procedures under applicable Law and compliance with this Section 4.7, or (iv) create any third-party beneficiary rights in any employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by the Buyer, the Companies or any of their Affiliates or under any benefit plan which the Buyer, the Companies or any of their Affiliates may maintain.

4.8 Confidentiality.

(a) The Buyer acknowledges and understands that this Agreement, including the identity of Financing Partner, will be publicly filed (i) in the Bankruptcy Court as the Successful Bid (as defined in the Bid Procedures) in accordance with the Bid Procedures, and (ii) with the SEC on Form 8-K, and in each case, that such disclosure will not be deemed to violate any confidentiality obligations owing to the Buyer or Financing Partner, whether pursuant to this Agreement or otherwise; provided that the Parties shall work in good faith to redact any information determined by the Parties in good faith to be highly sensitive and the Seller shall use commercially reasonable efforts to seek Bankruptcy Court approval to the extent required to file a redacted version of this Agreement; provided, further, that the Seller shall not be required to redact any information if the Bankruptcy Court ultimately orders otherwise.

(b) From and after the Execution Date and continuing thereafter, the Buyer shall and shall cause its Affiliates, Representatives and Financing Partner to, keep confidential all information and data (“Confidential Information”) that the Seller or the Company furnishes or otherwise makes available to the Buyer, its Representatives, Affiliates or Financing Partner, whether before, on or after the date of this Agreement including any proprietary information of the Seller or the Companies; provided, however, that the Buyer and Financing Partner may disclose Confidential Information (i) to their Affiliates, and Representatives who need to know such information for the purpose of assisting the Buyer in connection with the Transactions, so long as the Buyer or Financing Partner, as applicable, causes such Affiliates and Representatives to treat the Confidential Information in a confidential manner and in accordance with the terms hereof, (ii) to a Governmental Entity if required by Law or legal process, or in connection with a judicial or administrative proceeding or examination or (iii) to the extent necessary to enforce the Buyer’s rights under this Agreement or defend against any claims related to the Transactions and provided, further, that Financing Partner may disclose Confidential Information to any of the actual or prospective equityholders or limited partners of the investment funds for which it acts as Managing General Partner and that any such equityholder or limited partner thereof that is an investment fund may disclose such information to its actual or prospective limited partners or other investors. Notwithstanding the foregoing or anything to the contrary in this Agreement, the term “Confidential Information” will not include information that (A) is or becomes available to the Buyer on a non-confidential basis from a source other than the Seller or its Affiliates or Representatives, if such other source (x) lawfully obtained possession of such information and (y) is not bound by a confidentiality obligation covering the relevant information or otherwise prohibited from disclosing the relevant information the Buyer or (B) is or becomes generally available to the public (other than as a result of a breach by the Buyer or its Affiliates or Representatives).

(c) The Seller acknowledges that from and after the Closing, all non-public information relating to the Companies’ businesses and operations will be valuable and proprietary to the Buyer and the Companies and their respective Affiliates. The Sellers agree that from and after the Closing, the Sellers will not, and will cause their respective Affiliates and Representatives not to, directly or indirectly, without the prior consent of the Buyer, disclose to any Person any confidential information relating to the Buyer and its Affiliates or the Companies, including any information retained by the Seller pursuant to Section 4.12, other than (i) any disclosures or actions reasonably required or advisable in connection with, or in the administration of, the Bankruptcy Proceeding, (ii) pursuant to or under applicable Law, including in connection with any Actions by Governmental Entities, (iii) any information that becomes generally known to the public from sources other than the Seller and its Affiliates and Representatives and (iv) to the extent necessary to enforce the Seller’s rights under this Agreement or defend against any claims related to the Transactions.

(d) The Buyer and the Sellers agree that nothing herein shall constitute a waiver of any applicable privilege and that nothing in this Agreement shall be deemed to be a waiver of any applicable attorney-client privilege. The Buyer and the Sellers further understand and agree that each of the Buyer and the Seller have undertaken reasonable efforts to prevent the disclosure of attorney-client privileged information. Notwithstanding those efforts, the Buyer and the Sellers further understand and agree that the consummation of the Transactions may result in the inadvertent disclosure of information that may be subject to a claim of privilege and agree that any disclosure of information that may be subject to a claim of privilege will not prejudice or otherwise constitute a waiver of any claim of privilege. The Buyer and the Sellers agree to use reasonable best efforts to return promptly any inadvertently disclosed information to the appropriate party upon becoming aware of its existence.

(e) From and after the Closing, each of the Sellers and the Buyer shall use, and shall cause its respective Affiliates to use, commercially reasonable efforts to make available in such a manner that does not interfere with or disrupt the normal operations of each other’s business, upon written request of the other Party, its officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such person may reasonably be required in connection with any proceeding in which such person or its affiliates may from time to time be involved relating to the conduct of the Companies. The foregoing notwithstanding, the provisions of this Section 4.8(e) shall not apply to proceedings brought between the Seller, on the one hand, and the Buyer, on the other hand.

(f) The Seller or Holdings may be represented by Sullivan & Cromwell LLP in any dispute with respect to Transactions. The Buyer or any of its Affiliates (including the Companies following the Closing) may be represented by Skadden, Arps, Slate, Meagher & Flom LLP in any dispute with respect to Transactions. The Buyer and the Seller understand and agree that (i) the Seller or Holdings shall be entitled to retain Sullivan & Cromwell LLP as its counsel in any post-Closing dispute between the Buyer or the Companies, on the one hand, and the Seller or Holdings, on the other, arising from or related to the Transactions, notwithstanding Sullivan & Cromwell LLP’s prior representation of the Companies, and notwithstanding that the interests of the Seller and Holdings, on the one hand, and the Buyer or the Companies, on the other, could be directly adverse to one another, and (ii) the Buyer or its Affiliates (including the Companies following the Closing) shall be entitled to retain Skadden, Arps, Slate, Meagher & Flom LLP as its counsel in any post-Closing dispute between the Buyer or the Companies, on the one hand, and the Seller or Holdings, on the other, arising from or related to the Transactions, notwithstanding Skadden, Arps, Slate, Meagher & Flom LLP’s prior representation of Holdings, and notwithstanding that the interests of the Seller and Holdings, on the one hand, and the Buyer or the Companies, on the other, could be directly adverse to one another. Following the Closing, (i) the Buyer and the Companies, and each of their Affiliates and subsidiaries, agree to waive and not assert any conflict of interest arising out of or relating to the representation, after the Closing, of the Seller or Holdings by Sullivan & Cromwell LLP, and (ii) the Seller and Holdings, and each of their Affiliates and subsidiaries, agree to waive and not assert any conflict of interest arising out of or relating to the representation, after the Closing, of the Buyer or the Companies by Skadden, Arps, Slate, Meagher & Flom LLP, in each case in any litigation, arbitration, mediation or other dispute resolution mechanism arising from or relating to the transactions contemplated by this Agreement.

4.9 Privilege; Productions; Legal Representations. The Buyer and the Seller acknowledge and agree that Holdings retains control of the attorney-client privilege (including the power to assert and waive such privilege) with respect to communications with legal counsel or legal advice that have been or will be provided to the Companies prior to the Closing to the extent in connection with the Transactions (but excluding, for the avoidance of doubt, any legal advice or communications provided to (i) senior management of the Companies by (x) Skadden, Arps, Slate, Meagher & Flom LLP as counsel to senior management of the Companies or (y) other legal counsel as counsel to senior management of the Companies and (ii) the Companies by Skadden, Arps, Slate, Meagher & Flom LLP ). Any legal advice or communications so provided shall be subject to the sole and separate privilege of the Seller, and the Seller shall be entitled to control the assertion or waiver of all such separate privileges under any applicable Law in connection with any such privileged information, whether or not such information is in the possession of or under the control of the Buyer; provided, however, that the Seller and the Buyer shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

4.10 Tax Matters.

(a) The Seller and the Buyer shall cooperate with each other in good faith in the conduct of any audit or other proceeding with respect to Taxes from Pre-Closing Periods with respect to the Companies. The Seller and the Buyer will consult and cooperate on a reasonable basis in preparing and timely filing Tax Returns with respect to Pre-Closing Periods with respect to the Companies. The Buyer and the Sellers agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information (including access to books and records relating to Taxes) and assistance relating to the Transferred Assets, the Companies and the Transferred Liabilities as is reasonably necessary for determining any Liability for Taxes, the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax; provided, however, that the Seller shall not be required to transfer to the Buyer any Tax Returns of the Seller Tax Group but shall provide portions of such Tax Returns and any related records or workpapers, or redacted versions thereof, to the extent reasonably requested and relating solely to a Company or any of the Transferred Assets. Promptly following the receipt thereof, the Buyer shall forward to the Seller a copy of all written notifications and other material communications received by the Buyer, the Companies from any Taxing Authority for any action, audit, exam, proceeding, litigation, notice of deficiency, or other adjustment, assessment or redetermination relating to the Companies with respect to a Pre-Closing Period that would reasonably be expected to affect the Tax liability of the Seller (each, a “Pre-Closing Tax Contest”). The party that would reasonably be expected to bear a greater portion of the economic burden of the Tax matter or matters at issue (taking into account any indemnification obligations of the parties pursuant to this Agreement) shall have the right to control such Pre-Closing Tax Contest; provided, that (i) the controlling party shall keep the non-controlling party reasonably informed of the progress of such Pre-Closing Tax Contest, (ii) the non-controlling party may participate in such Pre-Closing Tax Contest at its own cost and expense, and (iii) the controlling party may not settle such Pre-Closing Tax Contest without the prior written consent of the non-controlling party (such consent not to be unreasonably withheld, conditioned or delayed). Subject to the immediately preceding sentence, from and after the Closing, the Buyer shall solely control all other actions, audits, exams, litigation and other proceedings that relate to the Taxes of the Companies.

(b) The Buyer hereby agrees, from and after the Closing, to pay all transfer, documentary, sales, use, stamp, recording, value-added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges (all including penalties, interest and other charges with respect thereto, collectively “Transfer Taxes”) incurred in connection with the consummation of the Transactions. Such Transfer Taxes shall be paid by the party responsible under applicable Law to pay such Transfer Taxes; provided that if the Seller is required by Law to pay such Transfer Taxes, the Buyer shall pay the Seller its share of such Transfer Taxes at least three (3) days before the tax payment due date and the Seller shall timely pay such amount to the appropriate Governmental Entity. The Buyer and the Sellers shall use commercially reasonable efforts and cooperate in good faith to mitigate, reduce or eliminate any such Transfer Taxes (it being understood that such efforts shall not require the Transactions to be structured so that section 1146(a) of the Bankruptcy Code applies), and shall each use commercially reasonable efforts to sign and file (or cause its respective Affiliates to sign and file) all documentation with the relevant Taxing Authority relating to such Transfer Taxes as it may be required to sign or file under applicable Law. The party customarily responsible under applicable Law shall file all necessary Tax Returns with respect to such Transfer Taxes and the non-preparing parties shall cooperate in duly and properly preparing, executing, and filing any certificates or other documents required to be filed in connection with such Transfer Taxes.

(c) From and after the Closing Date, the Buyer shall not, and shall cause the Companies not to, except as otherwise required by applicable Law, without the prior written consent of the Seller (not to be unreasonably withheld, conditioned, or delayed), (i) amend or otherwise modify a Tax Return of the Companies for a Pre-Closing Period, or (ii) make any Tax election with respect to the Companies (including an election pursuant to Treasury Regulation Section 301.7701-3(c)) that relates to, or is retroactive to, a Pre-Closing Period, in each case of clause (i) and (ii), to the extent such action would reasonably be expected to have a material and adverse impact on the Seller.

(d) Within ninety (90) days after the final determination of the Closing Date Payment, the Buyer shall prepare a schedule allocating the consideration (as determined for U.S. federal income tax purposes) among the Transferred Assets and the assets of the Companies in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder (the “Draft Allocation”) and shall deliver the Draft Allocation to the Seller for its review. If, within thirty (30) calendar days of the receipt of the Draft Allocation, the Seller shall not have objected in writing to such draft, the Draft Allocation shall become the Final Allocation, as defined below. If the Seller objects to the Draft Allocation in writing within such thirty (30) calendar-day period, the Buyer and the Seller shall negotiate in good faith to resolve any disputed items. Any allocation of the total consideration, as agreed upon by the Buyer and the Seller (as a result of either the Seller’s failure to object to the Draft Allocation or of good faith negotiations between the Buyer and the Seller which results in a written agreement) (the “Final Allocation”), shall be final and binding upon the parties. Notwithstanding the foregoing, if the Seller timely notifies the Buyer of its objection to the Draft Allocation and the Buyer and the Seller are unable through good faith negotiation to resolve their dispute regarding the Draft Allocation, then each party hereto may file its own Tax Returns consistent with its own determination of the proper allocation. Any adjustment to the consideration (as determined for U.S. federal income tax purposes) shall be allocated among the Transferred Assets and the assets of the Companies by reference to the item or items to which such adjustment is attributable.

(e) The Parties agree that for U.S. federal, state and local income tax purposes (i) the Transactions will constitute (A) the transfer of pro rata portions of the Transferred Assets and the assets of the Companies by the Seller to the Buyer in an aggregate amount equal to the fair market value of the Synthetic Equity Consideration in exchange for the Synthetic Equity Consideration, governed by Section 721 of the Code and (B) a taxable sale of all other portions of the Transferred Assets and the assets of the Companies by the Seller to the Buyer in exchange for all other consideration paid to the Seller pursuant to the Transaction Documents other than the Synthetic Equity Consideration and (ii) the Synthetic Equity Consideration will be treated as equity of the Buyer. The Buyer and the Sellers shall not, and shall cause their Affiliates not to, take any position inconsistent with this Section 4.10(e) on any relevant Tax Return except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state or local Law).

(f) The Parties shall allocate, under applicable Tax Law, income, gains, losses, deductions or credits attributable to the Companies for the tax year in which the Closing Date occurs between the Buyer and the Seller based on a closing of the books on the Closing Date unless otherwise required by applicable Tax Law.

(g) Any indemnity payment and payment under Section 1.5 of this Agreement shall be treated as an adjustment to the purchase price for U.S. federal (and applicable state, local and non-U.S.) income Tax purposes, unless otherwise required by any applicable Law.

4.11 Subordinated Debt. The Parties agree that, immediately upon the payment of the Subordinated Debt Payoff Amount pursuant to Section 1.11(b), the Subordinated Debt shall be fully paid, settled or otherwise deemed cancelled effective as of the Closing.

4.12 Maintenance of Books and Records. After the Closing Date, the Buyer shall, until the sixth (6th) anniversary of the Closing Date, preserve, maintain and retain all books, records, other documents and electronically stored information of and relating to the Transferred Assets and to the Companies and their respective businesses, in existence on the Closing Date (collectively, the “Books and Records”) and, subject to compliance with applicable Law, make the same available for inspection and copying by the Seller, any of the Seller’s successors or assigns or any trustee in bankruptcy and, in each case, any of their respective Representatives upon reasonable notice and during normal business hours, for any reasonable business purpose or compliance with any obligation under any applicable Law, including for the purposes of (a) the preparation or amendment of Tax Returns, financial or court filings or reports of the Seller, (b) responding to court orders, subpoenas or inquiries, investigations, audits or other proceedings of Governmental Entities, (c) prosecuting and defending any Action or for other like purposes, including claims, objections and resolutions in the Bankruptcy Proceeding and (d) as is necessary to administer, or satisfy their obligations in connection with, the Bankruptcy Proceeding. In addition, the Seller shall be permitted to retain a copy of the Books and Records for the solely to the extent necessary for the foregoing purposes; provided that Seller shall keep such information confidential in accordance with Section 4.8.

4.13 Seller Marks.

(a) Prior to the Closing, at the written request of the Buyer, the Sellers shall take all reasonable actions necessary to (i) change the name of the Companies that includes any Seller Marks to a name identified by the Buyer that does not include any Seller Marks and which incorporates or is derived from a trademark or service mark included in the Acquired IP and (ii) execute all documents as may be necessary to evidence and record any such name changes. Following such name change, in a manner and in accordance with a transition plan agreed by the Buyer, the Sellers shall use commercially reasonable efforts to cause the Companies to cease and discontinue all uses of any Seller Marks, and eliminate Seller Marks from, revise, paint over or otherwise permanently obscure the Seller Marks on any signage or other materials in the possession or under the control of the Sellers or the Companies. The Buyer shall be responsible for all reasonable out-of-pocket costs and expenses incurred by the Sellers and their Affiliates (including the Companies) resulting from taking the actions contemplated by this Section 4.13(a), including reasonable out-of-pocket costs for preparation and filing of documents, the costs of removing, painting over, obscuring and disposing of signage and other materials, and the costs of creating, printing and otherwise procuring required replacement materials. The Sellers shall provide invoices to the Buyer with respect to such costs and expenses on a biweekly basis and shall provide the last such invoice one (1) Business Day before the Closing, and the Buyer shall pay such invoices at the Closing by wire transfer of immediately available funds to an account designated by the Seller; provided that, (i)(x) if the Closing does not occur and (y) the Seller is not otherwise entitled to retain the Deposit Amount in accordance with Section 7.2(b), then the Seller shall be entitled to set-off the amount payable by the Buyer to the Seller under this Section 4.13(a) from the Deposit Amount, or (ii)(x) if the Closing does not occur and (y) the Seller is entitled to retain the Deposit Amount in accordance with Section 7.2(b), then the Buyer shall separately shall pay such invoices within seven (7) days of receipt from the Seller by wire transfer of immediately available funds to an account designated by the Seller. It is acknowledged and agreed that if the Sellers’ out-of-pocket costs incurred in accordance with this Section 4.13(a) are not reimbursed in accordance with the preceding sentence, then the Sellers shall retain all rights to pursue remedies available under law or equity in respect of such reimbursement.

(b) Notwithstanding Section 4.13(a), to the extent any Seller Marks are used in the businesses of the Companies as of the Closing Date, the Buyer shall cause the Companies to (i) within 20 Business Days following the Closing, take all action necessary to change the name of the Companies that includes any Seller Marks to a name that does not include any Seller Marks, (ii) within 20 Business Days following the Closing, take all actions and execute all documents as may be necessary to evidence and record any such name changes, (iii) upon expiration of the license granted pursuant to Section 4.13(c), cease and discontinue all uses of any Seller Marks and (iv) upon expiration of the license granted pursuant to Section 4.13(c), eliminate Seller Marks from, revise, paint over or otherwise permanently obscure the Seller Marks on any signage or other materials in the possession or under the control of the Buyer or the Companies. For the avoidance of doubt, as part of the Seller’s authorization of the rebranding of the Business provided hereunder pursuant to Section 4.13(a) and Section 4.14(c), each of the Parties hereby consents, for all purposes of this Agreement, to any amendments to the Constituent Documents of the Companies to the extent needed to reflect any related name changes.

(c) To the extent any Seller Marks are used in the businesses of the Companies as of the Closing Date, the Seller hereby grants to the Buyer, subject to the terms and conditions of this Agreement and effective as of the Closing, a non-exclusive, royalty-free, fully paid-up, non-transferable, irrevocable, sublicensable (solely in support of the Business of the Companies and in a manner substantially consistent with the sublicensing activities of the Companies within the twelve (12) month period prior to the Closing Date) license for the Companies to use such Seller

Marks, for a period of twelve (12) months after the Closing, solely in a substantially similar manner to how such Seller Marks were used in such business as of the Closing. The Buyer shall not, and shall cause the Companies not to use any Seller Marks outside of the scope of the license granted pursuant to this Section 4.13(c). All goodwill arising from any such use of the Seller Marks shall inure to the benefit the Seller, and the quality of goods and services offered by the Business under the Seller Marks shall be at least as high as that of the Companies during the twelve (12) months prior to the Closing. With respect to any email or web address domains that include a Seller Mark and that are in use in the businesses of the Companies as of the Closing Date, including all domain names that are included in the Acquired IP, the Companies may continue to use such email addresses and domains during the twelve (12)-month period after the Closing and in accordance with the terms described in this Section 4.13(c), and may implement automatic forwarding, messaging or other communications during such period alerting the public of the transition to new email addresses and domains. Upon expiration of such twelve (12) month period, the Buyer shall, and shall cause the Companies to, cease all use of the Seller Marks, including as part of any email address or domain, and shall promptly abandon any domain names that include any Seller Marks.

(d) Nothing in this Section 4.13 shall be deemed to limit the Buyer’s or its Affiliates’ (including the Companies’) right to use the Seller Marks (i) as required by Law, (ii) in a non-promotional manner for historical reference purposes or on archival materials or (iii) as otherwise permitted by applicable Law related to Trademarks.

4.14 Other Intellectual Property.

(a) Prior to the Closing, except as set forth in Section 4.14(c), the Seller shall abandon and (subject to this Section 4.14(a)) cease all use of any Trademark that constitutes a combination Trademark consisting of a combination of (i) any Acquired IP and (ii) any Trademark held by the Seller or its Affiliates, including the registered Trademark “SVBLEERINK”, and shall not use such combination Trademarks in any manner after the Closing, other than as required by Law or in a non-promotional manner for historical reference purposes or on archival materials, except, for the avoidance of doubt, any email address or domains that include a Seller Mark and that are in use in the businesses of the Companies as of the Closing Date, including all domain names that are included in the Acquired IP, which the Companies may continue to use i n accordance with Section 4.13(c). In furtherance of the foregoing, prior to the Closing, the Seller shall, or shall cause its Affiliates to, at the Seller’s sole cost and expense (reimbursed in accordance with the second to last sentence of Section 4.13(a)) file such documents and take such other actions as may be necessary to cancel (i) the United States Patent and Trademark Office registration for the “SVBLEERINK” Trademark (Reg. No. 6,383,808), (ii) the Internet domain name svbleerink.com and (iii) any and all other registrations for such combination Trademarks (including domain names), except, for the avoidance of doubt, any email address or domains that include a Seller Mark and that are in use in the businesses of the Companies as of the Closing Date, including all domain names that are included in the Acquired IP, which the Companies may continue to use in accordance with Section 4.13(c). Upon written request by the Buyer after the Closing, the Seller shall provide the Buyer with documentation reflecting that it has taken the foregoing actions. Notwithstanding the foregoing, if, despite the Seller’s commercially reasonable efforts, the Seller has not completed changing any entity names or cancelling any domain names that include such combination Trademarks, the Seller shall have the right to do so within forty five (45) days after Closing, and Buyer hereby, on behalf of itself and the Companies, grants the Seller, solely during the period from the Closing Date until forty five (45) days thereafter, a non-exclusive, royalty-free, fully paid-up, non-transferable, irrevocable, non-sublicensable (except to any of the Seller’s Affiliates that use such entity names or domain names) license for Seller and such Affiliates to use the Acquired IP in the same manner as it was used as of Closing. All goodwill arising from any such use of the Acquired IP after the Closing shall inure to the benefit of the Companies, and the quality of goods and services offered by the Seller and such Affiliates under the Acquired IP shall be at least as high as that of the Companies during the twelve (12) months prior to the Execution Date.

(b) With respect to any combination Trademark of the type described in Section 4.14(a) that is a domain name and identified as Acquired IP, (i) the Seller shall assign such domain names to the Buyer or its designee pursuant to the Intellectual Property Assignment Agreement, (ii) the Companies may use such domain names as described in Section 4.13(c), and (iii) upon expiration of the twelve (12) month period described in Section 4.13(c), the Companies shall cease use of and abandon such domain names as described in Section 4.13(c).

(c) The Seller hereby authorizes the Companies to, immediately following the Execution Date, rebrand the Business under Trademarks included in the Acquired IP in accordance with Section 4.13. In connection with such rebranding, the Seller, on behalf of itself and its Affiliates, hereby grants the Companies, solely during the period from the date hereof until the Closing Date, a non-exclusive, royalty-free, fully paid-up, non-transferable, irrevocable, sublicensable (solely in support of the Business of the Companies and in a manner substantially consistent with the sublicensing activities of the Companies within the twelve (12) month period prior to the Execution Date) license for the Companies to use the Acquired IP in connection with the operation of the Business during the period from the date hereof until the Closing Date. All goodwill arising from any such use of the Acquired IP prior to the Closing shall inure to the benefit the Seller, and the quality of goods and services offered by the Business under the Acquired IP shall be at least as high as that of the Companies during the twelve (12) months prior to the Execution Date.

4.15 Further Assurances. The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.

4.16 Financing. Subject to the other terms and conditions of this Agreement, the Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in the Equity Commitment Letters, including using reasonable best efforts to (x) satisfy on a timely basis all conditions to funding in the Equity Commitment Letters and any definitive agreements to be entered into pursuant thereto and (y) negotiate, execute and deliver definitive agreements with respect to the Financing consistent with the terms and conditions contemplated by the Equity Commitment Letters. In the event any portion of the Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Equity Commitment Letters, and such portion is reasonably required to fund any of the payments described herein and any other fees, expenses and other amounts required to be paid by the Buyer related to the Financing or the other Transactions, (A) the Buyer shall promptly notify the Seller and (B) the Buyer shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms and conditions not materially less favorable, taken as a whole, to the Buyer (the “Alternative Financing”), in an amount sufficient to consummate the Transactions as promptly as practicable following the occurrence of such event. The Buyer shall promptly notify the Seller in writing (A) if to the Knowledge of the Buyer there exists any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Equity Commitment Letters, (B) of the receipt by the Buyer of any written notice or other written communication from Financing Partner or its representatives with respect to any actual breach, default, termination or repudiation by any party to the Equity Commitment Letters or (C) if, for any reason, the Buyer no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Equity Commitment Letters on the terms described therein. The Buyer shall not consent to (a) any amendment or modification to, or any waiver of any provision under, the Equity Commitment Letters or any definitive agreements relating to the Financing if such amendment, modification or waiver (i) decreases the aggregate amount of the Financing, (ii) imposes new or additional conditions or otherwise expands any of the conditions to the receipt of the Financing or (iii) would otherwise reasonably be expected to (A) prevent the Closing, (B) make the funding of the Financing materially less likely to occur or (C) adversely impact the ability of the Buyer to enforce its rights against the other parties to the Equity Commitment Letters or any definitive agreements with respect thereto without prior consent of the Seller. The Buyer shall furnish to the Seller a copy of any amendment, modification, waiver or consent of or relating to the Equity Commitment Letters promptly upon execution thereof. The Buyer shall use its reasonable best efforts to maintain the effectiveness of the Equity Commitment Letters until the Transactions are consummated. For purposes of this Agreement, references to “Financing” shall include the Alternative Financing, and references to the “Equity Commitment Letters” shall include any equity commitment letter for an Alternative Financing.

4.17 Insurance Matters. Prior to Closing, the Companies shall: (i) use reasonable best efforts to secure waiver of the “change of control” provision in the Investment Banking Errors & Omissions Liability insurance policy issued to the Company Broker-Dealer as first named insured by National Fire & Marine Insurance Company, Policy No. 42-EPF-317338, and all insurance policies excess thereto (collectively, the “E&O Policies”) from the insurers of the E&O Policies and (ii) cause the E&O Policies to continue in full force and effect through the Closing, by way of renewal or extension, on terms and conditions, including limits and retentions, at least as favorable to the Companies and all other insureds thereunder as the terms of the E&O Policies as of the date hereof, in the case of (ii), to the extent consistent with the ordinary course past practice of the Business. At the Buyer’s sole cost and expense, the Sellers shall reasonably cooperate with, and use their commercially reasonable efforts to assist, the Buyer in obtaining, in its sole discretion, “tail” insurance with respect to any of the material insurance policies covering the Business that are not held by either of the Companies; provided that the Sellers shall not be required to incur any out-of-pocket expense in connection with this Section 4.17 and the Companies shall not be required to incur any out-of-pocket expense in connection with Buyer’s efforts to obtain “tail” insurance with respect to the material insurance policies covering the Business that are not held by either of the Companies. If the Seller incurs any out-of-pocket expense at the Buyer’s reasonable request pre-Closing in connection with the “tail” policy, then the Seller shall provide the Buyer with an invoice and supporting documentation three (3) Business Days before the Closing, and the Closing Date Payment shall be adjusted to include the amount of such out-of-pocket expenses.

4.18 Leases.

(a) Prior to Closing, the Seller shall use commercially reasonable efforts to cooperate with and assist the Buyer in connection with the Buyer’s negotiation and obtaining of a new and separate lease for the portion of the leased premises used by the Business on the 10th floor portion of leased premises demised under the Charlotte Lease; provided that each of the Seller and the Buyer receives its equitable and proportionate share of the concessions from the landlord as provided under the existing terms of the Charlotte Lease and such new and separate lease is otherwise acceptable to the Buyer in its reasonable discretion (the “Charlotte Lease Modification”); provided, further, that neither the Sellers nor the Companies shall be required to incur any out-of-pocket expense in connection with the Charlotte Lease Modification. Notwithstanding anything in this Section 4.18(a), if the Charlotte Lease is designated as an Acquired Lease on or prior to the Closing pursuant to Section 4.18(c) and any Necessary Consent has been received with respect thereto, the Buyer shall be obligated to assume the Charlotte Lease as set forth in Section 4.18(c).

(b) Immediately prior to the Closing or simultaneously therewith as directed by the Buyer, the Seller or Holdings (as applicable) shall assign the Acquired Leases to either the Company Broker-Dealer or the Buyer pursuant to an Acquired Lease Assignment and Assumption Agreement in respect of the applicable Acquired Lease; provided that prior to any such assignment, subject to Sections 4.4(a) and 4.18(c), all required Necessary Consents have been obtained.

(c) Sections 4.18(c)(i)–(ii) of the Sellers Disclosure Schedule sets forth the Charlotte Lease and the Holdings Leases, each of which is designated as one of the (i) Acquired Leases or (ii) Excluded Leases, respectively, as of the Execution Date, which designations may be modified (A) by the Buyer, in its sole discretion, at any time, and from time to time, at least ten (10) Business Days prior to the Sellers Lease Designation Deadline, to redesignate (1) any Holdings Lease previously designated as an Acquired Lease as an Excluded Lease and (2) any Sellers Lease previously designated as an Excluded Lease as an Acquired Lease by delivering to the Seller amended versions of Sections 4.18(c)(i)–(ii) of the Sellers Disclosure Schedule and (B) as otherwise set forth in Section 4.18(c) of the Sellers Disclosure Schedules. On the terms and subject to the conditions hereof and of Section 4.18(c) of the Sellers Disclosure Schedule, each Sellers Lease designated as an Acquired Lease as of the Closing Date shall be assigned to the Buyer or the Company Broker-Dealer (as applicable) at Closing, and the Buyer or the Company Broker-Dealer (as applicable) shall assume the Seller’s or Holdings’ obligations thereunder (as applicable), pursuant to the Acquired Lease Assignment and Assumption Agreement in respect thereof. Any Sellers Lease designated as, or deemed to be, an Excluded Lease as provided herein and in Section 4.18(c) of the Sellers Disclosure Schedules shall not be assigned to the Buyer or the Company Broker-Dealer (as applicable) and, except for the Excluded Holdings Leases Indemnity, all Liabilities and obligations thereunder shall be Excluded Liabilities. For the avoidance of doubt, the covenants and agreements set forth in this Section 4.18 are further subject to the terms of Section 4.18(c) of the Sellers Disclosure Schedule.

(d) The Buyer shall indemnify Holdings against any claim by the lessor under any Excluded Holdings Lease for damages for breach of such Excluded Holdings Lease, in an amount not to exceed the amount of the claim such lessor would be allowed under section 502(b)(6) of the Bankruptcy Code for rejection of such Excluded Holdings Lease in a Chapter 11 proceeding for Holdings, whether or not Holdings has actually commenced a Chapter 11 proceeding, less the amount of any letter of credit, security deposit or other credit support for Holdings’ obligations under such Excluded Holdings Lease. The Buyer’s indemnification obligation to Holdings pursuant to this Section 4.18(d) is referred to herein as the “Excluded Holdings Lease Indemnity”.

(e) To the extent that (x) any Employees (other than MN Employees) remain in any space that is demised under an Excluded Lease or MN Lease after the Closing Date, the Buyer shall be responsible for a pro rata portion of the rent, fees and expenses associated with the applicable Excluded Lease or MN Lease, based on the number of Employees (other than MN Employees) occupying the applicable leased premises compared to the total number of individuals occupying the applicable leased premises during the same period and (y) the Companies do not remove the furniture, fixtures and equipment exclusively related to the Business from the premises of any Excluded Lease or MN Lease prior to the Closing Date, the Buyer shall be responsible for the Sellers’ reasonable and documented out-of-pocket expenses incurred in connection with removing such furniture, fixtures and equipment from the applicable premises. The Seller shall provide invoices to the Buyer with respect to such amounts referred to in clauses (x) and (y) in the previous sentence on a monthly basis following the Closing Date, and the Buyer shall pay such invoices within ten (10) Business Days of receipt of such invoice by wire transfer of immediately available funds to an account designated by the Seller.

(f) The Sellers acknowledge and agree (i) that members of the Management Team and/or the Buyer desire to make certain modifications to the leases that are or may be designated as Acquired Leases hereunder and (ii) members of the Management Team and/or the Buyer shall have the right to continue prior discussions and negotiations, and enter into new discussions and negotiations, with the landlords under such leases in respect of such desired modifications; provided that (A) in no event shall members of the Management Team and/or the Buyer have the right to enter into any such modification that is effective prior to the Closing, without the consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed, and (B) neither the Sellers nor the Companies shall be required to incur any out-of-pocket expense in connection with any such modification; provided, further, that Parties acknowledge and agree that nothing in this Section 4.18(f) will modify or otherwise amend the obligations of the Parties with respect to any Necessary Consent relating to any Acquired Lease.

4.19 MN Transition Services Agreement. As soon as reasonably practicable after the Execution Date, to the extent that the Sellers determine that certain transition services are necessary for the MN Business, the Parties shall negotiate in good faith a transition services agreement (the “Transition Services Agreement”), pursuant to which the Company Broker-Dealer shall provide certain transition services to MoffettNathanson and the MN Employees for a period not to exceed two (2) months after the Closing; provided that such period will be automatically extended for a period of thirty (30) days in the event that one or more of MoffettNathanson’s investment adviser registrations remain in process at such time, unless the Parties mutually agree to a further extension; provided, further, that in no event shall such transition services be provided after December 31, 2023. The Transition Services Agreement will provide for customary compensation to the Company Broker-Dealer, indemnification by the Sellers, and other provisions, in each case consistent with prevailing market terms for agreements of this type. Notwithstanding the foregoing, the Company Broker-Dealer shall have no obligation to enter into the Transition Services Agreement or, to the extent Company Broker-Dealer has entered into the Transition Services Agreement, to provide transition or any other services to MoffettNathanson and the MN Employees pursuant to the Transition Services Agreement unless Seller delivers a duly executed MN Employee Release Agreement from each MN Employee denoted with an asterisk beside his or her name on Schedule I that remains an employee of the Seller Group (or the Companies) on or within two (2) Business Days prior to the Closing Date and each such MN Employee Release Agreement shall not have been revoked by such MN Employee during the revocation period imposed by applicable Law. Without limiting the foregoing, the Sellers shall (x) on or within five (5) Business Days following the Execution Date, provide an MN Employee Release Agreement to each MN Employee denoted with an asterisk beside his or her name on Schedule I that remains an employee of the Seller Group (or the Companies) and (y) use commercially reasonable efforts to cause each MN Employee denoted with an asterisk beside his or her name on Schedule I that remains an employee of the Seller Group (or the Companies) to timely execute and deliver an MN Employee Release Agreement in accordance with this Section 4.19; provided, however, that the Parties acknowledge and agree that the Sellers’ failure to deliver to the Buyer the MN Employee Release Agreements at or prior to the Closing shall not be taken into consideration with respect to determining whether any condition to the Closing contained in Article VI has been satisfied and the Buyer’s sole recourse with respect to such failure is the Buyer’s ability to refuse to enter into the Transition Services Agreement as set forth in this Section 4.19.

ARTICLE V

BANKRUPTCY MATTERS

5.1 Bankruptcy Court Filings.

(a) [Reserved].

(b) Each of the Sellers and the Buyer shall (i) appear in the Bankruptcy Court if reasonably requested by the other Party or required by the Bankruptcy Court in connection with the Transactions and (ii) keep the other reasonably apprised of the status of material matters related to the Transactions, including, upon reasonable request promptly furnishing the other with copies of notices or other communications received from the Bankruptcy Court or any other party with respect to the Transactions.

(c) The Parties shall reasonably consult with each other regarding pleadings that any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect, the Transactions, including the Bankruptcy Court’s approval of the Sale Order and, if applicable, the Assigned Debtor Contract Assumption and Assignment Orders, as soon as practicable and no later than two (2) Business Days prior to filing such pleadings if practicable under the circumstances, and consider in good faith the other Party’s comments to any such pleading. The Seller shall promptly (i) provide the Buyer, the Buyer’s outside legal counsel and legal counsel to the Financing Partner with copies of all notices, filings and orders in the

Bankruptcy Proceeding that the Seller has in its possession (or has served upon it or otherwise receives) pertaining to the Sale Order and, if applicable, the Assigned Debtor Contract Assumption and Assignment Orders, or related to any of the Transactions, but only to the extent such papers are not publicly available on the docket of the Bankruptcy Court or otherwise served on the Buyer and its outside legal counsel or legal counsel to the Financing Partner, as the case may be, and (ii) notify the Buyer, the Buyer’s outside legal counsel and legal counsel to the Financing Partner of any threat or notice of intention of any Person to object to the sale motion, the proposed Sale Order, any Assigned Debtor Contract Assumption and Assignment Motion or any other relief relating to the Transactions. The Seller shall not seek any modification to the Sale Order by the Bankruptcy Court or any other Governmental Entity of competent jurisdiction to which a decision relating to the Bankruptcy Proceeding has been appealed, in each case, without the prior written consent of the Buyer (in its sole and absolute discretion).

(d) If the Sale Order, any Assigned Debtor Contract Assumption and Assignment Order or any other Orders of the Bankruptcy Court relating to this Agreement or the Transactions, are appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Sale Order or other such Order), subject to rights otherwise arising from this Agreement, the Seller shall use commercially reasonable efforts to prosecute such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion.

5.2 Sale Order.

(a) The Seller shall take all actions as may be reasonably necessary to cause the Sale Order to be entered on or before the date that is one (1) Business Day after the Sale Hearing concludes and become a Final Order, including furnishing affidavits, declarations or other documents or information for filing with the Bankruptcy Court. The Buyer agrees that it will promptly take such actions as are reasonably requested by the Seller to assist in obtaining entry of the Sale Order and, if applicable, any Assigned Debtor Contract Assumption and Assignment Order, including furnishing affidavits or other documents or information to the extent required for filing with the Bankruptcy Court for the purposes, among others, of demonstrating that the Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code and, with respect to any Assigned Debtor Contract Assumption and Assignment Order, adequate assurance of future performance to the extent required under section 365(b)(1)(C) of the Bankruptcy Code.

(b) The Sale Order shall, among other things, (i) approve, pursuant to sections 105 and 363 of the Bankruptcy Code, to the extent applicable and permitted under the Bankruptcy Code and other applicable Law, (A) the execution, delivery and performance by the Seller of this Agreement and (B) the sale of the Interests and Transferred Assets to the Buyer on the terms set forth herein and free and clear of all Encumbrances (other than Permitted Post-Closing Encumbrances and Transferred Liabilities) and (ii) find that the Buyer is a “good faith” buyer within the meaning of section 363(m) of the Bankruptcy Code and grant the Buyer the protections of section 363(m) of the Bankruptcy Code.

ARTICLE VI

CONDITIONS

6.1 Conditions to Each Party’s Obligation to Consummate the Transactions. The obligation of each Party to consummate the Transactions is subject to the satisfaction or waiver in writing by the Buyer and the Seller, at or prior to the Closing, of each of the following conditions:

(a) Regulatory Approvals and Deliverables.

(i) The Company Broker-Dealer or its Affiliates shall have received from FINRA the approval of the Subordinated Debt Payoff Application.

(ii) The Company Broker-Dealer or its Affiliates shall have received from FINRA the approval of the Continuing Membership Application or the FINRA Non-Objection shall have occurred.

(b) Orders. No court, arbitrator, mediator or other Governmental Entity of competent jurisdiction shall have enacted, enforced, entered, issued or promulgated any Order or Law (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Transactions, including the Financing, illegal or otherwise prohibiting consummation of the Transactions.

(c) Sale Order. The Bankruptcy Court shall have entered the Sale Order, and the Sale Order shall have become a Final Order and shall be in full force and effect and not have been reversed, vacated or subject to a stay.

6.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the Transactions is also subject to the satisfaction or waiver in writing by the Buyer at or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The Seller Fundamental Representations shall be true and correct in all but de minimis respects as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii) Other than the Seller Fundamental Representations, all other representations and warranties of the Seller set forth in Article II shall be true and correct (without giving effect to any materiality qualifiers, including “Material Adverse Effect” contained therein) as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of the Seller. The Sellers shall have performed and complied in all material respects with all other covenants required to be performed by it under this Agreement on or prior to the Closing Date, provided that Seller will be deemed not to be in breach of any covenant (and shall be deemed to have performed and complied in all material respects with any such covenant) if any member of the Management Team, the Buyer or the Financing Partner takes any action or fails to take any action that results in the breach of such covenant, unless such action was at the direction of either the Seller or Holdings.

(c) Closing Certificate. The Buyer shall have received at the Closing a certificate signed on behalf of the Seller by a duly authorized officer (solely in his, her or their capacity as such and not in his, her or their personal capacity, and without personal liability), certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) No Material Adverse Effect. No fact, event, condition or circumstance has occurred or arisen that, individually or in combination with any other facts, events, conditions or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

6.3 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the Transactions is also subject to the satisfaction or waiver in writing by the Seller at or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Buyer set forth in Section 3.1 (Organization, Good Standing and Qualification), Section 3.2 (Capitalization) and Section 3.4 (Authority; Approval) shall be true and correct in all but de minimis respects as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii) The other representations and warranties of the Buyer contained in Article III shall be true and correct (without giving effect to any materiality qualifiers contained therein) as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Buyer to consummate the Transactions.

(b) Performance of Obligations of the Buyer. The Buyer shall have performed and complied with each of the covenants required to be performed by it under this Agreement on or prior to the Closing Date in all material respects.

(c) Closing Certificate. The Seller shall have received at the Closing a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer (solely in his, her or their capacity as such and not in his, her or their personal capacity, and without personal liability), certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

6.4 Frustration of Closing Conditions.

(a) A Party may not rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement; provided, however, that any action taken or failure to act by members of the Management Team shall not be deemed to be a failure of the Sellers to perform any of their obligations under this Agreement unless such action or failure to act was at the express direction of either of the Sellers or with the express consent of either of the Sellers.

(b) The Buyer acknowledges and agrees (i) that it cannot assert that any representation or warranty of the Seller in this Agreement (including any failure by the Seller to disclose any matter required to be disclosed on any section of the Sellers Disclosure Schedule) is untrue or incorrect, and, for purposes of both Section 6.2(a) and Section 7.1(d)(viii), the Seller will be deemed not to be in breach of any representations and warranties if any of the members of the Management Team or Financing Partner had knowledge as of the Execution Date of any such undisclosed matters or that any such representation or warranty was untrue or incorrect or with respect to any disclosure in the Sellers Disclosure Schedules that was provided by or reviewed by members of the Management Team, and (ii) that it cannot assert that any covenant of the Seller in this Agreement has been breached, and for purposes of Section 6.2(b) and Section 7.1(d)(viii), the Seller will be deemed not to be in breach of any covenant if any of the members of the Management Team takes any action or fails to take any action that causes the breach of such covenant, unless such action was taken at the express direction of either of the Sellers or with the express consent of either of the Sellers.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of the Buyer and the Sellers;

(b) automatically, if the Seller or Holdings (i) enters into a definitive agreement, or files a Chapter 11 plan and/or disclosure statement for, or consummates, a Competing Transaction or (ii) commences an Auction;

(c) by either the Buyer or the Sellers, by giving written notice of such termination to the other Party, if:

(i) immediately upon any of the conditions to each Party’s obligations to close set forth in Section 6.1 becoming reasonably impossible to satisfy on or before the Termination Date; provided that the Parties have not cured such reasonable impossibility within ten (10) days after the giving of written notice by one Party to the other Party of such reasonable impossibility;

(ii) the Closing has not occurred by 5:00 p.m., Eastern time, on September 28, 2023 (the “Termination Date”), which date may be extended by mutual agreement of the Parties; provided that, subject to Section 6.4(b), if the Closing has not occurred on or before the Termination Date due to a material breach of any covenants or agreements contained in this Agreement by the Buyer or the Sellers, as applicable, so as to cause any of the conditions of the other Party, as applicable, set forth in Section 6.1 (Conditions to Each Party’s Obligations to Consummate the Transactions), Section 6.2 (Conditions to Obligations of the Buyer) or Section 6.3 (Conditions to Obligations of the Seller) not to be satisfied, as applicable, then such breaching Party may not terminate this Agreement pursuant to this Section 7.1(c)(i); provided, further, that if the Closing has not occurred by the Termination Date and the only condition left unsatisfied (other than those conditions that by their nature are to be satisfied at the Closing) is that set forth in Section 6.1(a)(ii) (FINRA Approvals), then the Termination Date shall be automatically extended to October 31, 2023, with all other conditions to Closing continuing to apply without modification;

(iii) there is in effect a final non-appealable Order of a Governmental Entity of competent jurisdiction, enjoining or otherwise prohibiting the consummation of the Transactions, including the completion of the Financing (it being agreed that the Parties will promptly appeal any adverse determination which is not non-appealable and pursue such appeal in accordance with their respective obligations under this Agreement unless and until this Agreement is terminated pursuant to this Section 7.1);

(iv) if (A) the Sale Hearing has not (1) commenced on June 29, 2023, or (2) concluded on or before June 30, 2023, (B) the Sale Order is not entered on or before July 6, 2023, or (C) following entry by the Bankruptcy Court of the Sale Order, the Sale Order is (1) stayed, reversed or vacated, or (2) amended, supplemented or otherwise modified, or any provision thereof is waived in a manner not reasonably acceptable to each of the Parties; or

(v) if, at any time following the satisfaction or, to the extent permitted by applicable Law, waiver of the last condition in Article VI to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) such Party has provided written notice to the other Parties that such Party is prepared to consummate the Transactions, and the Closing Date does not occur on or before fifth (5th) Business Day following the delivery of such notice; provided, that there is no Order of the Bankruptcy Court that would require the Parties to consummate the Transactions on a later date (other than any such Order that the Party seeking to terminate this Agreement pursuant to this Section 7.1(c)(v) either sought or failed to use commercially reasonable efforts to oppose).

(d) by the Buyer, upon written notice to the Sellers:

(i) immediately upon any of the conditions to the Buyer’s obligations to close set forth in Section 6.2 becoming reasonably impossible to satisfy on or before the Termination Date; provided that either (x) the Seller has not cured such reasonable impossibility within ten (10) days after the giving of written notice by the Buyer to the Seller of such reasonable impossibility or (y) if such reasonable impossibility is the result of (A) a breach of the Sellers’ representations and warranties (other than Seller Fundamental Representations) that were provided by or reviewed by members of the Management Team or (B) a breach of a covenant set forth in Section 4.1 resulting from the action or failure to act by any member of the Management Team, unless such action was taken at the express direction of either of the Sellers, the Seller has not cured such reasonable impossibility within thirty (30) days after giving written notice by the Buyer to the Seller of such reasonable impossibility;

(ii) if any creditor obtains an unstayed order of the Bankruptcy Court granting relief from the automatic stay with respect to any material Transferred Assets;

(iii) if the Bankruptcy Proceeding is dismissed or converted to a case under chapter 7 of the Bankruptcy Code;

(iv) if the Seller withdraws the sale motion;

(v) if the Bid Procedures Order (including the Bid Procedures) is (A) appealed, stayed, reversed or vacated or (B) amended, supplemented or otherwise modified, or any provision thereof is waived, in each case, in any manner materially adverse to the Buyer without its prior written consent;

(vi) if the Bankruptcy Court enters any Order inconsistent with the Bid Procedures Order, the Sale Order or the Transactions contemplated hereby, which would reasonably be expected to be materially adverse to the Buyer;

(vii) if the Seller violates the Bid Procedures Order; or

(viii) subject to Section 6.4(b), in the event of a material breach by the Seller of any representation or warranty or any covenant or agreement of the Sellers contained in this Agreement that (A) would result in any of the conditions set forth i n Section 6.1 (Conditions to Each Party’s Obligation to Consummate the Transactions), or Section 6.2 (Conditions to Obligations of the Buyer) not being satisfied if such breach remained uncured as of the Closing and (B) such breach is (1) incapable of being cured prior to the earlier of (x) the twelfth (12th) day following the Buyer’s delivery of written notice of such breach to the Sellers and (y) the Termination Date or, (2) if capable of being cured, such breach has not been cured within twelve (12) days after the giving of written notice by the Buyer to the Seller of such breach; provided that the Buyer is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; provided that for purposes of this section, the Seller will be deemed not to be in breach of any covenant if any of the members of the Management Team takes any action or fails to take any action that causes the breach of such covenant or failure to cure, unless notice of such breach to the Sellers and (y) the Termination Date or, (2) if capable of being cured, such breach has not been cured within twelve (12) days after the giving of written notice by the Buyer to the Seller of such breach; provided that the Buyer is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; provided that for purposes of this section, the Seller will be deemed not to be in breach of any covenant if any of the members of the Management Team takes any action or fails to take any action that causes the breach of such covenant or failure to cure, unless such action was taken at the express direction of either of the Sellers or with the express consent of either of the Sellers.

(e) by the Seller, upon written notice to the Buyer:

(i) immediately upon any of the conditions to the Seller’s obligation to close set forth in Section 6.3 becoming reasonably impossible to satisfy on or before the Termination Date; provided that the Buyer has not cured such reasonable impossibility within ten (10) days after the giving of written notice by the Seller to the Buyer of such reasonable impossibility;

(ii) in the event of a material breach by the Buyer of any representation or warranty or any covenant or agreement contained in this Agreement that (A) would result in any of the conditions set forth in Section 6.1 (Conditions to Each Party’s Obligation to Consummate the Transactions) or Section 6.3 (Conditions to Obligations of the Seller) not being satisfied if such breach remained uncured as of the Closing and (B) such breach is incapable of being cured prior to the Termination Date or, if capable of being cured, such breach has not been cured within twelve (12) days after the giving of written notice by the Seller to the Buyer of such breach; provided that the Seller is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(iii) (A) if all of the conditions set forth in Section 6.1 (Conditions to Each Party’s Obligation to Consummate the Transactions) and Section 6.2 (Conditions to Obligations of the Buyer) have been satisfied or waived (other than those that, by their nature, are to be satisfied at the Closing, all of which are capable of being satisfied at the Closing), (B) the Seller has irrevocably confirmed by written notice to the Buyer that (1) all conditions set forth in Section 6.3 (Conditions to Obligations of the Seller) have been satisfied (other than those that, by their nature, are to be satisfied at Closing) or that it would be willing to waive any unsatisfied conditions in Section 6.3 (Conditions to Obligations of the Seller) if the Closing were to occur, and (2) it is ready, willing and able to consummate the Closing and (C) the Buyer fails to consummate the Closing within two Business Days following the date the Closing should have occurred pursuant to Section 1.9; provided, however, that any purported termination by the Buyer pursuant to Section 7.1(c)(ii) (Termination Date) shall be deemed to be a termination by the Seller pursuant to this Section 7.1(e)(iii) if the Seller is entitled to terminate this Agreement pursuant to this Section 7.1(e)(iii) at the time of such termination;

(iv) if the restructuring committee of the Seller’s board of directors of the Seller determines in good faith and on the advice of counsel that proceeding with the Transactions or failing to terminate this Agreement would be a breach of such committee ’s fiduciary duties; or

(v) if the conditions to funding the proceeds of the Equity Commitment Letters have been satisfied pursuant to the terms thereof, but the Buyer has not received the proceeds of the Equity Commitment Letters, on or prior to the date when the Closing would have otherwise occurred pursuant to Article VI.

7.2 Effect of Termination; Cash Purchase Price Deposit.

(a) In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall become void and of no effect; provided, however, that the provisions set forth in this Section 7.2, Section 4.8 and Article VIII shall survive the termination of this Agreement; provided, further, that nothing in this Section 7.2 shall be deemed to release any Party from liability for any material breach of this Agreement prior to termination (which, for the avoidance of doubt, will be deemed to include any failure by either Party to consummate the Closing if and when it is obligated to do so hereunder).

(b) If this Agreement is terminated by the Seller pursuant to (i) Section 7.1(e)(ii) (Breach of Representations and Warranties or Covenants) or (ii) Section 7.1(c)(ii) (Termination Date), and, at the time of such termination, all of the conditions set forth in Article VI (Conditions), other than those in Section 6.1(a) (Regulatory Approvals and Deliverables) have been satisfied or waived (other than those that, by their nature, are to be satisfied at the Closing, but which conditions remain capable of being satisfied) and the failure of the condition in Section 6.1(a) was solely the result of the failure of the Buyer to provide additional capital to the Company Broker-Dealer pursuant to a request by FINRA (provided, that such FINRA request is reasonable and consistent with prior FINRA practices for broker-dealers comparable to the Company Broker-Dealer), then the Seller shall retain the Deposit Amount.

(c) Subject to Section 4.13(a), if this Agreement is terminated for any reason prior to the Closing other than as contemplated by Section 7.2(b), then the Deposit Amount shall be returned to the Buyer within five (5) Business Days of termination and the Buyer shall have no further recourse against the Sellers; provided that, for the avoidance of doubt, this Section 7.2(c) shall not limit the rights of the Buyer to pursue a grant of specific performance or other equitable relief pursuant to Section 8.10 prior to the termination of this Agreement.

(d) The Deposit Amount shall not constitute property of the Seller or its estate unless and until such Deposit Amount is released to the Seller by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

ARTICLE VIII

MISCELLANEOUS AND GENERAL

8.1 Survival. The Parties agree that the representations, warranties, covenants or agreements contained in this Agreement will not survive the Closing (other than with respect to Section 1.12 (Withholding), Section 2.20 (No Other Representations or Warranties), Section 3.11 (No Other Representations and Warranties), Section 4.8 (Confidentiality) and this Article VIII), and none of the Parties will have any liability to each other after the Closing for any claim for breach of such representations, warranties, covenants or agreements, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) in respect thereof, in each case, which may be made, or Action instituted, after the Closing. Notwithstanding the foregoing, the covenants and agreements that by their terms are to be satisfied after the Closing Date shall survive until satisfied in accordance with their terms. At and at all times after the Closing, in no event shall the Buyer, on the one hand, or the Sellers, on the other hand, have any recourse against (a) the Seller or any of the Seller Parties, or (b) the Buyer or any of the Buyer Parties, respectively, in each such case, with respect to any representation, warranty, covenant or agreement made by the Sellers or the Buyer, as applicable, in this Agreement or in any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, except with respect to claims for breaches of covenants and agreements that by their terms are to be satisfied after the Closing Date.

8.2 Indemnification by the Sellers.

(a) After the Closing and subject to the provisions of this Article VIII, the Sellers shall indemnify, defend and hold harmless, without duplication, the Buyer and its Affiliates, and their respective directors, officers, employees (other than employees of the Companies), agents and their heirs, successors and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties”) from and against all Losses that such Buyer’s Indemnified Parties may at any time suffer or incur, or become subject to, to the extent:

(i) resulting from or in connection with any breach or failure by the Sellers or their Affiliates (other than the Companies) to perform any of their respective covenants or obligations contained in this Agreement; provided that such breach or failure was not the result of the action or failure to act of the Buyer Indemnified Party;

(ii) arising out of the conduct of any businesses of the Sellers, other than the Business;

(iii) arising out of the Excluded Assets or Excluded Liabilities, including MN Assets and Liabilities; or

(iv) as set forth in Section 1.12.

(b) Notwithstanding anything to the contrary contained herein, the Sellers shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses pursuant to Section 8.2(a)(i) with respect to any breach of covenant resulting directly from the action or failure to act of any of any member of the Management Team or the Buyer, unless such action was taken at the express direction of either of the Sellers or with the express consent of either of the Sellers.

8.3 Indemnification by the Buyer.

(a) After the Closing and subject to the provisions of this Article VIII, the Buyer shall indemnify, defend and hold harmless, without duplication, the Seller and its Affiliates, and their respective directors, officers, employees, agents and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties,” and together with the Buyer Indemnified Parties, the “Indemnified Parties,” and each an “Indemnified Party”) from and against all Losses that such Seller Indemnified Party may at any time suffer or incur, or become subject to, to the extent:

(i) resulting from or in connection with any breach or failure by the Buyer or its Affiliates to perform any of its respective covenants or obligations contained in this Agreement; provided that such breach or failure was not the direct result of the action or failure to act of the Seller Indemnified Parties (provided, that, for the avoidance of doubt, the Companies and the members of the Management Team shall not be deemed to be Seller Indemnified Parties);

(ii) subject to the terms of the Transition Services Agreement (if any), arising out of (A) the conduct of the businesses of the Companies (to the extent attributable to the operation, activities, ownership or other exploitation, as applicable, of the Companies) or (B) the Transferred Assets following the Closing;

(iii) arising out of the Transferred Liabilities; or

(iv) as set forth in Section 1.12.

8.4 Claims Procedure.

(a) Notification by the Indemnified Party. If any Indemnified Party becomes aware of any fact, matter or circumstance that may give rise to a claim for indemnification under this Article VIII, the Indemnified Party’s Representative shall promptly (and in no event later than twenty (20) Business Days after the applicable Indemnified Party becoming so aware) notify the Indemnifying Party’s Representative in writing of any claim in respect of which indemnity may be sought under this Article VIII (including any pending or threatened claim or demand by a third party, that the applicable Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, whether by litigation, by arbitration, as a result of an investigation, or otherwise) (each, a “Third-Party Claim”)), setting out the provisions under this Agreement on which such claim is based, and such other information as is reasonably necessary to enable the Indemnifying Party’s Representative to assess the merits of the potential claim, to act to preserve evidence and to make such provision as it may consider necessary (including details of the legal and factual basis of the claim and the evidence on which the party relies (including where the claim is the result of a Third-Party Claim, evidence of the Third-Party Claim) and setting out its estimate of the amount of Losses to the extent ascertainable which are, or are to be, the subject of the claim) and the Indemnified Party’s Representative shall, and shall cause the applicable Indemnified Party to, keep the Indemnifying Party’s Representative reasonably and promptly informed of any developments (including additional information which may become available to it) in respect of such facts, matters or circumstances. The parties agree that (i) in this Article VIII they intend to shorten, in the case of the limited survival periods specified in Section 8.1, the applicable statute of limitations period with respect to certain claims; (ii) notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of the applicable survival period specified in Section 8.1 for such representation, warranty, covenant or agreement; and (iii) any failure to timely deliver the notice of any claims for indemnification in accordance with this Section 8.4 shall not relieve the Indemnifying Party of its obligation under this Article VIII, except to the extent that the Indemnifying Party is prejudiced thereby. If, prior to the expiration of the applicable survival date, a Party hereto shall have notified the other Parties hereto in accordance with the requirements of this Section 8.4 of a claim for indemnification under this Article VIII, such claim shall continue to be subject to indemnification in accordance with this Article VIII notwithstanding the passing of such applicable date.

(b) Cooperation by the Indemnified Party. The Indemnified Party’s Representative shall reasonably cooperate with and assist the Indemnifying Party’s Representative in determining the validity of any claim for indemnity by the Indemnified Party (acting through its Indemnified Party’s Representative) and in defending against a Third-Party Claim and the Indemnifying Party shall pay the reasonable, documented out-of-pocket expenses incurred by the Indemnified Party pursuant to this Section 8.4(b). In connection with any fact, matter, event or circumstance that may give rise to a claim against any Indemnifying Party under this Agreement, the Indemnified Party’s Representative shall ensure that each Indemnified Party and their respective Affiliates: (i) shall preserve all material evidence relevant to the claim, (ii) shall allow the Indemnifying Party’s Representative and its advisers to investigate the fact, matter, event or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim, and (iii) shall disclose to the Indemnifying Party’s Representative and its Representatives all material of which it is aware which relates to the claim and provide, and cause any of its Affiliates to provide, all such information and assistance, including reasonable access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Indemnifying Party’s Representative or its Representatives may reasonably request, subject to the Indemnifying Party’s Representative and its advisers agreeing in such form as the Indemnified Party’s Representative may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question.

(c) Assumption of Defense of a Third-Party Claim. Upon receipt of a notice of a claim for indemnity from an Indemnified Party (acting through its Indemnified Party’s Representative) pursuant to Section 8.4(a) in respect of a Third-Party Claim, the Indemnifying Party may, by notice to the Indemnified Party’s Representative delivered within thirty (30) Business Days of the receipt of notice of such Third-Party Claim, assume the defense and control of any Third-Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense, other than fees and expenses of such counsel that are incurred (i) prior to the date the Indemnifying Party assumes control of such defense, (ii) as a result of the Indemnified Party reasonably concluding (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party and it is necessary for such party to employ separate counsel in order to effectively assert such defense or defenses, or (iii) as a result of the Indemnifying Party having different, conflicting or adverse legal positions or interests from the Indemnified Party with respect to such Third-Party Claim; provided that if the Indemnified Party is the Seller or Holdings, then it shall have the right to defend against, negotiate, settle or deal with a Third-Party Claim to the extent such Third-Party Claim is brought against the Seller or Holdings by (A) a Governmental Entity, (B) involves criminal conduct, or (C) seeks equitable relief; provided, further, that if the Indemnified Party is the Buyer, then it shall have the right to defend against, negotiate, settle or deal with a Third-Party Claim to the extent such Third-Party Claim is brought against the Buyer or its Affiliates by (W) a Governmental Entity, (X) a client of the Companies, (Y) involves criminal conduct or (Z) seeks equitable relief. If the Indemnifying Party does not notify the Indemnified Party within the thirty (30) Business Day period after the receipt of the Indemnified Party’s notice for a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (acting through its Indemnified Party’s Representative) (which consent shall not be unreasonably withheld, conditioned or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third-Party Claim, unless such settlement, compromise, discharge or entry of any judgment (i) does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and involves only the payment of damages, and (ii) the Indemnifying Party shall obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, an unconditional release of each Indemnified Party from any and all Liabilities in respect of such Third-Party Claim. To the extent that the Indemnified Party (or the Indemnified Party’s Representative, acting on its behalf) does not consent to the settlement, compromise or discharge of, or the entry of any judgment arising from, any Third-Party Claim that is proposed by the Indemnifying Party (or the Indemnifying Party’s Representative, acting on its behalf) pursuant to the immediately preceding sentence, and such settlement, compromise, discharge or judgment exclusively involves the payment of money and includes the complete release of all Indemnified Parties, (i) the Indemnifying Party’s liability for any Loss resulting from such Third-Party Claim shall, subject to the rest of this Article VIII, be limited to the amount of the Loss that would have been incurred by such Indemnified Party had such Third-Party Claim been settled, compromised, discharged or entered into judgment on the terms proposed by the Indemnifying Party and (ii) the Indemnified Party shall be liable for, and shall reimburse the Indemnifying Party for, any and all reasonable attorney’s fees, court costs and other amounts incurred by the Indemnifying Party in connection with such Third-Party Claim after the date on which the proposal for settlement, compromise, discharge or entry into judgment of such Third-Party Claim is made to the Indemnified Party (or the Indemnified Party’s Representative) by the Indemnifying Party (or the Indemnifying Party’s Representative, acting on its behalf).

(d) The Indemnified Party’s Representative shall cause the Indemnified Party not to settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability (or to actions or omissions which could reasonably be expected to result in such liability) with respect to such claim or demand without the prior written consent of the Indemnifying Party. Notwithstanding anything to the contrary contained in this Article VIII, no Indemnifying Party shall have any liability under this Article VIII for any Losses arising out of or in connection with any Third-Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party.

(e) Notwithstanding anything to the contrary in this Agreement, any claims made by an Indemnified Party under or in connection with this Agreement must be made through such Indemnified Party’s Representative, and no such claim, for the avoidance of doubt, may be made directly by any Indemnified Party against any party hereto (except to the extent an Indemnified Party’s Representative is acting on behalf of itself as an Indemnified Party).

(f) Any Seller Indemnifiable Claims asserted by a Buyer Indemnified Party against the Seller in accordance with the terms of this Article VIII shall constitute an allowed claim with administrative priority against the Seller in the Bankruptcy Proceeding if such Seller Indemnified Claim is made pursuant to: (i) Section 8.2(a)(i) and results from or in connection with a breach or failure of the Seller, (ii) Section 8.2(a)(ii) and arises out of the conduct of any businesses of the Seller or (iii) Section 8.2(a)(iii) and arises out of the Excluded Assets or Excluded Liabilities of the Seller, and, in each case, not any other member of the Seller Group.

8.5 Entire Agreements; Amendment; Waiver. This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Sellers and the Buyer, or in the case of a waiver, by the Party granting the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

8.6 Mutual Release.

(a) Effective as of Closing, the Buyer on behalf of itself and each of its Affiliates, the Buyer’s and its respective Affiliates’ respective officers, directors, employees, agents and representatives and each such Person’s respective successors and assigns (the “Buyer Releasors”), and each of the Sellers on behalf of itself and its Affiliates, the Sellers’ and its respective Affiliates’ respective officers, directors, employees, agents and representatives, and each such Person’s respective successors and assigns (the “Sellers Releasors” and collectively with the Buyer Releasors, the “Releasors”), do, to the fullest extent permitted by Law, hereby generally, irrevocably, forever, fully and unconditionally release, waive and discharge, with respect to the Buyer Releasors, each of the Sellers and their respective Affiliates, the Sellers’ and their respective Affiliates’ respective officers, directors, employees, agents and representatives, and each such Person’s respective successors and assigns (the “Seller Releasees”), and with respect to the Sellers Releasors, each of the Buyer, the Companies and their respective Affiliates, the Buyer’s, the Companies’ and their respective Affiliates’ respective officers, directors, employees, agents and representatives, and each such Person’s respective successors and assigns (the “Buyer Releasees” and collectively with the Seller Releasees, the “Releasees”), from and with respect to any and all Liabilities, Actions, and Losses (including attorney’s, financial advisor’s or other fees), interests, judgments, decrees, matters and issues (“Claims”), of any kind, nature or description, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, perfected or unperfected, subordinated or unsubordinated, joint or several, vested or unvested, executory, determined determinable or otherwise, whether or not the same is required to be accrued on the financial statements of any Person and howsoever arising, whether based on any Law or right of action, and whether arising under any contract, agreement, arrangement, commitment or undertaking or in tort, which Releasors, or any of them, ever had or now have or can have or shall or may hereafter have against the Releasees (the “Released Matters”). The releases contemplated by this Section 8.6(a) are intended to be as broad as permitted by Law and are intended to, and do, extinguish all Claims of any kind whatsoever, whether at Law or in equity or otherwise, that are based on or relate to facts, conditions, actions or omissions (known or unknown) with respect to the Released Matters that have existed or occurred at any time prior to and including the effectiveness of the Transactions contemplated hereby. Each of the Releasors hereby expressly waives to the fullest extent permitted by Law the provisions, rights and benefits of California Civil Code Section 1542 (or any similar Law), which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

For the avoidance of doubt, for purposes of this Section 8.6, Affiliates of the Financing Partner shall not include the Financing Partner’s portfolio companies, joint ventures, investment or investment holding structures, third-party managed investment vehicles, and similar entities (other than the Buyer and Saffron HoldCo).

(b) Notwithstanding anything to the contrary in the foregoing, nothing in Section 8.6(a) shall apply to:

(i) any Claims that any Sellers Releasors may have against any current or former director or officer of the Seller or of any current or former Affiliate of the Seller (other than the Companies), any current or former Affiliate of the Seller (other than the Companies), Silicon Valley Bank, Silicon Valley Bridge Bank, N.A. or First-Citizens Bank & Trust Company;

(ii) any Seller Indemnifiable Claim or Buyer Indemnifiable Claim, as applicable; or

(iii) any member of the Management Team, none of whom will be deemed Releasors or Releasees, it being understood and agreed, however, that the Seller and each member of the Management Team will, at Closing, execute and deliver a Mutual Release Agreement as set forth in Section 1.11(a)(vii) and Section 1.11(b)(vii).

8.7 Expenses. Except as otherwise provided in this Agreement and whether or not the Transactions are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

8.8 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic means such as “.pdf” or “.jpg” files), each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

8.9 Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, and the obligations, rights and remedies of the Parties shall be determined in accordance with such Laws.

8.10 Specific Performance.

(a) The Parties agree that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any Party will be entitled to injunctive relief to prevent any such breach, and to specifically enforce the terms and provisions of this Agreement without the necessity of posting bond or other security against it or proving damages, including, without limitation, specific performance of such covenants, promises or agreements (including to cause the Buyer to consummate the Transactions and to make the payments contemplated by this Agreement or to cause the Sellers to consummate the Transactions and sell, assign, convey, transfer and deliver to the Buyer the Interests and the Transferred Assets) or an Order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 8.10 will be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

(b) The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Buyer or the Sellers, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the Buyer or the Sellers, as applicable, under this Agreement all in accordance with the terms of this Section 8.10.

(c) The Seller shall only be entitled to obtain an injunction or injunctions, or any other appropriate form of equitable relief, to enforce the Buyer’s obligation to cause the Financing to be funded to consummate the Closing pursuant to this Agreement if: (i) all of the conditions set forth in Section 6.1 and Section 6.3 of this Agreement have been satisfied (other than (x) those conditions the failure of which to be satisfied is caused by or results from a breach of this Agreement by the Buyer and (y) those conditions that, by their nature, are to be satisfied at the Closing, but which conditions remain capable of being satisfied) and (ii) the Buyer fails to consummate the Closing on the date on which the Closing was required to occur pursuant to Section 1.9 of this Agreement. Notwithstanding the foregoing or anything herein to the contrary, it is acknowledged and agreed that the Seller is a third-party beneficiary of the Equity Commitment Letters and, subject to the Saffron HoldCo’s rights thereunder, shall, subject to the terms and conditions of the Equity Commitment Letters, be entitled to specific performance thereunder to cause the amounts committed to be funded under the Equity Commitment Letters in accordance with the terms thereof.

8.11 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) Without limiting any Party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court for such purposes and will receive notices at such locations as indicated in Section 8.12; provided, however, that if the Bankruptcy Proceeding has been closed pursuant to section 350 of the Bankruptcy Code, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, in the Supreme Court of the State of New York, County of New York, for the resolution of any such claim or dispute. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Action brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties hereby consents to process being served by any other Party in any Action by delivery of a copy thereof in accordance with the provisions of Section 8.12; provided, however, that such service will not be effective until the actual receipt thereof by the Party being served.

(c) Each Party to this Agreement waives any right to trial by jury in any Action regarding this Agreement or any provision hereof.

8.12 Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier to the Person or entity for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email, as provided in this Section 8.12; provided that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses) or is followed within one Business Day after email by dispatch pursuant to one of the other methods described herein:

To the Sellers:

SVB Financial Group

c/o Alvarez & Marsal

600 Madison Avenue

8th Floor

New York, NY 10022

Attn: William Kosturos, Chief Restructuring Officer

Email Address: Bkosturos@alvarezandmarsal.com

With a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004-2498

Attn: Andrew G. Dietderich

         James L. Bromley

         Jared M. Fishman

Email Address: dietdericha@sullcrom.com

    bromleyj@sullcrom.com

    fishmanj@sullcrom.com

To the Buyer:

Saffron Buyer LLC

53 State Street

Boston, MA 02109

Attn: Steven Heineman, General Counsel

Email Address: Steven.Heineman@svbsecurities.com

With a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn: Matthew Feldman, David K. Boston and Laura Delanoy

Email Address: mfeldman@willkie.com

    dboston@willkie.com

    ldelanoy@willkie.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attn: Sven Mickisch, Dohyun Kim and Ron Meisler

Email Address: Sven.Mickisch@skadden.com

    Dohyun.Kim@skadden.com

    Ron.Meisler@skadden.com

or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.

8.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

8.14 Assignment; Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third-party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Buyer (by operation of law or otherwise) without the prior written consent of the Buyer, in the case of the Sellers, and the Sellers, in the case of the Buyer, and any attempted assignment without the required consents will be void; provided, however, that (a) the Buyer may assign some or all of its rights or delegate some or all of its obligations hereunder to one or more Affiliates and (b) the Seller may assign some or all of its rights or delegate some or all of its obligations hereunder to successor entities (including any liquidating trust) pursuant to a Chapter 11 plan confirmed by the Bankruptcy Court, in the case of each of clauses (a) and (b) above, without any other Party’s consent. No assignment or delegation of any obligations hereunder will relieve any of the Sellers or the Buyer of any such obligations. Upon any such permitted assignment, the references in this Agreement to the Sellers or the Buyer will also apply to any such assignee unless the context otherwise requires.

8.15 Fiduciary Obligations. Nothing in this Agreement, or any document related to the Transactions, will require the Seller or any of its directors, officers or stockholders, in each case, in their capacity as such, to take any action, or to refrain from taking any action, to the extent doing so would breach their fiduciary obligations. For the avoidance of doubt, the Seller retains the right to pursue any transaction or restructuring strategy that, in the Seller’s business judgment, will maximize the value of its estates; provided, however, that (a) for the avoidance of doubt, nothing in the foregoing shall limit the Holder’s (as defined in the Synthetic Equity Consideration Instrument) covenants and obligations set forth in the Synthetic Equity Consideration Instrument and (b) no such Person’s invocation of his, her or its fiduciary obligations pursuant to this Section 8.15 as the basis for any act or omission otherwise inconsistent with the terms of this Agreement will preclude or limit the Buyer’s exercise of any termination right that would otherwise result from such action or omission.

8.16 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Exhibit, Section or Schedule, such reference shall be to an Exhibit, Section or Schedule to this Agreement unless otherwise indicated.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. The rule known as the ejusdem generis rule shall not apply, and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Currency amounts referenced herein are in U.S. Dollars. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to “written” or “in writing” include documents in electronic form or transmission by email.

(c) All capitalized terms in this Agreement (including the Exhibits and Schedules hereto) shall have the meanings set forth in Exhibit A hereto, except as otherwise specifically provided herein. Each of the other capitalized terms used in this Agreement has the meaning set forth where such term is first defined or, if no meaning is set forth, the meaning required by the context in which such term is used.

(d) Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date. Any agreement or instrument referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and all attachments thereto and instruments incorporated therein.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(f) The Parties drafted this Agreement jointly through the exchange of drafts hereof, so no presumption or burden of proof favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(g) The Sellers have set forth information in the Sellers Disclosure Schedule in a Section of such Sellers Disclosure Schedule that corresponds to the Section of this Agreement to which it relates. The fact that any item of information is disclosed in any section or subsection of the Sellers Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent based on a plain reading of such disclosure. The headings contained in the Sellers Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Sellers Disclosure Schedule or this Agreement. The Sellers Disclosure Schedule is not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Sellers Disclosure Schedule shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Sellers Disclosure Schedule shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement and matters reflected in the Sellers Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for informational purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Sellers Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Sellers Disclosure Schedule is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business. No disclosure in the Sellers Disclosure Schedule relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SELLER:

SVB FINANCIAL GROUP

By:	/s/ Nicholas Grossi
Name: Nicholas Grossi
Title: Interim Chief Financial Officer

HOLDINGS:

SVB SECURITIES HOLDINGS LLC

By:	/s/ Nicholas Grossi
Name: Nicholas Grossi
Title: Authorized Signatory

[Signature Page to Interest and Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

BUYER:

SAFFRON BUYER LLC

By:	/s/ Steven Heineman
Name: Steven Heineman
Title: Secretary

[Signature Page to Interest Purchase Agreement]

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this Exhibit A.

“Acquired Claims” mean all Claims of the Seller or Holdings of any kind, nature or description, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or unliquidated, fixed or contingent and howsoever arising, whether based on any Law or right of action, including all Avoidance Actions, against any Designated Party.

“Acquired IP” means (a) the Trademarks “LEERINK,” “LEERINK PARTNERS” and “MEDACORP”, (b) all Trademarks that are variations of, derived from, or confusingly similar to the Trademarks described in clause (a), and (c) Internet domain names and social media accounts that include in their name any of the Trademarks described in clauses (a) or (b). Acquired IP includes the Trademarks, Internet domain names and social media accounts set forth in Section 2.8(a) of the Sellers Disclosure Schedule.

“Acquired Lease Assignment and Assumption Agreement” has the meaning set forth in Section 1.11(a)(ix).

“Acquired Leases” means Sellers Leases set forth under the heading “Acquired Leases” in Section 4.18(c)(i) of the Sellers Disclosure Schedule, as the same may be amended from time to time pursuant to Section 4.18(c), together with (a) all of the Sellers’ rights with respect to leasehold improvements and furniture, fixtures and equipment located in or otherwise serving the space demised under such Acquired Leases, (b) all letters of credit given as security deposits and any other security deposits (if any) under any such Acquired Leases, (c) the underlying collateral given to the issuing bank as security for the issuance of such letters of credit and (d) any guarantees related to such Sellers Leases.

“Action” means any civil, criminal or administrative action, suit, demand, claim, charge, complaint, litigation, investigation, review, audit, formal proceeding, arbitration, mediation, hearing or other similar dispute.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary herein, (a) prior to the Closing, neither of the Companies shall be an “Affiliate” of the Buyer and (b) following the Closing, neither of the Companies shall be an “Affiliate” of the Seller.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 4.16.

“AMNR” shall consist of the same components (as such components have been applied consistent with past practice) as included in the definition of such term in the MN Acquisition Agreement and modified to apply exclusively during the MN Distribution Period (and not, for the avoidance of doubt, the Earn-Out Period (as defined in the MN Acquisition Agreement)).

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other U.S. and non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assigned Debtor Contract” means the Contracts and Leases of the Seller that are listed, described or otherwise identified on Section 1.2(a) of the Sellers Disclosure Schedules.

“Assigned Debtor Contract Assumption and Assignment Motion” has the meaning set forth in Section 1.2(a).

“Assigned Debtor Contract Assumption and Assignment Order” means an Order of the Bankruptcy Court, in form and substance reasonably acceptable to the Buyer, granting an Assigned Debtor Contract Assumption and Assignment Motion.

“Assignment Agreement” means that certain instrument of assignment, in the form set forth in Exhibit C hereto, with respect to (i) the Interests to be executed contemporaneously with the Closing by the Seller and (ii) evidencing the transfer to the Buyer of the Acquired Leases.

“Assumed Seller Plans” means the Benefit Plans sponsored or maintained by the Sellers or their Affiliates (excluding the Companies) that are listed, described or otherwise identified on Section 1.1(b) of the Sellers Disclosure Schedule.

“Auction” has the meaning set forth in the Recitals.

“Avoidance Action” means any avoidance Claim, Action or cause of action available to the Seller under Chapter 5 of the Bankruptcy Code (including sections 544, 545, 547, 548, 549, 550 and 553) or similar actions under any other applicable Law.

“Balance Sheet” has the meaning set forth in Section 2.13(a)(ii).

“Balance Sheet Date” has the meaning set forth in Section 2.13(a)(ii).

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Proceeding” has the meaning set forth in the Recitals.

“Bankruptcy Rules” has the meaning set forth in the Recitals.

“Baupost Equity Commitment Letter” has the meaning set forth in the Recitals.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, (i) that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by either of the Companies or (ii) in which any Employees participate. Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit-sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Bid Procedures” has the meaning set forth in the Recitals.

“Bid Procedures Order” has the meaning set forth in the Recitals.

“Books and Records” has the meaning set forth in Section 4.12.

“Business” means the business of the Companies, including the operation or use of the Transferred Assets.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York, including due to COVID-19 Measures.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Disclosure Schedule” has the meaning set forth in Article III.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Buyer Parties” means, collectively, (i) the Buyer, (ii) each of the current or former Affiliates of the Buyer, and (iii) each of the current or former officers, directors, employees, equityholders, partners, stockholders, members, direct and indirect owners, managers, advisors, predecessors, successors and assigns of any of the Persons described in clause (i) or clause (ii) of this definition, and each of the Affiliates of any of the Persons described in this clause (iii).

“Buyer Releasees” has the meaning set forth in Section 8.6(a).

“Buyer Releasors” has the meaning set forth in Section 8.6(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.

“Cash” of the Companies as of any date means cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, cash security deposits and other cash collateral posted with vendors, landlords and other parties; provided that Cash shall (without duplication) (x) be increased by checks, drafts and other similar instruments in transit that have been received by, but not deposited into the bank accounts of, the Companies and (y) be reduced by the aggregate amount of all checks, drafts and other similar instruments issued and outstanding but uncleared as of such time.

“Cash Purchase Price” means $55,000,000.

“Chapter 11” means Chapter 11 of the Bankruptcy Code.

“Charlotte Lease” means that certain Office Lease Agreement, dated as of June 6, 2022, by and between SPUS9 The Line JV, LLC and the Seller, as amended from time to time.

“Charlotte Lease Modification” has the meaning set forth in Section 4.18(a).

“Claims” has the meaning set forth in Section 8.6(a).

“Closing” has the meaning set forth in Section 1.9.

“Closing Date” has the meaning set forth in Section 1.9.

“Closing Date Payment” means an amount in cash equal to (a) Cash Purchase Price, plus (b) the Subordinated Debt Payoff Amount, plus (c) the total amount of reimbursable reasonable out-of-pocket costs and expenses of the Seller Group incurred to rebrand the Seller Marks used in connection with the Business in accordance with Section 4.13(a), plus the total amount of reimbursable out-of-pocket costs specified in and in accordance with the last sentence of Section 4.17 (if any), minus (d) the Estimated MN Distribution (which such number may be either a positive or negative number), minus (e) the Deposit Amount.

“Code” means the Internal Revenue Code of 1986.

“Company” or “Companies” has the meaning set forth in the Recitals.

“Company Broker-Dealer” has the meaning set forth in the Recitals.

“Company Plans” means any Benefit Plan established, maintained, sponsored, or entered into by either of the Companies.

“Competing Transaction” means any transaction (or series of transactions) involving the direct or indirect sale, transfer or other disposition of all, or a material portion of, either of the Companies and/or their assets to a purchaser or purchasers other than the Buyer or effecting any other transaction the consummation of which would be substantially inconsistent with the Transactions.

“Confidential Information” has the meaning set forth in Section 4.8(b).

“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount of relative rights, limitations and preferences of any equity interest of such Person.

“Continuing Employees” has the meaning set forth in Section 4.7(c).

“Continuing Membership Application” has the meaning set forth in Section 4.3(a)(ii)(A).

“Continuing Plans” means each Company Plan and Assumed Seller Plan.

“Contract” means any agreement, undertaking, lease, license, contract, note, bond, mortgage, indenture, arrangement or other obligation.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the COVID-19 Pandemic, including the CARES Act, the Families First Act and any other COVID-19 Pandemic relief measure hereafter adopted by any Governmental Entity.

“COVID-19 Pandemic” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions, mutations or variations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“CPA Firm” means an internationally recognized firm of independent accountants, that is mutually agreed upon in writing by the Seller and the Buyer.

“Cure Costs” has the meaning set forth in Section 1.2(a).

“Deposit Amount” has the meaning set forth in the Recitals.

“Designated Parties” means (a) either of the Companies’ vendors, suppliers, customers, clients or trade creditors with whom the Companies continue to conduct business after the Closing (other than any such vendors, suppliers, customers, clients or trade creditors with whom the Seller independently continues to conduct business after the Closing), (b) any of the Seller’s or Holdings’ counterparties under any licenses of Intellectual Property that are Acquired IP, and (c) any member of the Management Team, excluding, in the case of clauses (a) and (b) (but not clause (c)) of this definition, any current or former Affiliate of the Seller, Silicon Valley Bank, Silicon Valley Bridge Bank, N.A. or First-Citizens Bank & Trust Company.

“Draft Allocation” has the meaning set forth in Section 4.10(d).

“E&O Policies” has the meaning set forth in Section 4.17.

“Employee” means any current or former employee (whether full- or part-time and, including any officer) of the Companies.

“Encumbrances” means any Liability, Lien, or other applicable “interest” (within the meaning of section 363(f) of the Bankruptcy Code).

“Equitable Exception” has the meaning set forth in Section 2.4(b).

“Equity Commitment Letters” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Account” has the meaning set forth in the Recitals.

“Escrow Agent” has the meaning set forth in the Recitals.

“Escrow Agreement” means that certain Escrow Agreement, dated as of May 17, 2023, between the Escrow Agent and the Seller.

“Estimated MN Distribution” has the meaning set forth in Section 1.6.

“Estimated MN Statement” has the meaning set forth in Section 1.6.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” has the meaning set forth in Section 1.1(e).

“Excluded Holdings Lease Indemnity” has the meaning set forth in Section 4.18(d).

“Excluded Holdings Leases” means Excluded Leases under which Holdings is the lessee or licensee.

“Excluded Leases” means (a) the Sellers Leases set forth under the heading “Excluded Leases” in Section 4.18(c)(ii) of the Sellers Disclosure Schedule, as the same may be amended (or deemed amended) from time to time pursuant to Section 4.18(c) and (b) any Sellers Lease excluded (or deemed excluded) pursuant to Sections 1.3 and 4.18(c).

“Excluded Liabilities” has the meaning set forth in Section 1.1(f).

“Execution Date” has the meaning set forth in the Preamble.

“Final Allocation” has the meaning set forth in Section 4.10(d).

“Final MN Distribution” has the meaning set forth in Section 1.7(a).

“Final MN Statement” has the meaning set forth in Section 1.7(a).

“Final Order” means an Order (a) as to which no appeal, leave to appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment,

motion for rehearing or motion for new trial has been timely filed (in cases in which there is a date by which such filing is required to occur), or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject Order in all material respects without the possibility for further appeal thereon, (b) in respect of which the time period for instituting or filing an appeal, leave to appeal, motion for rehearing or motion for new trial shall have expired (in cases in which such time period is capable of expiring), and (c) as to which no stay is in effect. For the avoidance of doubt, the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Bankruptcy Rules may be filed relating to such Order will not cause such Order not to be a Final Order.

“Financial Statements” has the meaning set forth in Section 2.13(a).

“Financing” has the meaning set forth in Section 3.7(a).

“Financing Commitment” has the meaning set forth in Section 3.7(a).

“Financing Partner” has the meaning set forth in the Recitals.

“FINRA” means the Financial Industry Regulatory Authority.

“FINRA Applications” has the meaning set forth in Section 4.3(a)(ii)(A).

“FINRA Non-Objection” means (A) no fewer than sixty (60) days shall have passed since the date on which the Continuing Membership Application is deemed substantially complete by FINRA, (B) the Company Broker-Dealer has notified FINRA that the Parties intend to consummate the Closing pursuant to FINRA Rule 1017 in advance of the approval of the Continuing Membership Application and (C) following such notification of the Parties’ intention to consummate the Closing, FINRA has advised the Parties (whether in writing or orally) that (i) FINRA does not intend to impose interim restrictions on the Company Broker-Dealer pending FINRA’s approval of the Continuing Membership Application; and (ii) the Parties are not prohibited from consummating the Closing without FINRA’s approval of the Continuing

Membership Application.

“FINRA Rule 1017” means FINRA Rule 1017: Application for Approval of Change in Ownership, Control or Business Operations.

“FINRA Rule 4110” means FINRA Rule 4110: Capital Compliance.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency, instrumentality, court, tribunal or any Self-Regulatory Organization.

“Holdings” has the meaning set forth in the Preamble.

“Holdings Leases” means those Leases set forth in Section 2.7 of the Sellers Disclosure Schedule under which Holdings is the lessee or licensee.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Inadvertently Omitted Debtor Contract” has the meaning set forth in Section 1.2(c).

“Indebtedness” means, with respect to each Company, without duplication, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all Liabilities of the Company under swaps, hedges or similar instruments, (iv) all obligations for the deferred purchase price of any property or services (other than trade accounts payable and accrued expenses incurred in the ordinary course of business and reflected on the Balance Sheet), including earn-outs, payments under non-compete agreements and seller notes, (v) all obligations secured by a Lien, (vi) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (vii) all obligations in respect of bankers’ acceptances, surety bonds, performance bonds or letters of credit, (viii) all obligations of any Person other than another Company which are directly or indirectly guaranteed by such Company or in respect of which such Company has otherwise assured an obligee against loss and (ix) all interest, principal, prepayment penalties, premiums, fees or expenses due or owing in respect of any item listed in clauses (i) through (ix) above.

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnified Party’s Representative” means (i) with respect to a Buyer Indemnified Party, the Buyer, and (ii) with respect to a Seller Indemnified Party, the Seller;

“Indemnifying Party” means, as the context requires, (i) the Seller (with respect to the indemnity provided pursuant to Section 8.2), or (ii) the Buyer (with respect to the indemnity provided pursuant to Section 8.3);

“Indemnifying Party’s Representative” means (i) with respect to the Seller as Indemnifying Party, the Seller, and (ii) with respect to the Buyer as Indemnifying Party, the Buyer;

“Intellectual Property” means all intellectual property rights arising in any jurisdiction of the world, including in and to any of the following: (a) Trademarks; (b) patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, re-examinations, extensions and reissues; (c) trade secrets and proprietary rights in confidential information, in each case, to the extent protectable under applicable Law; (d) copyrights, applications and registrations therefor, and renewals, extensions, restorations and reversions thereof; and (e) Internet domain names and social media accounts.

“Intellectual Property Assignment Agreement” has the meaning set forth in Section 1.11(b)(iv).

“Interests” has the meaning set forth in the Recitals.

“IRS” means the Internal Revenue Service.

“IT Assets” means all computer systems, including hardware, firmware, middleware, Software, databases and platforms, interfaces, systems, networks, information technology equipment, infrastructure, workstations, switches, data communications lines and associated documentation owned or used by the Companies.

“Knowledge of the Buyer” means the actual knowledge of the individuals set forth on Section 1.1 of the Buyer Disclosure Schedule.

“Knowledge of the Sellers” means the actual knowledge of the individuals set forth on Section 1.1 of the Sellers Disclosure Schedule.

“Law” or “Laws” means any law, statute, ordinance, common law, rule, regulation,

Order or other legal requirement enacted, issued, promulgated, enforced or entered by a Governmental Entity of competent jurisdiction.

“Lease” has the meaning set forth in Section 2.7(a).

“Leased Real Property” has the meaning set forth in Section 2.7(a).

“Liabilities” means any and all claims (including any “claim” as defined in section 101(5) of the Bankruptcy Code), debts (including Indebtedness), losses, damages, fines, judgments, penalties, fees, assessments, duties, charges, deficiencies, responsibilities, Taxes, demands, commitments and all other liabilities and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, perfected or unperfected, secured or unsecured, whether due or to become due, vested or unvested, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any lien (statutory or other, and including any “lien” as defined in section 101(37) of the Bankruptcy Code), charge, pledge, mortgage, easement, right of way, servitude, restricted covenant, encroachment, occupancy right, option, preemptive right, right of first refusal hypothecation, usufruct, assignment, deed of trust, deposit arrangement, security interest, claim or other encumbrance of any kind or nature whatsoever (including any conditional sale contract, lease or title retention agreement or synthetic or other financing lease having substantially the same economic effect as any of the foregoing) and, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, other than, in each case, restrictions on transfer arising solely under applicable Securities Laws.

“Losses” means any direct damages, Liabilities, awards, settlements, royalties, interests, losses, payments, and out-of-pocket costs and expenses of any kind (including reasonable and documented legal fees and expenses) as a result of any claims, demands, actions, suits, proceedings or judgments, excluding diminution of value and lost profits, unless any such Losses relating to diminution of value or lost profits were the direct consequences of the applicable breach.

“Management Equity Commitment Letter” has the meaning set forth in the Recitals.

“Management Team” means Jeffrey A. Leerink, Joseph R. Gentile, Steven Heineman, Daniel B. Dubin, Barry D. Blake, Robert Leerink, Jim Kelly, Maura Polak and Rahul Chaudhary.

“Material Adverse Effect” means any change, development, circumstance, fact or effect that, individually or taken together with any other changes, developments, circumstances, facts or effects is, or would reasonably be expected to be, materially adverse to the financial condition, assets, liabilities, business operations or results of operations of the Companies (taken as a whole); provided, however, that none of the following, either alone or in combination, shall be deemed to constitute a Material Adverse Effect that is occurring, has occurred or would reasonably be expected to occur:

(a) changes, developments, circumstances or facts in or with respect to the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the geographic markets in which the Companies have operations or its products or services are sold;

(b) changes, developments, circumstances, facts or effects generally affecting the industries, markets or geographical areas in which the Companies operate;

(c) the negotiation, announcement, execution, pendency or performance of this Agreement or the Transactions or the Bankruptcy Proceeding, and any communication by the Buyer or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any business of the Companies, including any loss or threatened loss of, or adverse change, development, circumstance or fact in or with respect to, the relationship of the Companies, contractual or otherwise, with customers, employees, labor unions, labor organizations, works councils or similar organizations, suppliers, distributors, financing sources, partners or similar relationship;

(d) changes in or with respect to applicable accounting standards, including GAAP or in any Law of general applicability after the Execution Date;

(e) any failure by the Companies to meet any internal or public projections or forecasts or estimates of revenues or earnings; provided that any change, development, circumstance, fact or effect underlying such failure may be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur;

(f) any change, development or effect resulting from acts of war (whether or not declared), sabotage, terrorism, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors (other than cyberattacks), any weather or natural disaster, or any outbreak of illness or other public health event (or any measures taken in response thereto) or any other force majeure event (except to the extent causing any damage or destruction to or rendering unusable any material facility or property of the Companies), whether or not caused by any Person (other than the Companies or any of their respective Affiliates or Representatives);

(g) any actions taken or not taken by the Seller, Holdings or the Companies pursuant to this Agreement or with the Buyer’s prior written consent or at the Buyer’s instruction (except for any obligation to operate in the ordinary course of business or similar obligation);

(h) the fact that the Seller is operating as a debtor-in-possession under the Bankruptcy Court; and

(j) the departure of any of the employees of the Company Broker-Dealer’s technology division prior to the Execution Date.

provided, however, that, with respect to clauses (a), (b), (d) and (f) of this definition, such changes, developments or effects shall be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur to the extent it materially disproportionately and adversely affects the Companies (taken as a whole) relative to other companies of similar size operating in the geographic markets in which the Companies have operations (in which case only the incremental disproportionate impact may be taken into account, and then only to the extent otherwise permitted by this definition); provided that in no event shall any reasonably anticipated change, development, circumstance, fact or effect arising from the commencement, pendency, conduct or prosecution of the Bankruptcy Proceeding be deemed to constitute or be taken into account in determining whether there has occurred a Material Adverse Effect.

“Material Transferred Contract” has the meaning set forth in Section 2.18.

“MEDACorp” has the meaning set forth in the Recitals.

“MN Acquisition Agreement” means that certain Membership Interest Purchase

Agreement, dated as of December 10, 2021, by and among SVB Leerink Holdings LLC, MoffettNathanson and the seller parties set forth on the signature pages thereto, as amended or supplemented from time to time.

“MN Assets” has the meaning set forth in Section 1.1(d).

“MN Assets and Liabilities” has the meaning set forth in Section 1.1(d).

“MN Business” means the sell-side technology research boutique business operated by MoffettNathanson.

“MN Distribution Period” means the period beginning on January 1, 2023 and ending on the Closing Date.

“MN Distribution Principles” means the calculation, performed consistent with past practice and in accordance with GAAP, consisting of:

(i)	fifty percent (50%) of AMNR booked by MoffettNathanson in accordance with GAAP during the MN Distribution Period, plus

(ii)	all salaries and benefits (including associated payroll expenses) related to the MN Employees paid by the Company Broker-Dealer during the MN Distribution Period, minus

(iii)	any cash received by the Company Broker-Dealer from Holdings as a result of a direct cash transfer from MoffettNathanson to Holdings during the MN Distribution Period, minus

(iv)	fifty percent (50%) of AMNR booked by the Company Broker-Dealer in accordance with GAAP during the MN Distribution Period, minus

(v)	all deferred compensation in respect of the 2022 calendar year owed to the MN Employees that is (x) either vested or unvested and (y) is unpaid as of the Closing Date; minus

(vi)

the projected pro rata portion of any Earn-Out Payments (as defined in the MN Acquisition Agreement) for the MN Distribution Period that remain unpaid as of the Closing Date (i.e., assuming that the Closing Date is September 30, 2023, $6,375,000), minus

(vii)	all accrued and unpaid cash bonuses (including the guaranteed bonus) for the MN Distribution Period owed to those MN Employees marked with two asterisks on Schedule I hereto, minus

(viii)

$1 million allocated specifically and exclusively to fund fifty percent (50%) of the discretionary bonus pool to be shared by the Seller Parties (as defined in the MN Acquisition Agreement) pursuant to the terms of their respective employment agreements;

provided, however, that (A) with respect to clause (v), amounts that are not paid due to a termination of employment between the date of the Execution Date and the Closing Date shall not be included in the calculation, and (B) to the extent the discretionary bonus pool referred to in clause (viii) is up to $2 million, the Buyer will be reimbursed fifty cents ($0.50) for every dollar ($1.00) paid up to $2 million.

“MN Employee Assets and Liabilities” means all Liabilities relating to the MN Employees or arising out of their employment or termination thereof, and any assets directly relating to or exclusively funding such Liabilities.

“MN Employee Release Agreement” has the meaning set forth in Section 1.11(a)(xii).

“MN Employees” means the employees set forth on Schedule I attached hereto.

“MN Leases” means that certain (a) Agreement of Lease, dated as of September 8, 2017, by and between 600 Partners Co., L.P. (identified therein as the “Landlord”) and MoffettNathanson (identified therein as the “Tenant”), as amended by that certain Amendment to Lease, dated as of March 1, 2023, by and between Landlord and Tenant (covering the entire 17th floor in the building located at 600 Madison Avenue) and (b) License Agreement, dated as of April 27, 2022, by and between 1325 Avenue of the Americas, L.P. (identified therein as the “Licensor”) and SVB Leerink Holdings LLC (identified therein the “Licensee”), as amended by that certain

Letter Agreement, dated as of July 2022, by and between Licensor and Licensee, as further amended by that certain Letter Agreement, dated as of December 29, 2022, by and between Licensor and Licensee (covering the entire 29th floor in the building located at 1325 Avenue of the Americas).

“MN Offer Letters” means collectively the letter agreements between SVB Leerink LLC and (i) each of Craig Moffett, Michael Nathanson, Ethan Steinberg, Lisa Ellis, Patrick O’Connell and John Towers, in each case dated as of December 8, 2021 and (ii) Sterling Auty, dated as of April 4, 2022.

“MoffettNathanson” means MoffettNathanson LLC, a Delaware limited liability company.

“Mutual Release Agreement” has the meaning set forth in Section 1.11(a)(vii).

“Necessary Consent” has the meaning set forth in Section 1.3(b).

“Necessary Consent Period” means, with respect to (x) a Transferred Asset (other than an Acquired Lease) the assignment or transfer of which is subject to a Necessary Consent, the period beginning on the Execution Date and ending on the earliest of: (i) the time the Necessary Consent is obtained, (ii) the closing of the Bankruptcy Proceeding and (iii) the date that is six (6) months after the Closing Date, and (y) an Acquired Lease Assignment and Assumption Agreement, or sublease of the premises demised under such Acquired Lease, in either case, as contemplated under Section 4.18(c), the Closing Date.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, assessment or writ of any arbitrator, mediator or Governmental Entity.

“Parties” or “Party” has the meaning set forth in the Preamble.

“Permit” means all permits, licenses, franchises, variances, exemptions, orders, certifications, registrations and other authorizations, consents and approvals of all Governmental Entities necessary to conduct business.

“Permitted Post-Closing Encumbrances” means (a) solely with respect to the Transferred Assets of the Seller, any Encumbrances that are not expunged, released, discharged or extinguished by the Sale Order, (it being understood and agreed that the Sale Order will extinguish Encumbrances on Transferred Assets of the Seller to the greatest extent permissible under the Bankruptcy Code) and (b) solely with respect to the Transferred Assets of Holdings, Permitted Pre-Closing Encumbrances pursuant to clauses (i)–(vii) of the definition thereof.

“Permitted Pre-Closing Encumbrances” means (i) imperfections in title, charges, easements, rights of way, restrictive covenants, encroachments and other non-monetary Encumbrances against any of such Transferred Assets which do not, individually or in the aggregate, adversely affect the operation of the Business or the value of such Transferred Assets and, in the case of the Acquired Leases, which do not, individually or in the aggregate, adversely affect the use or occupancy of the property subject to such Acquired Leases as it relates to the operation of the Business, (ii) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law which are not violated by the current use or occupancy of the property subject to the Acquired Leases, as applicable, (iii) Encumbrances on the interest of any landlord or sublandlord or underlying fee interest of any Lease, (iv) Encumbrances for utilities and Taxes not yet due and payable as of the Closing or being contested in good faith, (v) materialmen’s, mechanics’, artisans’, shippers’, warehousemen’s or other similar common law or statutory liens incurred in the ordinary course of the Business for amounts not yet due and payable, (vi) non-exclusive licenses of Intellectual Property and (vii) licenses granted on a non-exclusive basis in the ordinary course of the Business, (viii) solely with respect to Transferred Assets of the Seller, (A) any Encumbrances that are expressly permitted by the Sale Order (without modification thereto) to remain attached to such Transferred Assets following the Closing and (B) any Encumbrances that will be expunged, released, discharged or extinguished at the Closing by operation of the Sale Order.

“Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust or other entity.

“Personal Information” means any information that alone or in combination with other information identifies or can be used to identify individuals or is otherwise regulated by applicable Laws related to the collection, use, retention, protection or processing of personal information.

“Post-Closing Adjustment” has the meaning set forth in Section 1.8.

“Pre-Closing Period” means all taxable years or other taxable periods that end on or before the Closing.

“Pre-Closing Tax Contest” has the meaning set forth in Section 4.10(a).

“Pro Rata Rate” means an amount equal to (i) the number of days that have passed from January 1, 2023 to the Closing Date divided by (ii) 365.

“Registered Acquired IP” has the meaning set forth in Section 2.8(a).

“Related Party” means the Seller, each director or officer of a Company, each family member of any director, manager or officer of a Company, each trust for the benefit of any of the foregoing.

“Released Matters” has the meaning set forth in Section 8.6(a).

“Releasees” has the meaning set forth in Section 8.6(a).

“Releasors” has the meaning set forth in Section 8.6(a).

“Reports” has the meaning set forth in Section 2.14(c).

“Representative” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.

“Saffron Aggregator” has the meaning set forth in the Recitals.

“Saffron HoldCo” has the meaning set forth in the Recitals.

“Sale Hearing” has the meaning set forth in the Recitals.

“Sale Order” means an order entered by the Bankruptcy Court in the form attached as Exhibit B hereto, subject to (a) de minimis modifications or clarifications or (b) such changes that are reasonably acceptable to each of the Parties.

“SEC” means U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the Securities Act, the Exchange Act, any other applicable securities or other investment related Laws and, in each case, the rules of applicable Governmental Entities relating to any of the foregoing or to the provision of financial services

“Security Incident” has the meaning set forth in Section 2.8(g).

“Self-Regulatory Organization” means FINRA, the New York Stock Exchange ARCA, the Nasdaq stock market, CBOE Global Markets BYX Exchange, CBOE Global Markets BZX Exchange, CBOE Global Markets EDGA Exchange, CBOR Global Markets EDGX Exchange, Investors Exchange LLC, any national securities exchange (as defined in the Exchange Act), any other securities exchange, futures exchange, contract market or any other exchange or corporation or similar self-regulatory body or organization.

“Seller” has the meaning set forth in the Preamble.

“Seller Fundamental Representations” means Section 2.1 (Ownership of Interests and Transferred Assets), Section 2.2 (Organization, Good Standing and Qualification) (other than Section 2.2(d)), Section 2.3 (Capital Structure), Section 2.4(a) (Authority; Approval), Section 2.6(b) (Litigation), Section 2.9 (Brokers and Finders); Section 2.13(d) (Indebtedness) and Section 2.13(e) (Distributions).

“Seller Group” means, collectively, the Sellers and their respective Affiliates, other than the Companies.

“Seller Indemnifiable Claim” means each of the matters indemnifiable by the Sellers in accordance with Section 8.2(a).

“Seller Indemnified Party” has the meaning set forth in Section 8.3(a).

“Seller Marks” means (i) “Silicon Valley Bank,” “SVB,” “SVB Securities” and the vector logo, (ii) any other Trademarks owned by the Seller Group, and (iii) any Trademarks that are variations of, derived from, or confusingly similar to any of the foregoing. Seller Marks exclude all Trademarks that are included within Acquired IP.

“Seller Parties” means, collectively, (i) the Seller, (ii) each of the current or former Affiliates of the Seller, including Holdings and the Companies, and (iii) each of the current or former officers, directors, employees, equityholders, partners, stockholders, members, direct and indirect owners, managers, advisors, predecessors, successors and assigns of any of the Persons described in clause (i) or clause (ii) of this definition, and each of the Affiliates of any of the Persons described in this clause (iii).

“Seller Releasees” has the meaning set forth in Section 8.6(a).

“Seller Tax Group” means any affiliated, consolidated, combined, unitary or similar group for Tax purposes of which the Seller or any of its Affiliates is a member, other than such group solely between or among the Companies.

“Sellers” has the meaning set forth in the Preamble.

“Sellers Disclosure Schedule” has the meaning set forth in Article II.

“Sellers Lease Designation Deadline” means the fifth (5th) Business Day before the Closing Date, or such later date as may be mutually agreed between the Buyer and the Sellers.

“Sellers Leases” means the Charlotte Lease and the Holdings Leases, collectively.

“Sellers Releasors” has the meaning set forth in Section 8.6(a).

“Software” means all websites, computer software and firmware (including source code, executable code, data, databases, user interfaces, algorithms and related documentation).

“Subordinated Debt” means all outstanding obligations of the Company Broker-Dealer to the Seller pursuant to that certain Revolving Note and Cash Subordination Agreement, dated as of March 25, 2019, as amended or supplemented from time to time.

“Subordinated Debt Payoff Amount” has the meaning set forth in the definition of “Subordinated Debt Payoff Letter.”

“Subordinated Debt Payoff Application” has the meaning set forth in Section 4.3(a)(ii)(A).

“Subordinated Debt Payoff Letter” means a duly executed payoff letter with respect to the Subordinated Debt (together with related release documentation) in customary form reasonably satisfactory to the Buyer, which payoff letter shall (a) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Subordinated Debt (the “Subordinated Debt Payoff Amount”), together with wire transfer and payment instructions, and

(b) state that upon receipt of the Subordinated Debt Payoff Amount in accordance with such payoff letter, the Subordinated Debt, all related commitments and all related loan documents shall be discharged and terminated.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Synthetic Equity Consideration” has the meaning set forth in Section 1.5.

“Synthetic Equity Consideration Instrument” has the meaning set forth in Section 1.11(a)(iv).

“Systems” has the meaning set forth in Section 2.8(f).

“Tax” or “Taxes” means any and all U.S. federal, state and local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) or any other document supplied or required to be supplied to a Tax authority relating to Taxes.

“Taxing Authority” means a Governmental Entity or any subdivision, agency commission or authority thereof, having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Termination Date” has the meaning set forth in Section 7.1(c)(i).

“Third-Party Claim” has the meaning set forth in Section 8.4(a).

“Trademarks” means, collectively, any trademarks, service marks, trade dress, trade names, and other indicia of origin, applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby.

“Transaction Documents” means this Agreement, the Assignment Agreement, the Intellectual Property Assignment Agreement, the Mutual Release Agreement, the Equity Commitment Letters, the Synthetic Equity Consideration Instrument, the Transition Services Agreement, the Acquired Lease Assignment and Assumption Agreement, the MN Employee Release Agreements (if applicable) and all other ancillary agreements to be entered into by, or documentation delivered by, any Party pursuant to this Agreement.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 4.10(b).

“Transferred Assets” has the meaning set forth in Section 1.1(b).

“Transferred Liabilities” has the meaning set forth in Section 1.1(c).

“Transition Services Agreement” has the meaning set forth in Section 4.19.

“UBS Arbitrations” has the meaning set forth in Section 2.6(b).

“Withholding Indemnified Party” has the meaning set forth in Section 1.12.

EXHIBIT B

FORM OF SALE ORDER

B-1

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK

x
	:	Chapter 11
In re	:
	:	Case No. 23-10367 (MG)
SVB FINANCIAL GROUP,[1]	:
:
Debtor.	:
:
x

ORDER (I) AUTHORIZING THE DEBTOR TO SELL THE SVB SECURITIES BUSINESS BY (A) CAUSING NON-DEBTOR SUBSIDIARY TO SELL MEMBERSHIP INTERESTS IN CERTAIN NON-DEBTOR ENTITIES THAT OPERATE THE SVB SECURITIES BUSINESS AND CERTAIN RELATED ASSETS AND (B) SELLING CERTAIN RELATED ASSETS OF THE DEBTOR FREE AND CLEAR OF ALL LIENS, CLAIMS, INTERESTS AND ENCUMBRANCES AND (II) GRANTING

RELATED RELIEF

Upon the motion [D.I. 137] (the “Motion”)2 of SVB Financial Group, as debtor and debtor-in-possession (the “Debtor”), for entry of an order (this “Sale Order”) (a) authorizing the Debtor to sell the SVB Securities Business (as defined below) by (i) causing its direct, non-debtor subsidiary, SVB Securities Holdings LLC (“SVBS Holdings”), to sell (A) 100% of the issued and outstanding membership interests of each of non-debtor SVB Securities LLC (the “Company Broker-Dealer”) and non-debtor SVB MEDACorp LLC (“MEDACorp”, and together with the Company Broker-Dealer, the “Companies” ) and (B) certain assets of SVBS Holdings used in the operation of, or otherwise related to, the business of the Companies and (ii) selling the Debtor’s right, title and interest in and to the assets, properties and rights of every kind of the Debtor of and

1	The last four digits of SVB Financial Group’s tax identification number are 2278.
2

Capitalized terms not otherwise defined herein are to be given the meanings ascribed to them in (a) the Motion, (b) the Bid Procedures Order (as defined below) and the Bid Procedures, or (c) the Purchase Agreement (as defined below), as applicable.

to the (A) Acquired Leases, (B) Acquired IP, (C) Assumed Seller Plans, (D) Acquired Claims and (E) any Assigned Debtor Contract identified and assigned in accordance with the applicable provisions of the Purchase Agreement after the Execution Date that is not otherwise included in (A)-(D) (each capitalized term as defined in the Purchase Agreement) free and clear of any liens, claims, interests and encumbrances, all on the terms and subject to conditions set forth in the Purchase Agreement and (b) granting related relief; and this Court having entered an order on May 17, 2023 [D.I. 250], approving the Bid Procedures and granting certain related relief (the “Bid Procedures Order”); and the Debtor, in consultation with the Consulting Professionals, having determined that Saffron Buyer LLC (“Buyer”), an acquisition vehicle established by (a) certain members of the senior management team (collectively, the “Management Investors”) of the Company Broker-Dealer and (b) certain funds managed by The Baupost Group, L.L.C. (as identified in the Purchase Agreement as the “Financing Partner”) submitted the highest or otherwise best bid for the SVB Securities Business, and is the Successful Bidder; and a hearing on the sale of the SVB Securities Business (the “Sale Hearing”) having been held on June [29], 2023, to review and consider (a) the Motion and all relief requested therein and related thereto, (b) approval of the Debtor’s entry into and performance under that certain Interest and Asset Purchase Agreement, dated as of June [17], 2023, by and among the Debtor, SVBS Holdings and Buyer, a copy of which is attached hereto as Exhibit A (together with any schedules and exhibits thereto, the “Purchase Agreement”), whereby, among other things, (i) the Debtor agreed to (A) cause SVBS Holdings to sell and assign to Buyer (1) 100% of the issued and outstanding membership interests of each of the Company Broker-Dealer and MEDACorp (such interests collectively, the “Interests”) and (2) certain assets of SVBS Holdings used in the operation of, or otherwise related to, the business of the Companies, and (B) sell and assign to Buyer the Debtor’s

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right, title and interest in and to the assets, properties and rights of every kind of the Debtor of and to the (1) Acquired Leases, (2) Acquired IP, (3) Assumed Seller Plans, (4) Acquired Claims and (5) any Assigned Debtor Contract identified and assigned in accordance with the applicable provisions of the Purchase Agreement after the Execution Date that is not otherwise included in (1)-(4), all as more particularly set forth in the Purchase Agreement (the assets of the Debtor described in the preceding clause (i)(B), the “Transferred Debtor Assets” and, together with the assets of SVBS Holdings described in clauses (i)(A)(2) above, the “Transferred Assets”), and (ii) Buyer agreed to purchase from the Debtor or SVBS Holdings, as applicable, such Interests and Transferred Assets (collectively, the “SVB Securities Business”) and to assume the Transferred Liabilities (as defined in the Purchase Agreement), all on the terms and subject to conditions set forth in the Purchase Agreement, including the provisions for the assumption and assignment of the Assigned Debtor Contracts set forth in Section 1.2 of the Purchase Agreement (the foregoing, and all other transactions contemplated by the Purchase Agreement, collectively, the “Sale Transaction”), (c) [Declarations in Support of the Sale Transaction] and (d) any objections thereto that were not resolved prior to the start of the Sale Hearing; and upon the record of the Sale Hearing and all of the proceedings had before this Court; and this Court having jurisdiction to consider the Motion pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference M-431 from the United States District Court for the Southern District of New York, dated January 31, 2012 (Preska, C.J.); and this Court being able to issue a final order consistent with Article III of the United States Constitution; and venue of this Chapter 11 Case and the Motion in this district being proper pursuant to 28 U.S.C. §§ 1408 and 1409; and this matter being a core proceeding pursuant to 28 U.S.C. § 157(b); and this Court having found that proper and adequate notice of the Motion and the relief requested therein has been provided in accordance with the Bankruptcy Rules

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and the Local Rules, and that, except as otherwise expressly ordered herein, no other or further notice is necessary; and objections (if any) to the Motion having been withdrawn or overruled on the merits; and after due deliberation and sufficient cause appearing therefor,

IT IS HEREBY FOUND AND DETERMINED THAT:3

A. Jurisdiction and Venue. This Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334. This Court may issue a final order on the Motion consistent with Article III of the United States Constitution. Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409. This matter is a core proceeding pursuant to 28 U.S.C. § 157(b).

B. Statutory and Rule Predicates. The statutory and other legal predicates for the relief requested in the Motion and for the approvals and authorizations set forth herein are sections 105(a) and 363 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004, 9007, 9008 and 9014, Local Rules 2002-1, 6004-1, 9006-1 and 9013-1 and the Guidelines for the Conduct of Asset Sales, adopted by General Order M-331, dated September 5, 2006, as amended by General Order M-383, dated November 18, 2009, and as updated on June 17, 2013 (the “Sale Guidelines”).

C. Final Order. This Sale Order constitutes a final order within the meaning of 28 U.S.C. § 158(a). Notwithstanding Bankruptcy Rule 6004(h), and to the extent necessary under Bankruptcy Rule 9014 and Rule 54(b) of the Federal Rules of Civil Procedures, as made applicable by Bankruptcy Rule 7054, this Court expressly finds that there is no just reason for delay in the implementation of this Sale Order, and expressly directs entry of judgment as set forth herein and authorizes the immediate closing of the Sale Transaction contemplated hereby without regard to any stay or delay in its implementation.

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The findings of fact and the conclusions of law stated herein constitute this Court’s findings of fac t and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact.

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D. Sale Notice. As shown by the affidavits of service filed with this Court and the representations or proffers made on the record at the Sale Hearing, the Debtor has provided due, good, proper, timely, reasonable, adequate, appropriate and sufficient notice of, and sufficient opportunity to object to, the Motion and the relief requested therein, the Bid Procedures (including, without limitation, the deadline for submitting Qualified Bids), the Sale Hearing, the Sale Transaction (including the selection of the Sale Transaction as the Successful Bid and Buyer as the Successful Bidder), the Purchase Agreement, and the proposed entry of this Sale Order, all in compliance with all applicable requirements of the Bankruptcy Code, the Bankruptcy Rules and the Local Rules, including (a) by providing actual written notice of the foregoing to the Sale Notice Parties and (b) by publishing the Sale Notice in the national edition of the Wall Street Journal on May 20, 2023. Such notice was timely, proper, adequate, appropriate and sufficient under the circumstances of this Chapter 11 Case and complied with the Bid Procedures Order and other orders of this Court and no other or further notice is necessary or shall be required.

E. Opportunity to Object. A fair and reasonable opportunity to object to and be heard regarding the relief requested in the Motion and granted by this Sale Order, including, but not limited to, the Sale Transaction (including the selection of the Sale Transaction as the Successful Bid and Buyer as the Successful Bidder) and the Purchase Agreement, has been afforded to all interested parties, including, but not limited to, the Sale Notice Parties.

F. Compliance with Bid Procedures. As demonstrated by evidence proffered or adduced and the representations of counsel at the Sale Hearing, the Bid Procedures (as approved by the Bid Procedures Order) were substantively and procedurally fair to all parties, were the result

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of arm’s-length negotiations and provided a full, fair and reasonable opportunity for any party to make an offer to purchase the SVB Securities Business. The disclosures made by the Debtor concerning the Motion, the Purchase Agreement, the Sale Transaction and the Sale Hearing were good, complete and adequate. The Debtor and Buyer and their respective counsel and other advisors have complied, in good faith, with the Bid Procedures Order and the Bid Procedures in all respects. As demonstrated by any testimony and other evidence proffered or adduced at the Sale Hearing or submitted by affidavit or declaration at or prior to the Sale Hearing and the representations of counsel made on the record at the Sale Hearing, the Debtor, in the sound exercise of its business judgment, conducted extensive and robust marketing efforts and a competitive sale process, in each case in accordance with the Bid Procedures and the Bid Procedures Order and to the maximum extent practicable under the circumstances, through which the Debtor (a) afforded interested potential purchasers a full, fair and reasonable opportunity to qualify as bidders and submit their highest or otherwise best offer to purchase the SVB Securities Business, (b) provided potential purchasers sufficient information to enable them to make an informed judgment on whether to bid on the SVB Securities Business and (c) considered any bids properly submitted in accordance with the Bid Procedures on or before the Bid Deadline. Buyer submitted a Qualified Bid pursuant to the Bid Procedures approved by this Court and was determined by the Debtor, after consultation with the Consulting Professionals, to be the Successful Bidder for the SVB Securities Business.

G. Disclosure of Connections. Buyer disclosed to the Debtor in its Qualified Bid all information required by the Bid Procedures concerning the identity of Buyer and its affiliates, including the Management Investors and the Financing Partner (the “Buyer Interested Party Group”), including all material Interested Party Transactions. Buyer’s disclosures comply

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with the disclosure requirements of the Bid Procedures and are sufficient to provide the Debtor and the Consulting Professionals complete and accurate information concerning all material Interested Party Transactions and other material connections between the Buyer Interested Party Group and the Debtor, its affiliates and their respective current or former directors and officers. Buyer’s disclosures establish that certain members of the Buyer Interested Party Group are “insiders” of the Debtor within the meaning of section 101(31) of the Bankruptcy Code, insofar as (x) certain of the Management Investors are officers (and, thus, insiders) of the Company Broker-Dealer, an indirect wholly owned subsidiary (and, thus, an affiliate) of the Debtor, and (y) pursuant to section 101(31)(E) of the Bankruptcy Code, insiders of an affiliate of a debtor are deemed to be insiders of the debtor itself. Although certain members of the Buyer Interested Party Group are insiders of the Debtor, no common identity of directors or controlling equity interest holders exists between Buyer or any other member of the Buyer Interested Party Group, on the one hand, and the Debtor or SVBS Holdings, on the other hand, and none of Buyer or any other member of the Buyer Interested Party Group controls the Debtor or SVBS Holdings in any respect.

H. Good Faith of Buyer and Buyer Interested Party Group; No Collusion. Notwithstanding that certain members of the Buyer Interested Party Group are “insiders” of the Debtor within the meaning of section 101(31) of the Bankruptcy Code, the Sale Transaction, including the Purchase Agreement, was negotiated, proposed and entered into by the Debtor, SVBS Holdings and Buyer without collusion, in good faith, and from arm’s-length bargaining positions, and are substantively and procedurally fair to all parties. The Debtor’s decision to (a) select Buyer as the Successful Bidder, (b) enter into (and cause SVBS Holdings to enter into) the Purchase Agreement, (c) seek entry of this Sale Order and (d) proceed to consummate (and cause SVBS Holdings to proceed to consummate) the Sale Transaction was made by the Restructuring Committee of its Board, each member of which is (x) an independent director and (y) disinterested with respect to the Sale Transaction.

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I. Buyer and the other members of the Buyer Interested Party Group have not acted in a collusive manner, and the purchase price was not controlled by any agreement among bidders. Among other things, Buyer and the other members of the Buyer Interested Party Group (a) recognized that the Debtor is free to deal with any other party interested in acquiring the SVB Securities Business; (b) complied with the provisions of the Bid Procedures Order; (c) agreed to subject their bid to the competitive bidding procedures set forth in the Bid Procedures Order; and (d) disclosed all material payments to be made by Buyer and the Buyer Interested Party Group to the Debtor and SVBS Holdings and any other agreements or arrangements entered into by Buyer and the Debtor or SVBS Holdings in connection with the Sale. Buyer is purchasing the SVB Securities Business in good faith and for reasonably equivalent value and is a good faith buye r within the meaning of section 363(m) of the Bankruptcy Code. Buyer is therefore entitled to all of the protections afforded under section 363(m), has proceeded in good faith in all respects in connection with this proceeding, and would not have entered into the Purchase Agreement and would not consummate the Sale Transaction if it was not granted all of the protections afforded under section 363(m) of the Bankruptcy Code.

J. None of the Debtor, SVBS Holdings, Buyer or any member of the Buyer Interested Party Group has engaged in any conduct that would cause or permit the Purchase Agreement or the consummation of the Sale Transaction to be avoided, or costs or damages to be imposed, under section 363(n) of the Bankruptcy Code or otherwise violated section 363(n) of the Bankruptcy Code by any action or inaction.

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K. Highest or Otherwise Best Offer. The Debtor and its advisors, including, without limitation, Centerview Partners LLC, thoroughly and fairly marketed the SVB Securities Business, including the Transferred Assets, to the maximum extent practicable under the circumstances, and conducted the related sale process contemplated by the Bid Procedures Order in good faith and in a fair and open manner, soliciting offers to acquire the SVB Securities Business from numerous parties. The sale process and the Bid Procedures were non-collusive, duly noticed and provided a full, fair, reasonable and adequate opportunity for any interested party to make a higher or otherwise better offer for the SVB Securities Business than Buyer’s Successful Bid. The offer to purchase the SVB Securities Business made by Buyer, on the terms and subject to the conditions set forth in the Purchase Agreement: (a) was made in good faith and complied in all respects with the Bid Procedures Order; (b) is the highest or otherwise best offer obtained for the SVB Securities Business and will provide a greater recovery for the Debtor’s estate than would be provided by any other reasonably available alternative, (c) maximizes the value of SVBS Holdings; (d) is for fair, adequate and sufficient consideration that constitutes reasonably equivalent value for the SVB Securities Business (including the Transferred Assets) being conveyed to Buyer; (e) is fair and reasonable; (f) is in the best interests of the Debtor’s estate and its creditors; and (g) would not have been made by Buyer absent the protections afforded to Buyer by this Sale Order.

L. The Debtor’s determination, after consultation with the Consulting Professionals, that the Sale Transaction, pursuant to the Purchase Agreement, provides the highest or otherwise best offer for the SVB Securities Business, and its related decisions to sell the SVB Securities Business, including to sell the Transferred Debtor Assets to Buyer, cause SVBS Holdings to sell the Interests and the assets of SVBS Holdings that constitute Transferred Assets

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to Buyer and assign or cause SVBS Holdings to assign, as applicable, the Transferred Liabilities to Buyer, each constitutes a reasonable, good-faith exercise of the Debtor’s business judgment. The facts and circumstances described in the Motion and the additional evidence adduced in connection with the Sale Hearing demonstrate the Debtor has articulated sound business reasons for consummating and causing SVBS Holdings to consummate the Sale Transaction and for selling and causing the sale of the SVB Securities Business outside of a chapter 11 plan. It is a reasonable, good-faith exercise of the Debtor’s business judgment to execute, deliver and consummate, and to cause SVBS Holdings to execute, deliver and consummate, the Purchase Agreement and the related or ancillary agreements thereto or contemplated thereby (the “Ancillary Agreements”) and the Sale Transaction, as authorized by this Sale Order.

M. No Sub Rosa Plan. The Sale Transaction, the Purchase Agreement and the other transactions contemplated thereby do not constitute a sub rosa chapter 11 plan. The Sale Transaction neither impermissibly restructures the rights of the Debtor’s creditors nor dictates the terms of any chapter 11 plan for the Debtor.

N. Fair Consideration. The consideration provided by Buyer to the Debtor and SVBS Holdings in exchange for the transfer of the SVB Securities Business pursuant to the Purchase Agreement (a) is fair and reasonable, (b) constitutes the highest or otherwise best offer for the SVB Securities Business and (c) constitutes the provision of reasonably equivalent value, fair saleable value and fair consideration under the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, the Uniform Voidable Transactions Act or any similar law (including common law) of the United States, any state, territory or possession of the United States, including the District of Columbia, or any foreign jurisdiction (col lectively, “Fraudulent Transfer Laws”) to each of the Debtor and SVBS Holdings. No other person or entity

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or group of entities has offered to purchase the SVB Securities Business for higher or otherwise better value to SVBS Holdings and the Debtor’s estate than Buyer. Approval of the Purchase Agreement and the consummation of the Sale Transaction contemplated thereby is in the best interests of the Debtor, its estate and its creditors.

O. The Purchase Agreement was not entered into for the purpose of hindering, delaying or defrauding creditors under the Bankruptcy Code or under any Fraudulent Transfer Laws. None of the Debtor, SVBS Holdings or Buyer are entering into the Purchase Agreement or undertaking the Sale Transaction fraudulently for the purpose of any applicable Fraudulent Transfer Laws.

P. Corporate Power and Authority. The Debtor and SVBS Holdings have, to the extent necessary and applicable, (a) all requisite corporate, limited liability company or similar power and authority to execute and deliver the Purchase Agreement, the Ancillary Agreements and all other documents contemplated thereby, (b) all requisite corporate, limited liability company or similar power and authority as a corporation, limited liability company or other legal entity necessary to consummate the transactions contemplated by the Purchase Agreement and the Ancillary Agreements and (c) taken all organizational and similar action necessary to authorize and approve the Purchase Agreement and the consummation of the Sale Transaction. The Sale Transaction contemplated by the Purchase Agreement has been duly and validly authorized by all necessary corporate, limited liability company or other applicable action. No consents or approvals, other than those expressly provided for in the Purchase Agreement, are required for the Debtor and SVBS Holdings to consummate the Sale Transaction.

Q. Title to Assets. The Transferred Debtor Assets constitute property of the Debtor’s estate and rights, title and interests thereto are currently vested in the Debtor’s estate

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pursuant to, and within the meaning of, section 541(a) of the Bankruptcy Code. The transfer of the Debtor’s rights, title and interests to the Transferred Debtor Assets to Buyer on the terms and subject to the conditions of the Purchase Agreement and this Sale Order will be, as of the Closing (as defined in the Purchase Agreement), a legal, valid and effective transfer of such rights, title and interests in the Transferred Debtor Assets, which transfer vests or will vest Buyer with all rights, title and interests of the Debtor to the Transferred Debtor Assets free and clear of all Encumbrances (as defined in the Purchase Agreement), but subject to the Transferred Liabilities.

R. No Merger; No Successor Liability. Buyer is not a successor to or a mere continuation of the Debtor or its estate or SVBS Holdings and there is no continuity of enterprise or common identity between Buyer, on the one hand, and the Debtor or SVBS Holdings, on the other hand. Buyer is not holding itself out to the public as a successor to or a continuation of the Debtor, its estate or SVBS Holdings. Buyer is not a successor to the Debtor, its estate or SVBS Holdings by reason of any theory of law or equity, and the Sale Transaction does not amount to a consolidation, succession, merger or de facto merger of Buyer, on the one hand, and the Debtor or SVBS Holdings, on the other hand. The transfer of the Transferred Assets to Buyer, and the assumption of the Transferred Liabilities, except as otherwise explicitly set forth in the Purchase Agreement, does not, and will not, subject Buyer to any liability whatsoever, with respect to the Debtor, SVBS Holdings or the operation of their respective businesses prior to the Closing or by reason of such transfer, including under the laws of the United States, any state, territory or possession thereof, or the District of Columbia, or any foreign jurisdiction, based, in whole or in part, directly or indirectly, on any, or any theory of, successor, vicarious, antitrust, environmental , revenue, pension, ERISA, tax, labor (including any WARN Act), employment or benefits, de facto merger, business continuation, substantial continuity, alter ego, derivative, transferee, veil

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piercing, escheat, continuity of enterprise, mere continuation, product line or products liability or law, or other applicable law, rule or regulation (including filing requirements under any such law, rule or regulation), or theory of liability, whether legal, equitable or otherwise. Pursuant to the Purchase Agreement, Buyer is not purchasing all of the Debtor’s or SVBS Holdings’ assets in that Buyer is not purchasing any of the Excluded Assets or assuming the Excluded Liabilities and shall have no liability for the Excluded Liabilities.

S. Satisfaction of Section 363(f) Standards. With respect to the Transferred Debtor Assets, the conditions of section 363(f) of the Bankruptcy Code have been satisfied in full, and upon entry of this Sale Order, the Debtor is authorized to transfer all of its right, title and interest in and to the Transferred Debtor Assets free and clear of all Encumbrances other than the Transferred Liabilities.

T. The Debtor may sell the Transferred Debtor Assets free and clear of all Encumbrances (other than the Transferred Liabilities) because, in each case, one or more of the standards set forth in section 363(f)(l)–(5) of the Bankruptcy Code has been satisfied. Holders of Encumbrances against the Debtor, its estate or the Transferred Debtor Assets who did not timely object, or who withdrew their objections, to the Sale Transaction or the Motion are deemed to have consented pursuant to section 363(f)(2) of the Bankruptcy Code (other than with respect to the Transferred Liabilities). All other holders of Encumbrances (other than with respect to the Transferred Liabilities) against the Debtor, its estate or the Transferred Debtor Assets are adequately protected by having their Encumbrances, if any, in each instance against the Debtor, its estate or the Transferred Debtor Assets, attach to the net cash proceeds of the Sale Transaction ultimately attributable to the Transferred Debtor Assets in which such holder alleges an Encumbrance, in the same order of priority, with the same validity, force and effect that such Encumbrances had prior to the Sale Transaction, subject to any claims and defenses the Debtor and its estate may possess with respect thereto.

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U. Buyer would not have entered into the Purchase Agreement and would not consummate the Sale Transaction if the sale of the Transferred Debtor Assets to Buyer were not free and clear of all Encumbrances, except for the Transferred Liabilities. Buyer will not consummate the Sale Transaction unless this Court expressly orders that none of Buyer, the other members of the Buyer Interested Party Group, or the Transferred Debtor Assets will have any liability whatsoever with respect to, or be required to satisfy in any manner, whether at law or in equity, or by payment, setoff, recoupment, or otherwise, directly or indirectly, any Encumbrances asserted or assertable now or in the future against the Transferred Debtor Assets, except for the Transferred Liabilities. The total consideration to be provided under the Purchase Agreement reflects Buyer’s reliance on this Sale Order to provide it, pursuant to sections 105(a) and 363 of the Bankruptcy Code, with title to, interest in and possession of the Transferred Debtor Assets free and clear of all Encumbrances other than the Transferred Liabilities.

V. Waiver of Bankruptcy Rule 6004(h). Good and sufficient reasons for approval of the Purchase Agreement and the Sale Transaction have been articulated. The relief requested in the Motion, with respect to the Sale of the SVB Securities Business, is in the best interests of the Debtor, its estate and its creditors (including by maximizing the value the Debtor’s interest in SVBS Holdings). The Debtor has demonstrated both (a) good, sufficient and sound business purposes and justifications and (b) compelling circumstances for the Sale Transaction other than in the ordinary course of business, pursuant to sections 105(a) and 363(b) of the Bankruptcy Code before, and outside of, a chapter 11 plan, in that, among other things, the immediate consummation of the Sale Transaction is necessary and appropriate to maximize the

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value of the Debtor’s estate (including the value the Debtor’s interest in SVBS Holdings). Accordingly, there is cause to lift the stay contemplated by Bankruptcy Rule 6004(h) with respect to the Sale Transaction. To maximize the value of the SVB Securities Business and preserve the viability of the business of the Companies, it is essential that the Sale Transaction be consummated as soon as possible and, in any case, within the time constraints set forth in the Purchase Agreement. Time is of the essence in consummating the Sale Transaction and the Debtor, SVBS Holdings and Buyer intend to close the Sale Transaction as soon as practicable. Given all of the circumstances of this Chapter 11 Case and the adequacy and fair value of the consideration under the Purchase Agreement, the proposed Sale Transaction constitutes a reasonable and sound exercise of the Debtor’s business judgment and should be approved.

W. The Purchase Agreement is a valid and binding contract among the Debtor, SVBS Holdings and Buyer and shall be enforceable according to its terms. The consummation of the Sale Transaction is legal, valid and properly authorized under all applicable provisions of the Bankruptcy Code, including, without limitation, sections 105(a), 363(b), 363(f) and 363(m), to the extent applicable, and all of the applicable requirements of such sections have been complied with in respect of the Sale Transaction.

X. Personally Identifiable Information. The Sale Transaction does not involve the sale of any personally identifiable information, as that term is defined in section 101(41A) of the Bankruptcy Code, with respect to which the Debtor, in connection with offering a product or service, disclosed to an individual a policy prohibiting the transfer of such personally identifiable information. Thus, the appointment of a consumer privacy ombudsman pursuant to section 363(b) (1) or section 332 of the Bankruptcy Code is not required with respect to the Sale Transaction.

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Y. Legal and Factual Bases. The legal and factual bases set forth in the Motion and the evidence adduced in connection with the Sale Hearing establish just cause for the relief granted herein. Entry of this Sale Order is in the best interests of the Debtor, its estate and its creditors.

IT IS HEREBY ORDERED THAT:

A.	General Provisions

1. The Motion is GRANTED as set forth herein.

2. All objections, responses, reservations of rights or requests for any continuances concerning the Motion or the relief requested therein with respect to the Purchase Agreement, the Sale Transaction (including the selection of the Sale Transaction as the Successful Bid and Buyer as the Successful Bidder), the entry of this Sale Order or the relief granted herein are resolved in accordance with the terms of this Sale Order or as set forth in the record of the Sale Hearing. To the extent any such objections, responses, reservations of rights or requests for continuances were not otherwise withdrawn, waived, settled or resolved, any such objections, responses, reservations of rights and requests for continuances are hereby overruled and denied on the merits with prejudice. All interested parties that failed to timely object are deemed to have consented to the relief granted herein for all purposes.

3. Notice of the Motion, the Purchase Agreement, the Sale Transaction, including the Sale of the Transferred Debtor Assets free and clear of all Encumbrances other than the Transferred Liabilities, and the Sale Hearing was fair, equitable, proper and sufficient under the circumstances and complied in all respects with section 102(1) of the Bankruptcy Code, Bankruptcy Rules 2002 and 6004, Local Rules 2002-1, 6004-1, 9006-1 and 9013-1, the Sale Guidelines, the Bid Procedures Order and other orders of this Court.

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B.	Approval of the Purchase Agreement

4. The Purchase Agreement and all ancillary documents, and all of the terms and conditions thereof, are hereby authorized and approved in all respects. The failure to specifically include or make reference to any particular provision of the Purchase Agreement in this Sale Order shall not impair the effectiveness of such provision, it being the intent of this Court that the Purchase Agreement and the Sale Transaction are authorized and approved in their entirety; provided, however, that this Sale Order shall govern if there is any inconsistency between the Purchase Agreement (including all Ancillary Agreements) and this Sale Order.

5. Pursuant to sections 105(a), 363(b) and 363(f) of the Bankruptcy Code, to the extent applicable, the Debtor is authorized and empowered on behalf of itself and SVBS Holdings to, or to cause SVBS Holdings and its subsidiaries to, take any and all actions necessary or appropriate to (a) consummate the Sale Transaction to Buyer pursuant to and in accordance with the terms and subject to the conditions of the Purchase Agreement and this Sale Order, (b) close the Sale Transaction as contemplated in the Purchase Agreement and this Sale Order and (c) execute and deliver, perform under, consummate and implement the Purchase Agreement and the Ancillary Agreements. Buyer shall not be required to seek or obtain relief from the automatic stay under section 362 of the Bankruptcy Code to enforce any of its remedies under the Purchase Agreement or any Ancillary Agreement. The automatic stay imposed by section 362 of the Bankruptcy Code is modified solely to the extent necessary to implement the preceding sentence and the other provisions of this Sale Order; provided, however, that this Court shall retain exclusive jurisdiction over any and all disputes with respect thereto.

6. This Sale Order shall be binding in all respects upon the Debtor, its estate, all creditors of, and holders of equity interests in, the Debtor, any holders of Encumbrances in, against or on all or any portion of the Transferred Debtor Assets (whether known or unknown),

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SVBS Holdings, Buyer and all successors and assigns of Buyer with respect to the SVB Securities Business and any trustees, if any, subsequently appointed in this Chapter 11 Case or upon a conversion to chapter 7 under the Bankruptcy Code of this Chapter 11 Case.

C.	Consummation of the Sale Transaction

7. Pursuant to sections 105(a), 363(b) and 363(f) of the Bankruptcy Code, the Debtor is authorized to transfer all of its rights, title and interests in the Transferred Debtor Assets to Buyer at the Closing, on the terms and subject to the conditions of the Purchase Agreement, and such transfer shall constitute a legal, valid, binding and effective transfer of such rights, title and interests in the Transferred Debtor Assets and shall vest Buyer with all of the Debtor’s rights, title and interests in the Transferred Debtor Assets and, upon the Debtor’s receipt of the Cash Purchase Price, the Subordinated Debt Payoff Amount, the Synthetic Equity Consideration and any Estimated MN Distribution payable at Closing (each capitalized term as defined in the Purchase Agreement) and Buyer’s assumption of Transferred Liabilities, on the terms and subject to the conditions of the Purchase Agreement, shall be free and clear of all Encumbrances and successor or successor-in-interest liability asserted against the Transferred Debtor Assets, other than the Transferred Liabilities, with all such Encumbrances to attach to the net proceeds ultimately attributable to the property against or in which such Encumbrances are asserted, subject to the terms thereof, with the same validity, force and effect, and in the same order of priority, which such Encumbrances now have against the Transferred Debtor Assets, subject to any rights, claims and defenses the Debtor or its estate, as applicable, may possess with respect thereto. The provisions of this Sale Order authorizing and approving the transfer of the Transferred Debtor Assets free and clear of any Encumbrances, other than the Transferred Liabilities, shall be self-executing, and neither the Debtor nor Buyer shall be required to execute or file releases, termination statements, assignments, consents or other instruments in order to effectuate, consummate and implement the provisions of this Sale Order.

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8. The Debtor is further authorized to cause SVBS Holdings to transfer all of its rights, title and interests in the Interests, and assign all of its rights, title and interests in the Transferred Assets, to Buyer at the Closing, in accordance with the terms of the Purchase Agreement, and such transfer shall constitute a legal, valid, binding and effective transfer of such rights, title and interests in the Interests and such Transferred Assets and shall vest Buyer with all of SVBS Holdings’ rights, title and interests in the Interests and such Transferred Assets.

9. The consideration for the purchase of the Interests and the Transferred Assets under the Purchase Agreement, as set forth in Section 1.5 of the Purchase Agreement, will be payable to the Debtor and SVBS Holdings in accordance with the allocation determinations under the Purchase Agreement and subject to all applicable law.

10. A certified copy of this Sale Order may be filed with the appropriate clerk and/or recorded with the recorder to act to cancel any liens and other Encumbrances, including any Liens, of record, except the Transferred Liabilities, to the extent set forth herein.

11. If any person or entity which has filed statements or other documents or agreements evidencing Encumbrances, in, against or on all or any portion of the Transferred Debtor Assets shall not have delivered to the Debtor prior to the Closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of liens and easements and any other documents necessary for the purpose of documenting the release of all liens or interests, including any Liens, which the person or entity has or may assert with respect to all or any portion of the Transferred Debtor Assets, the Debtor, Buyer and each of their respective officers, employees and agents are hereby authorized and empowered to execute and file such statements, instruments, releases and other documents on behalf of such person or entity with respect to the Transferred Debtor Assets.

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12. This Sale Order is and shall be effective as a determination that, as of the Closing, any Encumbrances of any kind or nature whatsoever existing as to the Transferred Debtor Assets prior to the Closing (other than the Transferred Liabilities), shall have been unconditionally released, discharged and terminated from the Transferred Debtor Assets, and that the conveyances described herein have been effected. This Sale Order is and shall be binding upon and govern the acts of all persons and entities, including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state and local officials and all other persons and entities who may be required by operation of law, the duties of their office or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any lease; and each of the foregoing persons and entities is hereby directed to accept for filing any and all of the documents and instruments necessary and appropriate to consummate the Sale Transaction.

D.	No Successor Liability

13. Buyer is not a “successor” to, continuation of or alter ego of, the Debtor, its estate or SVBS Holdings by reason of any theory of law or equity. Except for the Transferred Liabilities and Permitted Post-Closing Encumbrances (as defined in the Purchase Agreement) (with respect to the Transferred Assets of SVBS Holdings), Buyer shall not have, assume, or be deemed to assume, or in any way be responsible for, any liability or obligation of any of the Debtor, its estate or SVBS Holdings, or any of the Debtor’s or SVBS Holdings’ predecessors or affiliates with respect to the Transferred Assets or otherwise; provided that, for the avoidance of doubt, the foregoing shall not discharge or otherwise modify any existing Liability of the Companies. Neither

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the purchase of the Transferred Assets by Buyer nor the fact that Buyer is using any of the Transferred Assets previously operated by the Debtor will cause Buyer to be deemed a successor to, combination of, or alter ego of, in any respect, any of the Debtor, SVBS Holdings or their respective businesses, or incur any liability derived therefrom within the meaning of any foreign, federal, state or local revenue, pension, ERISA, tax, antitrust, environmental, labor law (including any WARN Act), employment or benefits law, de facto merger, business continuation, substantial continuity, successor, vicarious, alter ego, derivative or transferee liability, veil piercing, escheat, continuity of enterprise, mere continuation, product line or other law, rule, regulation (including filing requirements under any such laws, rules or regulations), or under any products liability law or doctrine with respect to the Debtor’s or SVBS Holdings’ liability under such law, rule or regulation or doctrine, whether now known or unknown, now existing or hereafter arising, whether fixed or contingent, whether asserted or unasserted, whether legal or equitable, whether matured or unmatured, whether contingent or noncontingent, whether liquidated or unliquidated, whether arising prior to or subsequent to the Petition Date, whether imposed by agreement, understanding, law, equity or otherwise, including, but not limited to, liabilities on account of warranties, intercompany loans and receivables among the Debtor and its affiliates, and any taxes, arising, accruing or payable under, out of, in connection with or in any way relating to the cancellation of debt of the Debtor, SVBS Holdings or their Affiliates, or in any way relating to the operation of any of the Transferred Assets prior to the Closing Date, other than Permitted Post-Closing Encumbrances (with respect to the Transferred Assets of SVBS Holdings) and Transferred Liabilities.

E.	Prohibition of Actions Against Buyer

14. Other than Permitted Post-Closing Encumbrances (with respect to the Transferred Assets of SVBS Holdings) and the Transferred Liabilities, Buyer shall not have any

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liability or other obligation or responsibility of the Debtor or any of its predecessors or Affiliates (as defined in the Purchase Agreement) arising, accruing or payable under, out of, in connection with, or in any way relating to the Transferred Debtor Assets prior to the Closing, including any Encumbrances that may become due or owing after the Closing Date but that arise out of or relate to any act, omission, circumstance, breach, default or other event occurring prior to the Closing Date. For the avoidance of doubt, nothing herein shall discharge or otherwise modify any existing Liability of the Companies.

15. Except as expressly otherwise set forth in the Purchase Agreement and this Sale Order, all persons and entities, including, but not limited to, all debt holders, equity security holders, governmental, tax and regulatory authorities, lenders, trade creditors, employees, litigation claimants and other creditors, holding Encumbrances against or in all or any portion of the Transferred Debtor Assets hereby are forever barred, estopped and permanently enjoined from asserting against Buyer, any member of the Buyer Interested Party Group, their Affiliates, their successors or assigns, their property or the Transferred Debtor Assets, such persons’ or entities’ Encumbrances in and to the Transferred Debtor Assets, including, without limitation, the following actions: (a) commencing or continuing in any manner any action or other proceeding against Buyer, any member of the Buyer Interested Party Group, their Affiliates, their successors or assigns or their assets or properties; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against Buyer, any member of the Buyer Interested Party Group, their Affiliates, their successors or assigns or their assets or properties; (c) creating, perfecting or enforcing any Encumbrances against Buyer, any member of the Buyer Interested Party Group, their Affiliates, their successors or assigns or their assets or properties; (d) asserting any unexercised setoff or right of subrogation against any obligation due Buyer, any member of

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the Buyer Interested Party Group, their Affiliates, their successors or assigns or their assets or properties; (e) commencing or continuing any action, in any manner or place, that does not comply or is inconsistent with the provisions of this Sale Order, or the agreements or actions contemplated or taken in respect thereof; or (f) revoking, terminating or failing or refusing to transfer or renew any license, permit or authorization with respect to the Transferred Debtor Assets, subject to paragraph 18 below. As of the Closing, each creditor is authorized and directed to execute such documents and take all other actions as may be necessary to release any Encumbrances in or on the Transferred Debtor Assets, except the Transferred Liabilities, as provided for herein, as such Encumbrances may have been recorded or may otherwise exist. For the avoidance of doubt, nothing contained in this Sale Order shall be deemed to have waived, released or transferred any claims, causes of action or any other rights or remedies of the Debtor or its estate against: (i) other than the members of the Management Team, any current or former director or officer of (A) the Debtor or (B) any current or former Affiliate of the Debtor (other than the Companies); (ii) any current or former Affiliate of the Debtor (other than the Companies and, for the avoidance of doubt, the members of the Management Team); or (iii) Silicon Valley Bank, Silicon Valley Bridge Bank, N.A. or First-Citizens Bank & Trust Company.

16. All persons and entities are hereby forever prohibited and enjoined from taking any action that would adversely affect or interfere with (a) the ability of the Debtor to sell and transfer (or to cause SVBS Holdings to sell and transfer) the SVB Securities Business to Buyer and (b) the ability of Buyer to acquire and take possession of the SVB Securities Business, in each case, in accordance with the terms of the Purchase Agreement and this Sale Order.

17. Buyer has given substantial consideration under the Purchase Agreement for the benefit of the Debtor and its estate and SVBS Holdings. The consideration given by Buyer

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shall constitute valid and valuable consideration for the sale of (a) the Transferred Debtor Assets free and clear of any potential Encumbrances other than the Transferred Liabilities and (b) the SVB Securities Business. The consideration provided by Buyer for the SVB Securities Business under the Purchase Agreement is fair and reasonable and may not be avoided under section 363(n) of the Bankruptcy Code.

18. Nothing in this Sale Order or the Purchase Agreement releases, nullifies, precludes or enjoins the enforcement of any police or regulatory liability to a governmental unit that any entity would be subject to solely as the post-sale owner or operator of property after the date of this Sale Order. In addition, nothing in this Sale Order divests any tribunal of any jurisdiction it may have under police or regulatory law to interpret this Sale Order or to adjudicate any defense asserted under this Sale Order. Notwithstanding the foregoing, nothing in this paragraph 18 shall (a) be interpreted to deem Buyer the successor to the Debtor or SVBS Holdings under any state or federal law successor-liability doctrine with respect to any liabilities under police and regulatory statutes, laws or regulations; (b) be construed as a waiver by any party, including Buyer, of any applicable rights or defenses; or (c) be construed to create for any governmental entity any substantive right that does not already exist under law.

19. Further, nothing in this Sale Order or Purchase Agreement authorizes the transfer or assignment of any governmental license, permit, registration, authorization or approval, or the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements and approvals under police or regulatory law as appropriate.

20. Any Seller Indemnifiable Claim asserted by a Buyer Indemnified Party against the Debtor in accordance with the terms of Article VIII of the Purchase Agreement shall be an allowed claim against the Debtor in this Chapter 11 Case granted administrative claim status

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pursuant to section 503(b) of the Bankruptcy Code if such Seller Indemnified Claim is made pursuant to: (a) Section 8.2(a)(i) of the Purchase Agreement and results from or in connection with a breach or failure of the Debtor, (b) Section 8.2(a)(ii) of the Purchase Agreement and arises out of the conduct of any businesses of the Debtor or (c) Section 8.2(a)(iii) of the Purchase Agreement and arises out of the Excluded Assets or Excluded Liabilities of the Debtor, and, in each case, not any other member of the Seller Group.

21. The Deposit Amount shall not constitute property of the Debtor unless and until such Deposit Amount is released to the Debtor by the Escrow Agent (as defined in the Purchase Agreement) in accordance with the terms of the Purchase Agreement and the Escrow Agreement (as defined in the Purchase Agreement). If the Purchase Agreement is terminated for any reason prior to Closing other than by the Debtor as contemplated in Section 7.2(b) of the Purchase Agreement, then the Deposit Amount shall be returned to Buyer within five Business Days of termination.

22. The consideration provided by Buyer to the Debtor and SVBS Holdings pursuant to the Purchase Agreement for the SVB Securities Business (as detailed in Section 1.5 of the Purchase Agreement) constitutes reasonably equivalent value, fair saleable value and fair consideration for the Interests and the Transferred Assets under the Fraudulent Transfer Laws.

23. Buyer is undertaking the Sale Transaction without collusion and in good faith, within the meanings of sections 363(m) and (n) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the Sale Transaction shall not affect the validity of the Sale Transaction, unless such authorization and such Sale Transaction are duly stayed pending such appeal. Buyer is a good-faith buyer within the meaning of section 363(m) of the Bankruptcy Code and, as such, is entitled to the full protections of section 363(m) of the Bankruptcy Code.

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24. Nothing contained in any plan of reorganization or liquidation, or order of any type or kind entered in (a) this Chapter 11 Case, (b) any subsequent chapter 7 cases into which this Chapter 11 Case may be converted or (c) any related proceeding subsequent to entry of this Sale Order, shall conflict with or derogate from the provisions of the Purchase Agreement or the terms of this Sale Order. In the event there is a conflict between this Sale Order and the Purchase Agreement or any Ancillary Agreement, this Sale Order shall control and govern. Likewise, all of the provisions of this Sale Order are non-severable and mutually dependent. To the extent that this Sale Order is inconsistent with any prior order or pleading with respect to the Motion in this Chapter 11 Case, the terms of this Sale Order shall control.

25. Notwithstanding the provisions of Bankruptcy Rule 6004(h) or any applicable provisions of the Local Rules, this Sale Order shall not be stayed after the entry hereof, but shall be effective and enforceable immediately upon entry, and the fourteen-day stay provided in Bankruptcy Rule 6004(h) is hereby expressly waived and shall not apply, and the Debtor, SVBS Holdings and Buyer are authorized and empowered to close the Sale Transaction immediately upon entry of this Sale Order.

26. After consultation with the Consulting Professionals, the Purchase Agreement and any related agreements, documents or other instruments may be modified, amended or supplemented by the parties thereto and in accordance with the terms thereof, without further order of this Court; provided that any such modification, amendment or supplement does not have a material adverse effect on the Debtor’s estate or any of the Debtor’s creditors.

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27. Pursuant to the terms of and subject to the conditions contained in Section 4.12 of the Purchase Agreement, following the Closing, the Debtor, its successors and assigns and any trustee in bankruptcy shall have access to the Books and Records (as defined in the Purchase Agreement) for the specified purposes set forth in, and in accordance with, Section 4.12 of the Purchase Agreement, and the Debtor shall retain a copy of the Books and Records for the purposes set forth in Section 4.12 of the Purchase Agreement.

28. This Court shall retain exclusive jurisdiction to, among other things, interpret, implement and enforce the terms and provisions of this Sale Order and the Purchase Agreement, all amendments thereto and any waivers and consents thereunder and each of the agreements executed in connection therewith to which the Debtor is a party or which has been assigned by the Debtor to Buyer, and to adjudicate, if necessary, any and all disputes concerning or relating in any way to the Sale Transaction.

29. The Purchase Agreement shall be in full force and effect, regardless of the Debtor’s lack of good standing in any jurisdiction in which such Debtor is formed or authorized to transact business.

30. No bulk sales law, bulk transfer law or any similar law of any state or other jurisdiction (including those relating to taxes other than Transfer Taxes (as defined in the Purchase Agreement)) shall apply to the Sale Transaction or this Sale Order.

31. The appointment of a consumer privacy ombudsman pursuant to section 363(b)(1) or section 332 of the Bankruptcy Code is not required with respect to the Sale Transaction.

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32. Buyer and the other members of the Buyer Interested Party Group are parties in interest and shall have the ability to appear and be heard on all issues related to or otherwise connected to this Sale Order and the Sale Transaction.

33. Nothing in this Sale Order shall be deemed to waive, release, extinguish or estop the Debtor or its estate from asserting, or otherwise impair or diminish, any right (including any right of recoupment), claim, cause of action, defense, offset or counterclaim in respect of any assets of the Debtor that are not Transferred Debtor Assets.

34. All time periods set forth in this Sale Order shall be calculated in accordance with Bankruptcy Rule 9006(a).

IT IS SO ORDERED:

Dated:
New York, New York
MARTIN GLENN Chief United States Bankruptcy Judge

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EXHIBIT A

Interest and Asset Purchase Agreement

EXHIBIT F

FORM OF SYNTHETIC EQUITY CONSIDERATION INSTRUMENT

SYNTHETIC EQUITY AGREEMENT

THIS SYNTHETIC EQUITY AGREEMENT, dated as of [●], 20231 (this “Agreement”), is entered into between [Buyer HoldCo], a Delaware limited liability company (the “Company”), and SVB Securities Holdings LLC, a Delaware limited liability company (the “Holder”). The Company and the Holder are together referred to as the “Parties” and individually as a “Party”.

RECITALS

(A)

The Holder, SVB Financial Group, a Delaware corporation (“Parent”), SVB Securities LLC, a Delaware limited liability company (“SVBS”), SVB MEDACorp LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Holder (“SVB Medacorp”), and Saffron Buyer LLC, a Delaware limited liability company (the “Buyer”), entered into an Interest and Asset Purchase Agreement, dated as of June 17, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Purchase Agreement”), pursuant to which the Buyer agreed to purchase from the Holder and Parent all of the Interests and the Transferred Assets and assume from the Holder and Parent the Transferred Liabilities, in a sale authorized by the Bankruptcy Court.

(B)

The aggregate consideration payable by the Buyer at the Closing for the purchase of the Interests and the Transferred Assets and the assumption of the Transferred Liabilities under the Purchase Agreement includes a right entitling the Holder to a synthetic equity arrangement with the Company as provided in this Agreement.

(C)

The Company is entering into an Amended and Restated Limited Liability Company Agreement with its members as of the Closing (as amended or supplemented from time to time, the “HoldCo LLC Agreement”), including a Delaware limited partnership to be established by the management team of SVB Securities LLC (“Management Holdco”) and the Baupost Investors, a true and complete copy of which has been provided to the Holder.

(D)	The Company holds 100% of the equity interests in the Buyer.

In consideration of the foregoing and the consummation of the transactions referred to above, the Company and the Holder agree as follows:

1.	DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Purchase Agreement, or, if no meaning is set forth in this Agreement or the Purchase Agreement, the meaning required by the context in which such term is used. As used in this Agreement, the following capitalized terms shall have the following meanings:

[1]	Note: Closing Date of the Purchase Agreement.

“Additional Securities” shall have the meaning set forth in Section 4.1.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise. “Affiliate” also includes any Person who is (or is directly, or indirectly through one or more intermediaries, controlled by) a spouse, ancestor, descendant or sibling of the Person to whom reference is made, a spouse of such ancestor, descendant or sibling, or a trust created for the primary benefit of such spouse, ancestor, descendant or sibling. Notwithstanding anything to the contrary set forth in this Agreement, (a) no portfolio company of the Baupost Investors or their Affiliates shall be deemed or treated as an Affiliate, and (b) Management Holdco shall not be deemed or treated as an Affiliate of the Baupost Investors.

“Aggregate Class A Distribution Amount” shall have the meaning set forth in Section 2.1(a).

“Aggregate Class B-1 Distribution Amount” shall have the meaning set forth in Section 2.1(b).

“Agreed Percentage” means a percentage initially equal to five percent (5%) of (i) the total issued and outstanding Class A Units and (ii) the total issued and outstanding Class B-1 Units on an aggregate basis as of the date of this Agreement, in each case subject to adjustment pursuant to the terms of Section 4, if and to the extent applicable, or otherwise equitably increased or decreased to account for the, as applicable, redemption, forfeiture or issuance of equity interests, including additional Class A Units, Class B Units or other Units of the Company from and after the execution of this Agreement through the occurrence of any Payment Event.

“Baupost Director” shall mean any director on the Board appointed from time to time by the Baupost Investors.

“Baupost Investors” shall mean [●].

“Board” shall mean the board of directors (each director being deemed a “manager” of the Company for the purposes of the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.)).

“Business” shall mean the business of SVBS, SVB Medacorp and their respective Subsidiaries (if any) as conducted in each state and other jurisdiction in North America in which SVBS or SVB Medacorp has offices or customers or otherwise conducts business operations as of a given date.

“Business Day” shall mean a day other than any day on which banks are authorized or obligated by Law or executive order to close in New York, New York.

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“Buyer” shall have the meaning set forth in the Recitals.

“Call Price” shall have the meaning set forth in Section 2.4(a).

“Call Right” shall have the meaning set forth in Section 2.4(a).

“Call Right Valuation” means an amount equal to (i) 150% multiplied by (ii) the trailing twelve (12) months revenue of the Company and its Subsidiaries (calculated as of the date the Call Notice is delivered).

“Called Synthetic Rights” shall have the meaning set forth in Section 2.4(a).

“Change of Control” shall mean (a) any transaction or series of transactions immediately following which a Person or Persons acting as a group (other than Management Holdco) becomes the beneficial owner of more than fifty percent (50%) of the outstanding Voting Units of the Company, (b) any transaction or series of transactions, immediately following which Management Holdco, directly or indirectly, beneficially own less than fifty percent (50%) of the outstanding voting equity interests of (i) the Company, (ii) the Buyer, (iii) any direct or indirect holding company or parent of the Company or the Buyer or (iv) a successor to any entity described in clauses (i) and (iii), (c) a sale, lease, license or other disposition of all or substantially all of the Company’s assets (including the capital stock or assets of the Company’s Subsidiaries) or (d) a Qualified Offering.

“Chosen Courts” shall have the meaning set forth in Section 9.7.

“Class A Units” shall mean the Class A Units of the Company, having the powers, preferences, rights, qualifications, limitations and restrictions set forth in the HoldCo LLC Agreement.

“Class B Units” shall mean, collectively, the Class B-1 Units and the Class B-2 Units.

“Class B-1 Units” shall mean the Class B-1 Units of the Company, having the powers, preferences, rights, qualifications, limitations and restrictions set forth in the HoldCo LLC Agreement.

“Class B-2 Units” shall mean the Class B-2 Units of the Company, having the powers, preferences, rights, qualifications, limitations and restrictions set forth in the HoldCo LLC Agreement.

“Company” shall have the meaning set forth in the Preamble.

“Company Call Right” shall have the meaning set forth in Section 2.6.

“Company Offeror” shall mean (a) the Company (including any entity formed in a Conversion Transaction), (b) any successor to the Company or any surviving entity resulting from a merger, consolidation or other business combination involving the Company or any wholly owned Subsidiary of the Company, (c) any Subsidiary of the Company that is a holding company for all or substantially all of the operating assets of the Company’s Subsidiaries, or (d) any other entity the securities of which are exchanged for Units pursuant to the HoldCo LLC Agreement in anticipation of an IPO.

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“Competitor” shall mean any Person engaging in the Business.

“Conversion Transaction” shall mean a reorganization of the Company, in connection with the consummation of an IPO, into a corporation incorporated under the Laws of the State of Delaware or such other jurisdiction in such manner as the Board deems appropriate, efficient and in the best interests of the Company (and the Board shall use commercially reasonable efforts to effectuate such reorganization in a manner that is tax efficient for both the Company and the Holder and the owners of the Holder, subject to the requirements in the HoldCo LLC Agreement), including by way of conversion, merger, recapitalization, exchange or asset and liability transfer, in each case, giving effect to the same economic and voting rights contained in the HoldCo LLC Agreement after taking into consideration the structure of the Company and the Company’s Subsidiaries and their respective classes of securities.

“Corresponding Management Holdco Unit” shall mean a unit of Management Holdco issued by Management Holdco issued in connection with (and mirroring) the issuance of any Class A Unit, Class B-1 Unit, Class B-2 Unit or other class of Unit owned by Management Holdco.

“Court of Chancery” shall have the meaning set forth in Section 9.7.

“Delaware Federal Court” shall have the meaning set forth in Section 9.7.

“Drag-Along Notice” shall have the meaning set forth in Section 6.2.

“Drag-Along Portion” shall have the meaning set forth in Section 6.1.

“Drag-Along Purchaser(s)” shall have the meaning set forth in Section 6.1.

“Drag-Along Sale” shall have the meaning set forth in Section 6.1.

“Dragged Member” shall have the meaning set forth in Section 6.1.

“Dragging Members” shall have the meaning set forth in Section 6.1.

“Excluded Issuances” shall mean issuances of equity or debt securities of the Company (a) to employees, directors, consultants and/or advisors of the Company or its Subsidiaries who are natural persons directly pursuant to employee incentive plans, similar benefits programs or other arrangements, including grants to new hires, in connection with promotions or otherwise, in each case approved by the Board in accordance with the terms of the HoldCo LLC Agreement, including the issuance by the Company of any Class B-2 Units or other profits interests or other compensatory grants of Company securities, directly or indirectly through the issuance of Corresponding Management Holdco Units and a related issuance to Management Holdco; (b) in connection with permitted borrowings; (c) upon the exercise, conversion or exchange of securities previously issued in compliance with the HoldCo LLC Agreement; (d) in connection with a dividend, split, combination or subdivision of units made on a proportionate

4

basis to all holders of Class A Units and Class B-1 Units; (e) in connection with any recapitalization, reorganization, exchange or reclassification or similar transaction of the Company or any of its Subsidiaries; (f) pursuant to, or in connection with, a Change of Control or an IPO; (g) issued in connection with the implementation of a series structure in accordance with the the HoldCo LLC Agreement; and (h) in connection with financing the exercise of any call right of the Company or IPO Stock Redemption with respect to the Units pursuant to this Agreement or the HoldCo LLC Agreement.

“Fair Market Value” shall mean with respect to any asset, property, Unit or equity securities of the Company or Company Offeror, as applicable, as of any date, the fair market value as of such specified date determined in good faith by the Board (in accordance with the HoldCo LLC Agreement); provided, however, that with respect to Units or equity securities of the Company or Company Offeror, such determination shall be based on the most recent valuation of the Units or equity securities of the Company or Company Offeror conducted prior to the date of such determination, and taking into account (as determined in good faith by the Board) any relevant events occurring since such most recent valuation.

“Family Member” shall mean, with respect to any Management Holder or Member that is a natural Person, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner designated in good faith by such individual, lineal descendants or antecedents of such individual, mother-in-law, father-in-law, son-in-law, or daughter-in-law, including adoptive relationships.

“Family or Estate-Planning Transfer” shall mean a transfer of Units by a Management Holder or Member that is a natural Person for estate planning purposes or, upon death or disability of such first Person, in each case (a) to a Family Member of such first Person, (b) to a trust under which the distribution of such Units may be made only to such first Person and/or Family Members of such first Person while any of them is living (a “Family Trust”), (c) to charitable remainder trust, the income from which will be paid only to such first Person during his or her life, (d) to a corporation, the stockholders of which are only such first Person, Family Members of such first Person, and/or Family Trusts, (e) to a partnership or limited liability company, the partners or members of which are only such first Person, Family Members of such first Person and/or Family Trusts or (f) subject to Section 8.8 of the HoldCo LLC Agreement, by will or by the laws of intestate succession to the executors, administrators, testamentary trustees, legatees or beneficiaries of any Member, provided, however, in the case of the foregoing clauses (b) through (e) that such first Person, while living and not under a disability, has and continues to have sole control of any decision to vote any interests in the entity referred to. “Family or Estate-Planning Transferee” shall have a corresponding meaning.

“Fiscal Year” shall mean the fiscal year of the Company for financial statement and federal income tax purposes ending on December 31, subject to Code Section 706 and the regulations thereunder requiring an alternative taxable year in which case such taxable year shall be the Fiscal Year of the Company.

“Governmental Authority” shall mean any federal, state, local, municipal, county or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar entity and any self-regulatory organization (including in each case any branch, department or official thereof).

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“HoldCo LLC Agreement” shall have the meaning set forth in the Recitals.

“Holder” shall have the meaning set forth in the Preamble.

“Holder’s Class A Pro Rata Distribution Amount” shall have the meaning set forth in Section 2.1(a).

“Holder’s Class B-1 Pro Rata Distribution Amount” shall have the meaning set forth in Section 2.1(b).

“Holder Preemptive Securities Amount” shall have the meaning set forth in Section 4.1.

“Indebtedness” shall mean, with respect to any Person, (a) all liabilities of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all Indebtedness of others referred to in clauses (a) and (b) above guaranteed in any manner by such Person.

“Initial Subscribing Holder” shall have the meaning set forth in Section 4.1.

“Investors” shall mean, collectively, the Baupost Investors and Management Holdco.

“IPO” shall mean an initial bona fide underwritten public offering and sale of Units (or other equity securities of the Company or any of its Subsidiaries, or any successor of the Company or any of its Subsidiaries) pursuant to an effective registration statement (other than on Form S-4, S-8 or comparable form) filed under the Securities Act of 1933, as amended, pursuant to which securities are to be listed on a national securities exchange or other public listing on an accredited exchange, whether by way of direct listing, merger with a special purpose acquisition vehicle or similar transaction.

“IPO Redeemed Synthetic Rights” shall have the meaning set forth in Section 2.5(a).

“IPO Redemption Closing” shall have the meaning set forth in Section 2.5(c).

“IPO Redemption Notice” shall have the meaning set forth in Section 2.5(b).

“IPO Redemption Price” shall have the meaning set forth in Section 2.5(a).

“IPO Stock Redemption” shall have the meaning set forth in Section 2.5(a).

“Law” shall mean any law, statute, ordinance, rule, regulation, code, judgment, decree, order, award, decision, injunction, settlement, process, ruling, subpoena, verdict or governmental authorization (in each applicable case, whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered into by a Governmental Authority.

“Management Holder” shall mean any (a) employee or service provider of the Company or any of its Subsidiaries for such time as such employee or service provider is a holder of Units or Corresponding Management Holdco Units or (b) other Person that holds Corresponding Management Holdco Units.

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“Member” shall mean each Person that is a member of the Company.

“Offer” shall have the meaning set forth in Section 4.1.

“Offered Units” shall have the meaning set forth in Section 5.1.

“Parent” shall have the meaning set forth in the Recitals.

“Participation Notice” shall have the meaning set forth in Section 4.1.

“Party” shall have the meaning set forth in the Preamble.

“Payment Event” shall have the meaning set forth in Section 3.1.

“Permitted Transferee” shall mean (a) any Family or Estate-Planning Transferee, (b) in the case of a Member that is a trust, a beneficiary of the trust, provided that the transfer is made in accordance with the provisions of the instrument governing the trust and (c) in the case of a Member that is not a natural Person or a trust, such Member’s (i) controlled Affiliates; (ii) Affiliates of the Member that are part of the same family of funds, that owe fiduciary duties to their respective investors and that advise funds or other investment vehicles of Affiliates of such Person; or (iii) solely with respect to the Holder, an Affiliate of the Holder that is not a Competitor (subject to the terms and conditions set forth in Section 2.2(a) below); provided, however, that such Affiliates shall continue at all times to be Affiliates of the Member that makes such Transfer; provided, further, that (x) the Permitted Transferee of a Member who became a Member by virtue of being a Permitted Transferee must be a Permitted Transferee of the individual or entity who originally made the transfer of such interests in the first instance; and (y) any direct or indirect Transfer of interests (including equity or beneficiary interests) of a Permitted Transferee which became a Member must be to a Permitted Transferee of the individual or entity who originally made the transfer of such interests in the first instance.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust or other entity.

“Preemptive Right” shall have the meaning set forth in Section 4.1.

“Preemptive Right Period” shall have the meaning set forth in Section 4.1.

“Preemptive Securities” shall have the meaning set forth in Section 4.1.

“Prime Rate” shall mean a fluctuating interest rate per annum equal at all times to the interest rate published from time to time in The Wall Street Journal and designated therein as the prime rate.

“Pro Rata Share” shall have the meaning set forth in Section 7.2(a).

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“Purchase Agreement” shall have the meaning set forth in the Recitals.

“Qualified Offering” shall mean, any time upon the occurrence of or following an IPO, the Baupost Investors, directly or indirectly, in the aggregate, beneficially own Units (or equity interests of any direct or indirect holding company or parent entity or Subsidiary of the Company or any successor of any of the foregoing) representing less than fifty percent (50%) of the total outstanding voting power in the election of directors (or equivalent governing body) of such entity as compared to the voting power directly or indirectly held by the Baupost Investors immediately prior to the consummation of the IPO.

“Qualified Sale” shall mean a sale of the Company on such terms as are reasonably satisfactory to the Baupost Investors effectuated following the delivery of a Qualified Sale election (a “Qualified Sale Election”) by the Baupost Investors in accordance with the terms of the HoldCo LLC Agreement.

“Qualified Sale Election” shall have the meaning set forth in the definition of “Qualified Sale”.

“Quarterly Distribution Statements” shall have the meaning set forth in Section 3.7.

“Redeemed Synthetic Rights” shall have the meaning set forth in Section 2.6.

“Redemption Notice” shall have the meaning set forth in Section 2.6.

“Redemption Purchase Price” shall have the meaning set forth in Section 2.6.

“Sale Investor” shall have the meaning set forth in Section 7.1.

“Sale Notice” shall have the meaning set forth in Section 5.2.

“Sale Transaction” shall have the meaning set forth in Section 7.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, joint venture, association or other entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, joint venture, association or other entity (other than a corporation), a majority of limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, joint venture, association or other entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, joint venture, association or other entity gains or losses or shall be or control any managing member, general partner or analogous controlling Person of such limited liability company, partnership, joint venture, association or other entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

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“SVB Medacorp” shall have the meaning set forth in the Recitals.

“SVBS” shall have the meaning set forth in the Recitals.

“Synthetic Equity Payment” means funds owed to Holder pursuant to its Synthetic Equity Distribution Rights upon any Payment Event, as the case may be, minus any set-off pursuant to Section 3.3 of this Agreement.

“Tag-Along Election Notice” shall have the meaning set forth in Section 5.2.

“Tag-Along Portion” shall have the meaning set forth in Section 5.1.

“Tag-Along Purchaser(s)” shall have the meaning set forth in Section 5.1.

“Tag-Along Right” shall have the meaning set forth in Section 5.1.

“Tag-Along Sale” shall have the meaning set forth in Section 5.1.

“Tagged Member” shall have the meaning set forth in Section 5.1.

“Tax Distributions” shall have the meaning set forth in Annex A hereto.

“Transfer” shall mean any direct or indirect (including by way of transfers of equity interests in a Member (if such Member is an entity) or the Holder), transfer, synthetic transfer, voluntary or involuntary sale, donation, contribution, assignment, grant of participation in or reference under a derivatives contract or any other arrangement, pledge, mortgage, encumbrance or other disposition, whether in whole or in part, by operation of law or otherwise. Notwithstanding anything to the contrary provided herein, the transfer of any equity securities in the Baupost Investors or any indirect equityholder in the Baupost Investors, or any controlled or affiliated fund vehicles of the Baupost Investors, shall not be considered a “Transfer” for any purposes herein. “Transfers” or “Transferred” shall have corresponding meanings.

“Units” means the issuance and outstanding equity interests of the Company.

“Voting Unit” means the Class B Units (including Class B-1 Units and Class B-2 Units), together with any other class of Units issued after the date hereof that the Board designates as Voting Units.

2.	SYNTHETIC EQUITY DISTRIBUTION RIGHT

2.1 Synthetic Equity Distribution Rights. From and after the date hereof, for so long as the Class A Units and Class B Units, as applicable, are outstanding, Holder shall have the right to distributions from the Company as follows (the “Synthetic Equity Distribution Rights”):

(a) Class A Unit Distributions. The Holder shall have the right to receive payment for its Agreed Percentage of the Class A Units at such time as the holders of Class A

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Units in the Company are paid distributions on account of those Class A Units in accordance with the HoldCo LLC Agreement. In accordance therewith, at such times as the Company intends to make distributions to the holders of Class A Units of the Company in accordance with the HoldCo LLC Agreement and to the Holder pursuant to this Section 2.1(a) (the aggregate amount of such distributions, the “Aggregate Class A Distribution Amount”), the Company shall allocate and pay (i) to the Holder an amount equal to (x) the Holder’s Agreed Percentage of Class A Units at such time, multiplied by (y) the Aggregate Class A Distribution Amount (such amount, the “Holder’s Class A Pro Rata Distribution Amount”) and (ii) the remaining Aggregate Class A Distribution Amount (less the Holder’s Class A Pro Rata Distribution Amount) to the holders of Class A Units in accordance with the HoldCo LLC Agreement. For the avoidance of doubt, the Holder shall have the right to receive distributions in respect of its Agreed Percentage of the Class A Units in any liquidation or dissolution of the Company in the same priority as Baupost Investors that hold Class A Units in accordance with the HoldCo LLC Agreement.

(b) Class B-1 Unit Distributions. The Holder shall have the right to receive payment for its Agreed Percentage of the Class B-1 Units at such time as the holders of Class B-1 Units in the Company are paid distributions (other than Tax Distributions, which are addressed in Annex A) on account of those Class B-1 Units in accordance with the HoldCo LLC Agreement. In accordance therewith, at such times as the Company intends to make distributions to the holders of Class B-1 Units of the Company in accordance with the HoldCo LLC Agreement and to the Holder pursuant to this Section 2.1(b) (the aggregate amount of such distributions, the “Aggregate Class B-1 Distribution Amount”), the Company shall allocate and pay (i) to the Holder an amount equal to (x) the Holder’s Agreed Percentage of Class B-1 Units at such time, multiplied by (y) the Aggregate Class B-1 Distribution Amount (such amount, the “Holder’s Class B-1 Pro Rata Distribution Amount”) and (ii) the remaining Aggregate Class B-1 Distribution Amount (less the Holder’s Class B-1 Pro Rata Distribution Amount) to the holders of Class B-1 Units in accordance with the HoldCo LLC Agreement. For the avoidance of doubt, the Holder shall have the right to receive distributions in respect of its Agreed Percentage of the Class B-1 Units in any liquidation or dissolution of the Company in the same priority as the Baupost Investors that hold Class B-1 Units in accordance with the HoldCo LLC Agreement.

2.2 Prohibition on Transfer.

(a) Subject to the other terms, provision and restrictions set forth in this Agreement, without the prior written consent of the Company, the Holder (and any Permitted Transferee) shall hold its Synthetic Equity Distribution Rights and shall not Transfer any of such Synthetic Equity Distribution Rights or any right or interest therein, other than Transfers:

(i) of all of such Synthetic Equity Distribution Rights to a Permitted Transferee of the Holder in accordance with this Section 2.2; provided, for the avoidance of doubt, that any Transfer of the Holder’s Synthetic Equity Distribution Rights to any Competitor shall require the consent of the Board (including the consent of the Baupost Directors);

(ii) of such Synthetic Equity Distribution Rights to the Company pursuant to Article 2;

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(iii) in connection with a Change of Control in accordance with the Tag-Along Rights pursuant to Section 5 below or a Drag-Along Sale pursuant to Section 6 below;

(iv) pursuant to an IPO in accordance with Section 2.5; or

(v) to a liquidating trust for the benefit of the Holder’s creditors, solely to the extent the Holder has satisfied the conditions set forth in Section 2.3(x) below.

(b) Any attempted Transfer of the Synthetic Equity Distribution Rights by the Holder (including any transferee), other than in strict accordance with this Section 2.2, shall be null and void ab initio and the purported transferee shall have no rights of the Holder hereunder, and the Company shall not record such Transfer on its books or treat any purported transferee of such Synthetic Equity Distribution Rights as the owner thereof for any purpose. No Holder (including any transferee) shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee, and any Transfer or attempted Transfer in violation of this covenant shall be null and void ab initio.

(c) If the Holder intends to make a Transfer of all of its Synthetic Equity Distribution Rights to a Permitted Transferee pursuant to the terms hereof, Holder shall provide the Company with written notice no less than ten (10) days prior to such intended Transfer, which notice shall state the name and address of the Permitted Transferee to whom such Transfer is proposed, the relationship of such Permitted Transferee to Holder and the other material terms and conditions of the Transfer; provided that, in connection with any Transfer pursuant to the foregoing, the Permitted Transferee must, prior to any such Transfer, have agreed in writing to be bound by the provisions of this Agreement and have executed and delivered a joinder agreement substantially in the form reasonably satisfactory to the Company or such other documents that may be reasonably requested by the Company.

(d) Permitted Transfer. Any Transfer permitted under this Section 2.2 is referred to herein as a “Permitted Transfer.”

2.3 Conditions to Permitted Transfers.

(a) Without limiting the restrictions on Transfers and other terms of Section 2.2, the Holder shall be entitled to make a Permitted Transfer only upon satisfaction of each of the following conditions, unless waived by the Company:

(i) such Transfer does not require the registration or qualification of Synthetic Equity Distribution Rights pursuant to any applicable federal or state securities Laws;

(ii) such Transfer does not result in a violation of applicable Laws;

(iii) such Transfer would not cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c));

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(iv) such Transfer would not, in the opinion of legal counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101;

(v) such Transfer is in compliance with, and does not create a material risk that the Company would lose its status as a partnership for federal, or, where applicable, state or local, income tax purposes;

(vi) such Transfer is not made to any Person who lacks the legal right, power or capacity to own Units;

(vii) such Transfer does not create a material risk that the Company would become a “publicly traded partnership,” as such term is defined in Code Section 469(k)(2) or Code Section 7704(b) and, to the extent requested by the Company, the Holder shall provide to the Company an opinion of counsel that the transferee in such Transfer will be treated as a single partner for purposes of the safe harbor described in Treasury Regulations Section 1.7704-1(h);

(viii) such Transfer does not cause the Company to become a reporting company under the Exchange Act;

(ix) such Transfer does not subject the Company to regulation under the Investment Company Act of 1940 or the Investment Advisors Act of 1940; and

(x) with respect to a Transfer to a liquidating trust pursuant to Section 2.2(a)(v), the Company has determined, in its reasonable discretion, that (A) such liquidating trust also holds other assets of substantial value compared with the Synthetic Equity Distribution Rights as of the time the Synthetic Equity Distribution Rights are Transferred to such liquidating trust, (B) such Transfer would not pose a material risk that the Company (or a Company Offeror, if applicable) will be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the related Treasury Regulations, or that the Company will become or will be required to become a reporting company under any applicable federal or state securities Laws, and (C) such Transfer would not result in the Company (or a Company Offeror, if applicable) failing to qualify for the safe harbor described in Treasury Regulations Section 1.7704-1(h).

(b) Notwithstanding anything in Section 2.3 to the contrary, none of the conditions set forth in Section 2.3 shall apply to any Transfer of Synthetic Equity Distributions Rights in connection with a Change of Control or any Transfer to a Tag-Along Purchaser or a Drag-Along Purchaser.

2.4 Call Rights.

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(a) Limited Call Right. The Company shall have the right, but not the obligation, to purchase from the Holder, and the Holder shall have the obligation to sell to the Company, all of the Holder’s rights hereunder, including the Synthetic Equity Distributions Rights provided for herein, by delivering a Call Notice if (i) the Holder has violated the restrictions on Transfer set forth in Section 2.2 or Section 2.3, or (ii) following the Transfer of the Synthetic Equity Distribution Rights to a liquidating trust pursuant to and in accordance with Section 2.2 and Section 2.3, the Company has reasonably determined, in consultation with outside counsel, that as a result of (x) a change in Law, (y) the liquidating trust failing to be treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)) or (z) the dispositions and/or reduction in value of other assets held by the liquidating trust, in each case of (x), (y), or (z), where the continued ownership of the Synthetic Equity Distribution Rights by the liquidating trust would pose a material risk that the Company (or a Company Offeror, if applicable) will either (i) lose its status as a partnership for U.S. federal income tax purposes or (ii) be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the related Treasury Regulations (the rights which may be purchased by the Company pursuant to this Section 2.4(a), the “Called Synthetic Rights”). The purchase price (the “Call Price”) for the Called Synthetic Rights repurchased in accordance with this Section 2.4(a) shall be the aggregate amount that would be distributed pursuant to Section 2.1 to the Holder in respect of its Agreed Percentage of Units at such time in a hypothetical liquidation of the Company, with the aggregate liquidation value of the Company equal to the Call Right Valuation as of the date the Call Notice is delivered (the “Call Right”).

(b) Call Notice. The Company may exercise its Call Right any time upon delivery of a written notice to the Holder of its election to exercise its Call Right and setting forth (i) the amount of the Agreed Percentage it will purchase and (ii) the Call Price (the “Call Notice”).

(c) Call Closing. The closing of any purchase and sale of the Called Synthetic Rights shall take place within ten (10) days following the delivery of the Call Notice, or at such other time as designated by the company in the Call Notice, at the principal office of the Company (the “Call Closing”); provided that the deadline for payment by the Company pursuant to this Section 2.3(c) may be extended as required from time to time by the Company’s and its Subsidiaries’ credit agreement or other definitive documentation concerning the financing of the Company and its Subsidiaries or for regulatory reasons. At the Call Closing, the Holder shall be required to make customary representations and warranties to the Company, including as to the Holder’s authority to sell, the enforceability of agreements against such Person, that the Agreed Percentage and Synthetic Equity Distribution Rights, as applicable, shall be free and clear of any liens (other than pursuant to U.S. federal and state (and other jurisdiction) securities laws) that it is the sole beneficial and record owner of such Agreed Percentage and Synthetic Equity Distribution Rights, as applicable, and that it has obtained or made all necessary consents, approvals, filings and notices from Governmental Authorities or third parties to consummate the sale and repurchase. At the Call Closing, the Company shall deliver payment in full in immediately available funds for the Called Synthetic Rights purchased by it. At the Call Closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

2.5 IPO Redemption.

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(a) IPO Redemption. The Company shall notify the Holder in writing of the consummation of an IPO at least twenty (20) days prior to the date on which the IPO is expected to be completed. Immediately prior to the consummation of an IPO, the Company shall redeem all of the Holder’s rights hereunder, including the Synthetic Equity Distributions Rights provided for herein (collectively, the “IPO Redeemed Synthetic Rights”), in exchange for securities of the Company to be issued in the IPO (the “IPO Stock Redemption”). The redemption price in connection with the IPO Stock Redemption (the “IPO Redemption Price”) for the IPO Redeemed Synthetic Rights redeemed in accordance with this Section 2.5(a) shall be the aggregate amount that would be distributed pursuant to Section 2.1 to the Holder in respect of its Agreed Percentage of Units at such time in a hypothetical liquidation of the Company, with the aggregate liquidation value of the Company equal to the aggregate equity value of the Company at the price implied by the IPO as of the date the IPO Redemption Notice is delivered, which shall, for the avoidance of doubt, be the same as the IPO pricing applied to the Units held by the Baupost Investors.

(b) IPO Redemption Notice. The Company shall exercise the IPO Stock Redemption by delivery of a written notice to the Holder of its exercise of the IPO Stock Redemption provided for under Section 2.5(a) (the “IPO Redemption Notice”).

(c) Closing. The closing of the redemption of the IPO Redeemed Synthetic Rights shall take place at such time as is mutually agreed between the Holder and the Company at a reasonable time in connection with the IPO (the “IPO Redemption Closing”). At the IPO Redemption Closing, the Holder shall be required to make customary representations and warranties to the Company, including as to the Holder’s authority to sell, the enforceability of agreements against such Person, that the Agreed Percentage and Synthetic Equity Distribution Rights, as applicable, shall be free and clear of any liens (other than pursuant to U.S. federal and state (and other jurisdiction) securities laws) that it is the sole beneficial and record owner of such Agreed Percentage and Synthetic Equity Distribution Rights, as applicable, and that it has obtained or made all necessary consents, approvals, filings and notices from Governmental Authorities or third parties to consummate the redemption transactions contemplated by this Section 2.5. At the IPO Redemption Closing, the Company shall deliver the securities of the Company to be issued in the IPO for the IPO Redeemed Synthetic Rights redeemed by it. At the IPO Redemption Closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

2.6 Limited Redemption Right. If, following the expiration of the sixth anniversary of the date of the HoldCo LLC Agreement, the Company exercises its right to redeem 100% of the Baupost Investors’ Units pursuant to the terms of the HoldCo LLC Agreement (the “Company Call Right”), then, in connection with the consummation of the transactions contemplated by the exercise of the Company Call Right, the Company shall, contemporaneously therewith, purchase and redeem all of the Holder’s rights hereunder, including the Synthetic Equity Distributions Rights (the “Redeemed Synthetic Rights”). The purchase price (the “Redemption Purchase Price”) for the Redeemed Synthetic Rights redeemed in accordance with this Section 2.6 shall be the aggregate amount that would be distributed pursuant to Section 2.1 to the Holder in respect of its Agreed Percentage of Units at such time in a hypothetical liquidation of the Company, with the aggregate liquidation value of the Company equal to the same valuation at which the Company is exercising the Company Call Right. Following the final determination of the consideration to be paid to the Baupost Investors in respect of the Company Call Right, the Company will deliver a

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written notice to the Holder notifying the Holder of such transaction and the intention to exercise the rights set forth in this Section 2.6, and such notice shall include the Redemption Purchase Price in respect thereof (the “Redemption Notice”). Thereafter, the closing of the purchase and sale of the Redeemed Synthetic Rights shall take place on the date of the closing of the purchase and sale of the Units in respect of the Company Call Right pursuant to the terms of the HoldCo LLC Agreement. At the closing, the Holder shall be required to make customary representations and warranties to the Company, including as to the Holder’s authority to sell, the enforceability of agreements against such Person, that the Redeemed Synthetic Rights shall be free and clear of any Encumbrances, that it is the sole beneficial and record holder of such Redeemed Synthetic Rights, and that it has obtained or made all necessary consents, approvals, filings and notices from Governmental Authorities or third parties to consummate the sale and repurchase. Further, as and to the extent reasonably necessary, at the closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

2.7 No Registration Rights. The Synthetic Equity Distribution Rights will not be listed on any quotation system, traded on any securities exchange, registered under the Securities Act of 1933 or otherwise, or qualified under the Trust Indenture Act of 1939. The Holder shall not have any registration rights.

2.8 No Certificate. The Synthetic Equity Distribution Rights will not be evidenced by a certificate or other instrument.

2.9 No Voting or Member Rights; No Equity or Ownership Interest; No Additional Payment Rights; No Fiduciary Duties.

(a) The Synthetic Equity Distribution Rights shall not have any voting rights or other rights as a member or owner of the Company or any of its Subsidiaries or Affiliates.

(b) The Synthetic Equity Distribution Rights shall not represent any equity or ownership interest in the Company or any of its Subsidiaries or Affiliates.

(c) Other than the Synthetic Equity Distribution Rights, the Holder shall not have any rights to any payments or distributions from the Company or any of its Subsidiaries, including interest, dividends, distributions or distributions upon a liquidation or dissolution.

(d) Neither the Company nor any of its Subsidiaries of Affiliates, nor any of their respective Representatives, will be deemed to have any fiduciary or similar duties or obligations to the Holder by virtue of this Agreement.

2.10 Tax Receivable Agreements. In the event that the Board of Directors of the Company approves, and the Company (or any Company Offeror) puts in place, a “tax receivable agreement” or similar agreement (“TRA”) as part of any IPO that is structured as an “Up-C” or similar structure, the Holder shall be permitted to participate in such TRA in substantially the same manner as the Baupost Investors, mutatis mutandis.

2.11 Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder, as of the date hereof, as follows:

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(a) The Company is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite company power and authority to own, lease, and operate its assets and to conduct its business as currently conducted. The Company has all requisite company power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement and have been validly authorized by all necessary corporate action by the Company.

(b) The Class A Units and Class B Units are the only issued and outstanding equity interests of the Company. Other than the Class A Units and Class B Units, and the Company’s management incentive program, there are no (i) outstanding options, warrants, rights , calls, convertible securities, or other contracts obligating the Company to issue, transfer, or sell any equity interests of the Company or (ii) outstanding or authorized stock appreciation, phantom, or similar rights with respect to the Company.

3.	SYNTHETIC EQUITY PAYMENT

3.1 Payment Event. Upon the occurrence of any distribution made by the Company to the holders of Units under the HoldCo LLC Agreement, (a “Payment Event”), the Holder shall have the right to receive, as applicable, payment based on its Synthetic Equity Distribution Rights provided for above in accordance with this Agreement. In connection with any such Payment Event, the Company shall deliver a certificate to the Holder certifying its compliance with its payment obligations to the Holder as set forth herein and that no other distributions have been made by the Company other than with respect to the Class A Unit and Class B Units pursuant to the terms of the HoldCo LLC Agreement.

3.2 Payment and Delivery Procedures. With respect to any Holder-specific Payment Event, the Company shall promptly pay to the Holder in cash by wire transfer of immediately available funds to an account designated by the Holder in writing its corresponding payment based on the Synthetic Equity Distribution Rights provided for above in accordance with this Agreement. With respect to any generally applicable Payment Event with respect to which the Company is also issuing payments to the holders of Units, the Company shall pay the Holder, on the same date and at substantially the same time as the Company is paying such holders of Units, in cash by wire transfer of immediately available funds to an account designated by the Holder in writing (or, in accordance with a Change of Control, if applicable, deliver to the Holder securities or other property to an account or address designated by the Holder in writing) its corresponding payment based on the Synthetic Equity Distribution Rights provided for above in accordance with this Agreement.

3.3 Set-off Rights. The Holder hereby agrees that the Company will have the right, but not the obligation, to set-off against funds otherwise owed to Holder upon any Payment Event, as applicable, any or all amounts finally determined to be owed to the Buyer by the Holder in accordance with Sections 8.2 and 8.4 of the Purchase Agreement. If the Company elects to exercise its set-off right hereunder, it shall give the Holder written notice of such election stating the set-off amount no later than the date of the Payment Event, and upon giving of such notice, funds otherwise owed to Holder upon any Payment Event shall automatically be reduced by the set-off amount set forth in such notice.

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3.4 Withholding. The Company at all times shall be entitled to make payments with respect to the Holder in amounts required to discharge any obligation of the Company to withhold or make payments to any U.S. federal, state, local or foreign taxing authority with respect to any distribution or allocation of income or gain or otherwise with respect to the Holder and to withhold (or deduct) the same from distributions to the Holder. To the extent the Company becomes aware of any requirement to so withhold, it shall use commercially reasonable efforts to notify the Holder of such requirement at least five (5) Business Days before any such payment subject to withholding and shall use commercially reasonable efforts to cooperate with the Holder to minimize or eliminate any such withholding. Any funds withheld from a distribution or paid in respect of the Holder by reason of this Section 3.4 shall nonetheless be deemed distributed to the Holder for all purposes under this Agreement. If the Company makes any payment to a taxing authority in respect of the Holder hereunder that is not withheld from actual distributions to the Holder, then the Holder shall reimburse the Company for the amount of such payment, on demand. The amount of the Holder’s reimbursement obligation under this Section 3.4, to the extent not paid, shall bear interest at a rate of the Prime Rate as of such due date, and shall be deducted from the distributions to the Holder; any amounts so deducted shall constitute a repayment of the Holder’s obligation hereunder. The Holder’s reimbursement obligation under this Section 3.4 shall continue after the Holder transfers its interest in the Company or after a withdrawal by the Holder. The Holder agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have. The Holder agrees to indemnify and hold harmless the Company and the Members from and against any liability with respect to taxes, interest or penalties that may be asserted by reason of the failure to deduct and withhold tax on amounts distributable or allocable to the Holder. Any amount payable as indemnity hereunder by the Holder will be paid promptly to the Company, and if not so paid, the Company will be entitled to retain any distributions due to the Holder for all such amounts.

3.5 Acknowledgement. The Holder acknowledges that (i) the Company has the right to operate the Company, its Subsidiaries and their respective businesses in any way that Company deems appropriate in the Company’s sole discretion, (ii) the Company has no obligation to operate the Company, its Subsidiaries or their respective businesses in order to achieve or maximize any Synthetic Equity Payment, (iii) there is no assurance that the Holder will receive a Synthetic Equity Payment and the Company has not promised a Synthetic Equity Payment, and (iv) the Parties solely intend the express provisions of this Agreement to govern their relationship and obligations with respect to the subject matter of this Agreement.

3.6 Audit Rights. On an annual basis, the Holder shall have the right, upon reasonable notice to the Company, during normal business hours, at its sole cost and expense, to appoint an independent third party audit firm to review and audit all distributions made by the Company to the holders of Class A Units and Class B-1 Units in accordance with the terms of the HoldCo LLC Agreement in order to determine the accuracy of the distributions made to Holder pursuant to Section 2.1 above; provided, however, that (i) the audit firm must first execute a customary confidentiality agreement (in the reasonable discretion of the Company) prior to receiving any information from the Company and (ii) such information shall only be provided by the Company to the extent not violating any confidentiality obligations, attorney client privilege or other privilege.

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3.7 Quarterly Distribution Statements. From the date of this Agreement until the date that the Holder no longer holds any Synthetic Equity Distribution Rights, on a quarterly basis, the Company shall provide to the Holder as promptly as practicable, but in no event later than the thirtieth (30th) day following the end of the relevant quarter-end month, the statements of distributions of the Company that are prepared for management purposes, for each of the quarters ended thereafter (the “Quarterly Distribution Statements”). The Company represents and warrants that each of the statements of distributions included in the Quarterly Distribution Statements will fairly present in all material respects the distributions of the Company for the periods set forth therein.

4.	SYNTHETIC EQUITY PREEMPTIVE RIGHTS

4.1 General. If, prior to an IPO (but not applicable to a Change of Control), the Company issues any (i) debt securities, (ii) equity securities, or (iii) any securities exercisable for, or convertible or exchangeable into other equity or debt securities of the Company, in each case other than any Excluded Issuances (all items referred to in clauses (i) through (iii) collectively referred to as “Additional Securities”) and, in connection with the issuance of such Additional Securities, the Company issues Additional Securities (the “Preemptive Securities”) to one or more Persons (each, an “Initial Subscribing Holder”) in respect of preemptive rights held by such Initial Subscribing Holders, then, following such issuance to the Initial Subscribing Holders, the Holder shall have the right (the “Preemptive Right”) to contribute to the Company a cash amount equal to the purchase price of such Additional Securities that would otherwise be issuable in respect of the number of Class A Units and Class B-1 Units represented by the Holder’s then-current Agreed Percentage of Class A Units and Class B-1 Units (the “Holder Preemptive Securities Amount”) to maintain the Agreed Percentage (which for the avoidance of doubt may otherwise be adjusted to reflect the issuance of such Additional Securities). The Company shall offer to the Holder the opportunity to exercise the Holder’s Preemptive Right in a manner such that the Holder shall be in substantially the same position as they would have been in if this preemptive rights process had been effected at the same time as the other Initial Subscribing Holders. Such Preemptive Right will be offered to the Holder by written notice (a “Participation Notice”) given by the Company to the Holder within ten (10) days after the closing of the purchase or issuance of the Preemptive Securities by or to the Initial Subscribing Holders specifying therein the amount of the Additional Securities that were offered, whether any Investors were among the Initial Subscribing Holders and the purchase price and other material terms and conditions of such offer (such offer, the “Offer”). The Holder shall have a period of ten (10) days from and after the date of the Participation Notice within which to irrevocably accept such Offer in whole or in part (the “Preemptive Right Period”). During the Preemptive Right Period, the Holder may reasonably consult with the Company for information regarding such Additional Securities and Preemptive Securities in deciding whether to exercise the Holder’s Preemptive Right. If the Holder fails to give written notice to the Company within the Preemptive Right Period, then the Holder shall be deemed to have declined such Offer. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 4 shall apply to any Excluded Issuance.

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4.2 Closing. The closing with respect to the exercise of the Preemptive Right shall be held within thirty (30) days of the date of the Holder’s election to participate or on such other date as the Company and the Holder shall agree. Payment for exercise of the Preemptive Right shall be made in cash by the Holder to the account designated by the Company in the Participation Notice. In accordance with the terms of this Section 4, the Holder’s Agreed Percentage shall automatically updated in the books and records of the Company, as adjusted hereunder, and provided in writing to Holder.

4.3 Further Assurances. The Holder shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order to consummate expeditiously the transactions pursuant to this Section 4, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; filing applications, reports, returns, filings and other documents or instruments with Governmental Authorities; and otherwise reasonably cooperating with the Company in connection therewith.

5.	SYNTHETIC EQUITY TAG-ALONG RIGHTS

5.1 General. If, following the expiration of the sixth anniversary of the date of the HoldCo LLC Agreement and prior to the consummation of an IPO, any of the Investors (such Investor for purposes of this Section 5, the “Tagged Member”) proposes to Transfer Units (the “Offered Units”), then held by such Tagged Member (a “Tag-Along Sale”), to a Person other than an Affiliate or other equityholder of the Tagged Member or one of their Permitted Transferees, including in connection with a Change of Control or a ROFO Sale (as defined in the HoldCo LLC Agreement) (the “Tag-Along Purchaser(s)”), then, upon the terms and conditions set forth in this Section 5.1, the Holder shall have the right (the “Tag-Along Right”) to be paid an amount equal to the value of its Tag-Along Portion by the Tag-Along Purchaser, based upon its Agreed Percentage in such Tag-Along Sale. The Holder’s “Tag-Along Portion” is an amount obtained by multiplying (i) the number of Offered Units in a Tag-Along Sale by (ii) a fraction, the numerator of which is the number of Class A Units or Class B Units, as applicable, that would otherwise be represented by the Agreed Percentage then held by the Holder, and the denominator of which is the number of Class A Units or Class B Units, respectively, then issued and outstanding. In furtherance and not in limitation of the foregoing, the Holder electing to exercise its Tag-Along Right pursuant to this Section 5.1 shall receive the same per Unit consideration for the amount of Units that would otherwise be represented by its Agreed Percentage of such Units that is actually included in the Tag-Along Sale pursuant to this Section 5.1 and agrees to otherwise participate in such Tag-Along Sale on economic terms and conditions no less favorable in any material respect than those that apply to the Tagged Member; provided that the Holder takes all necessary or desirable actions in connection with such Tag-Along Sale as reasonably requested by the Tagged Member and the Company.

5.2 Procedure. The Company shall give written notice (the “Sale Notice”) to the Holder of any Tag-Along Sale giving rise to the rights pursuant to this Section 5.2 at least twenty (20) Business Days prior to the proposed consummation of such sale, setting forth the material terms of the proposed Tag-Along Sale, including in reasonable detail (to the extent known) (A) the number of Offered Units proposed to be sold by the Tagged Member, (B) the maximum value for which the Holder may be paid in respect of its pro portion of the Agreed Percentage in the Tag-Along Sale, (C) the name of the proposed Tag-Along Purchaser, (D) the proposed amount and

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form of consideration and other material terms and conditions offered by such Tag-Along Purchaser, and (E) a representation that such Tag-Along Purchaser has been informed of the rights provided for in this Section 5.2. The rights provided by this Section 5.2 must be exercised by the Holder within fifteen (15) Business Days following receipt of the Sale Notice, by delivery of an irrevocable written notice (the “Tag-Along Election Notice”) to the Tagged Member indicating such Holder’s election to exercise its rights, in whole or in part, pursuant to this Section 5.2 and the amount of the Agreed Percentage of the Holder to be included in the Tag-Along Sale (calculated in accordance with Section 5.1). The failure of the Holder to respond within such fifteen (15) Business Day period shall be deemed to be a waiver of the Holder’s rights under this Section 5.2 The Holder may waive its rights under this Section 5.2 with respect to any Tag-Along Sale prior to the expiration of such fifteen (15) Business Day period by giving written notice to the Company.

5.3 Failure to Exercise. If the Holder does not timely deliver a Tag-Along Election Notice within such fifteen (15) Business Day period, then the Holder shall be deemed to have waived its right to participate in such Tag-Along Sale, and the Tagged Member shall thereafter be free to Transfer to the Tag-Along Purchaser the applicable Units, at a price per unit (or, if not reasonably determinable, the maximum price per unit set forth in the Sale Notice) no greater than the price per unit set forth in the Sale Notice and on other terms which are not materially more favorable in the aggregate to the Tagged Member than those set forth in the Sale Notice, without any further obligation to the Holder.

5.4 Reduction of Units Transferred. The Tagged Member shall attempt to obtain the inclusion in the proposed Tag-Along Sale of the entire Tag-Along Portion which the Holder requested to have included in the Tag-Along Sale (as evidenced, in the case of the Tagged Member, by the Sale Notice and, in the case of the Holder, by the Holder’s Tag-Along Election Notice). In the event that the Tagged Member shall be unable to obtain the inclusion of such entire Tag-Along Portion in the proposed Tag-Along Sale, a portion of the consideration received by each of the Tagged Member and other tagging Members in respect of the Tag-Along sale shall be allocated to the Holder on a pro-rata basis equal to the total value the Holder would have received its Tag-Along Portion had been similarly included in the Tag-Along Sale based upon its Agreed Percentage (as adjusted for any reduction applicable to the Tagged Member and other tagging Members).

5.5 Scope. The provisions of this Section 5 shall not apply to (i) Transfers to any Affiliate of the Tagged Member or any director, officer or employee of the Company or any of its Subsidiaries, (ii) any Transfer of Units upon exchange of such Units pursuant to a Conversion Transaction, (iii) any Transfer of Drag-Along Units to a Drag-Along Purchaser pursuant to Section 6, (iv) any Transfer in connection with an IPO or (v) any Transfer pursuant to the put and call rights applicable to the securities held by Management Holders under the HoldCo LLC Agreement. The provisions of this Section 5 are in addition to, and not in limitation of, any other restrictions on Transfers of Units contained in this Agreement.

5.6 Other. When used in this Section 5.6, the phrase “same per unit consideration” shall not include any employment, consulting, change of control, non-compete or any other arrangements applicable to the Holder, the other tagging Members or the Tagged Member and their Affiliates, whether in connection with such Tag-Along Sale or otherwise.

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6.	SYNTHETIC EQUITY DRAG-ALONG OBLIGATIONS

6.1 General. If any Investor (such Investor(s) for purposes of this Section 6, the “Dragging Member”) proposes to Transfer their Units in connection with a Change of Control (including a Qualified Change of Control) or a Qualified Sale, in each case pursuant to the terms of the HoldCo LLC Agreement (a “Drag-Along Sale”), and the Dragging Member requires each other equityholder of the Company (the “Dragged Members”) to Transfer Units to the prospective purchaser in the Drag-Along Sale (the “Drag-Along Purchaser”), then the Holder shall also be required to participate in the Drag-Along Sale by accepting payment for its Drag-Along Portion. The Holder’s “Drag-Along Portion” is the product of (a) a fraction, the numerator of which is the number of Units proposed to be sold by the Dragging Member(s) in a Drag-Along Sale and the denominator of which is the total number of Units then owned by the Dragging Member(s) and (b) the total number of Units otherwise represented by the Agreed Percentage then held by the Holder. The Holder will receive in such Drag-Along Sale in respect of its Drag-Along Portion (based on its Agreed Percentage of total Units being sold in the Drag-Along Sale) the aggregate amount that would be distributed pursuant to Section 2.1 to the Holder in respect of its Agreed Percentage in a hypothetical liquidation of the Company, which aggregate liquidation value of the Company shall be based upon the aggregate purchase price to be paid in the Drag-Along Sale, in each case in the same form or combination of forms as the consideration proposed to be paid to the Dragging Member(s) in the Drag-Along Sale. The Holder acknowledges and agrees that depending upon the aggregate consideration to be distributed in connection with the Drag-Along Sale (in accordance with Section 2.1 hereof), certain classes or series of Units (of which its Agreed Percentage is based) may receive less consideration per Unit than other classes or series of Units, and certain classes or series may receive no consideration in the Drag-Along Sale; provided that the Dragging Member shall have sole discretion as to whether it and certain other Dragged Members, including the Holder, participate in a “rollover” transaction in connection with a Drag-Along Sale or receive the transaction consideration otherwise payable in lieu of such participation.

6.2 Drag-Along Notice. The Dragging Member(s) shall send written notice (the “Drag-Along Notice”) of the exercise of its rights pursuant to this Section 6 to the Holder at least twenty (20) days prior to the consummation of the Drag-Along Sale. The Drag-Along Notice shall set forth the material terms and conditions of the Drag-Along Sale, including (i) the consideration to be paid for the Agreed Percentage and (ii) the identity of the Drag-Along Purchaser. If the Dragging Member consummates the Drag-Along Sale to which reference is made in the Drag-Along Notice, each Dragged Member, and the Holder, shall be bound and obligated accept payment in exchange for its Drag-Along Portion subject to the terms and conditions set forth in the HoldCo LLC Agreement and this Section 6 and Section 7. Any Drag-Along Notice may be rescinded by the Dragging Member at any time prior to consummation of the Drag-Along Sale by the Dragging Member delivering written notice to the Holder.

6.3 Consideration. Subject to Section 6.1 and Section 7, in connection with any Drag-Along Sale, the Holder shall receive the same form of consideration as the Dragging Member with respect to the Holder’s Agreed Percentage of the Units being sold in the Drag-Along Sale. If the Dragging Member is given an election as to the form and amount of consideration to be received, the same election will be given to the Holder. When used in this Section 6, the phrase “same per unit consideration” shall not include any employment, consulting, change of control or any other consideration payable to the Dragged Members, the Holder or the Dragging Member and their

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Affiliates pursuant to any other arrangements, whether in connection with such Drag-Along Sale or otherwise, and the phrase “same form or combination of forms as the consideration proposed to be paid to the Dragging Member(s) in the Drag-Along Sale” and “same election” shall not apply to any Units in connection with a “rollover” in such Drag-Along Sale.

7.	CERTAIN TERMS AND CONDITIONS APPLICABLE TO TAG-ALONG SALES AND DRAG-ALONG SALES

The following provisions shall be applied to any Tag-Along Sale or Drag-Along Sale (each, a “Sale Transaction”), except to the extent any provision of this Section 7 by its terms only applies to a specified subset of such Sections:

7.1 Securities as Consideration. If the consideration to be paid in exchange for Units or in respect of the Agreed Percentage, as applicable, includes securities, the Dragging Member or the Tagged Member (the “Sale Investor”) shall have the right, but not the obligation, to cause to be paid to the Holder in lieu thereof, with respect to the Holder’s Agreed Percentage in the Sale Transaction, an amount in cash equal to the Fair Market Value of such Agreed Percentage as of the date such securities would have been issued, in each case, to the extent (x) any such Holder is a non-accredited investor or (y) if the issuance of such securities to such Holder would otherwise violate securities laws.

7.2 Efforts. The Holder and its agents, Affiliates and other representatives, shall, to the maximum extent permitted by Law, take all actions customary, necessary or desirable in order to consummate expeditiously any Sale Transaction and any related transactions, including executing, acknowledging and delivering any applicable equity purchase agreement, merger agreement, consents, assignments, waivers, releases, letters of transmittal, and other documents or instruments necessary (including a release of claims, furnishing information and copies of documents, filing applications, reports, returns, filings and other documents or instruments with Governmental Authorities) and otherwise cooperate with the Sale Investor and any Tag-Along Purchaser or Drag-Along Purchaser. Without limiting the generality of the foregoing:

(a) the Holder shall (in accordance with its pro rata portion (determined based on the respective proceeds payable to the Holder in connection with such Sale Transaction in accordance with Section 2.1) (the “Pro Rata Share”)) (A) make customary individual fundamental representation and warranties as to (1) the Holder’s own organization, (2) the Holder’s power, authority capacity and legal right to enter into and consummate any applicable agreement to which the Holder becomes party, (3) the Holder’s unencumbered interest in the Agreed Percentage and the other rights and obligations set forth herein, (4) the absence of any conflict with respect to the Holder’s Agreed Percentage or the Sale Transaction thereof or its ability to enter into and consummate any applicable agreement to which the Holder becomes a party, (5) the binding effect and enforceability of any applicable agreement to which the Holder becomes a party, (6) the absence of any governmental or third party notices, filings and approvals in connection with entering into or consummating any applicable agreement to which the Holder becomes a party, and (7) the absence of broker fees; and (B) provide customary indemnification with respect to a breach thereof (taking into account the limitations set forth in Section 7.2(e));

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(b) subject to Section 7.2(e), the Holder shall, on a several and not joint basis (in accordance with its Pro Rata Share), be liable (whether by transaction expenses, purchase price adjustment, escrows, indemnity payments or other similar items) in respect of representations, warranties, covenants and agreements in respect of the Company and its Subsidiaries;

(c) the Holder will agree to confidentiality (and if requested by the Sale Investor, the Holder will enter into standalone agreements in connection with any Drag-Along Sale or Tag-Along Sale providing the same) and further assurances covenants;

(d) none of the Holder or the Sale Investor shall be liable for any individual representation, warranty, covenant or other agreements made by any other Member; and

(e) the aggregate liability of the Holder shall in no event exceed the proceeds received (taking into account any amounts in escrow) by the Holder in connection with such Sale Transaction. Further, the Holder will not be required to bear more than its Pro Rata Share of any escrows, holdbacks, adjustments or indemnification obligations.

7.3 No Liability. All determinations as to whether to complete any Sale Transaction and as to the timing, manner, price and other terms and conditions (subject to the terms and conditions of this Agreement) of any such Sale Transaction shall be at the sole (but reasonable) discretion of the Sale Investor, and the Investors and their Affiliates shall not have any liability arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Sale Transaction, except to the extent the Investors fail to comply with the provisions of Section 5 or Section 6.

7.4 Closing. The closing of a Sale Transaction shall take place at such time and place as the applicable Investors shall specify by written notice to the Holder. Following the closing of a Sale Transaction, the Holder’s Agreed Percentage shall automatically updated in the books and records of the Company, and provided in writing to Holder, to account for any adjustment to the Agreed Percentage resulting from such Sale Transaction.

7.5 Expenses. In connection with the consummation of any Sale Transaction, the Investors, the Holder and each Member shall bear its respective Pro Rata Share of the expenses incurred by the Company and its Subsidiaries in connection with such Sale Transaction.

7.6 Expiration. Section 5, Section 6, and this Section 7 (other than any unsatisfied or ongoing obligations pursuant to this Section 7 in connection with any Sale Transaction) shall expire upon the consummation of an IPO.

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8.	TAX MATTERS

8.1 Intended Tax Treatment. For U.S. federal income tax purposes, the Parties agree that the Synthetic Equity Distribution Rights are treated as equity in the Company for U.S. federal income tax purposes and that the Holder is treated as a partner of the Company for U.S. federal income tax purposes by reason of its ownership of the Synthetic Equity Distribution Rights. Further, taxable income allocations and tax distributions with respect to the Synthetic Equity Distribution Rights shall be governed by Annex A hereto.

9.	OTHER PROVISIONS OF GENERAL APPLICATION

9.1 Confidentiality. The Holder agrees that it will keep the terms of this Agreement and all information that it receives from the Company in its capacity as a Holder of Units confidential, except that it may disclose such information (a) as may be required in the course of obtaining legal advice or enforcement with respect to the rights and obligations created hereby; (b) to its legal, financial, accounting and other advisors; (c) as may be required in the preparation of tax returns or other governmental or regulatory filings; (d) as and to the extent that Holder’s legal counsel determines that such disclosure is required by applicable Law; and (e) to the extent reasonably necessary to enforce the terms of this Agreement. In the event of any disclosure as permitted above under clauses (a), (b) and (e) hereof to Holder’s representatives and advisors, the disclosing party shall require any Person receiving such information to maintain its confidentiality and shall be responsible for any breach of the confidentiality provisions hereunder by any such Person receiving such information.

9.2 Termination and Survival. This Agreement shall terminate immediately upon the consummation of a Sale Transaction to the extent that all of the Units represented by the Agreed Percentage then-held by the Holder are sold as part of such Sale Transaction. In the event of termination of this Agreement, this Agreement shall become void and of no effect (except that this Section 9 shall survive the termination of this Agreement), and neither Party (nor any of its Subsidiaries or Affiliates or any of their respective Representatives) shall have any further liability or obligation to the other Party in connection with this Agreement or the subject matter hereof.

9.3 Entire Agreements; Amendment; Waiver.

(a) This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Parties. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(b) If the HoldCo LLC Agreement is amended in a manner that would have a material effect on the rights of the holders of the Class A Units or Class B-1 Units with respect to distributions (including with respect to liquidation preference), restrictions on Transfer,

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preemptive rights or liquidity rights, the Company and the Holder shall make a corresponding amendment to this Agreement to amend the rights of the Holder with respect to the applicable Synthetic Equity Distribution Rights in a proportionate and equitable manner.

(c) The Company shall use commercially reasonable efforts to provide at least two (2) Business Days’ advance notice of any such proposed amendments to the HoldCo LLC Agreement as described in the foregoing clause (b) of this Section 9.3 (and in any event, shall provide such notice within two (2) Business Days of such amendments), and shall provide a copy of any such amendments to legal counsel for the Holder on a “professional eyes only” basis.

9.4 Expenses. All costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the subject matter hereof shall be paid by the Party incurring such costs and expenses.

9.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one agreement binding on the parties hereto. Transmission of an executed counterpart by electronic transmission of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such signatures shall be deemed original signatures for purposes of the enforcement and construction of this Agreement.

9.6 Governing Law. The substantive laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under applicable principles of conflicts of laws.

9.7 Jurisdiction; Service of Process. JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE (INCLUDING, ANY SEEKING EQUITABLE RELIEF), SHALL PROPERLY AND EXCLUSIVELY LIE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (THE “COURT OF CHANCERY”) OR, TO THE EXTENT THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND THE APPELLATE COURTS HAVING JURISDICTION OF APPEALS IN SUCH COURTS (THE “DELAWARE FEDERAL COURT”) OR, TO THE EXTENT NEITHER THE COURT OF CHANCERY NOR THE DELAWARE FEDERAL COURT HAS SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE (COLLECTIVELY, THE “CHOSEN COURTS”). NO PARTY HERETO SHALL BRING ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY JURISDICTION, VENUE OR OTHER FORUM OTHER THAN THE CHOSEN COURTS PURSUANT TO THE FOREGOING SENTENCE (OTHER THAN UPON APPEAL). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE CHOSEN COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO IRREVOCABLY AGREE THAT VENUE

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WOULD BE PROPER IN EACH OF THE CHOSEN COURTS, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH CHOSEN COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. DELIVERY OF ANY PROCESS REQUIRED BY ANY SUCH CHOSEN COURT IN ACCORDANCE WITH SECTION 9.7 SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST EACH PARTY HERETO, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

9.8 Specific Performance. The Parties agree that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any Party will be entitled to injunctive relief to prevent any such breach, and to specifically enforce the terms and provisions of this Agreement without the necessity of posting bond or other security against it or proving damages, including specific performance of such covenants, promises or agreements or an Order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 9.8 will be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

9.9 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF, OR WITH RESPECT TO, THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.9. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.10 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Parties.

9.11 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended; (b) if sent by electronic mail with either receipt confirmed or if concurrently also sent in accordance with clause (c); or (c) if sent by

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certified mail, registered mail or courier service, return-receipt received to the party at the address set forth below, to the Persons indicated:

To the Holder:

SVB Securities Holdings LLC

c/o Alvarez & Marsal

600 Madison Avenue

8th Floor

New York, NY 10022

Attn: William Kosturos, Chief Restructuring Officer

Email Address: Bkosturos@alvarezandmarsal.com

With a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004-2498

Attn: Andrew G. Dietderich

            James L. Bromley

            Jared M. Fishman

Email Address: dietdericha@sullcrom.com

            bromleyj@sullcrom.com

            fishmanj@sullcrom.com

To the Company:

[●]

With a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn: Matthew Feldman, David K. Boston and Laura Delanoy

Email Address: mfeldman@willkie.com; ldelanoy@willkie.com; dboston@willkie.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attn: Sven Mickisch and Dohyun Kim

Email Address: Sven.Mickisch@skadden.com

            Dohyun.Kim@skadden.com

and

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Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Attn: Ron E. Meisler

Email Address: Ron.Meisler@skadden.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 9.11.

9.12 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the Parties’ expectations regarding this Agreement. Otherwise, the Parties agree to replace any invalid or unenforceable provision with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

9.13 Successor and Assigns. This Agreement is personal to the Parties and shall not be capable of assignment; it being understood that the foregoing shall not be read to limit any Transfer otherwise permitted pursuant to the terms and subject to the conditions set forth in this Agreement. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and Permitted Transferees, if any.

9.14 No Third-Party Beneficiary. This Agreement is made solely for the benefit of the Parties and no other Person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

9.15 Interpretation; Construction. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “dollar” and “$” mean U.S. dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement unless otherwise specified;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

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(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j) references herein to any Law includes the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith. Any agreement or instrument referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and all attachments thereto and instruments incorporated therein;

(k) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; and

(l) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

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29

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

[BUYER HOLDCO]

By:
Name:
Title:

SVB SECURITIES HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Synthetic Equity Agreement]

Acknowledged and agreed solely with respect to Section 5, Section 6, Section 7 and Section 8:

BAUPOST INVESTORS:
[●]

By:

Name:
Title:

MANAGEMENT HOLDCO:
[●]

By:

Name:
Title:

[Signature Page to Synthetic Equity Agreement]

[Annex A

Certain Tax Matters]

[To be attached.]

[Signature Page to Synthetic Equity Agreement]

Annex A

Certain Tax Matters

1.	DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined in this Annex A shall have the respective meanings ascribed to them in the Agreement. As used in this Annex A, the following capitalized terms shall have the following meanings:

1.2 “Adjusted Capital Account Deficit” shall mean with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year after giving effect to the following adjustments: (a) credit to such Capital Account any amounts that such Partner is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (b) debit to such Capital Account such Partner’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

1.3 “Book Value” shall mean, with respect to any Company asset, the adjusted tax basis of the asset for United States federal income tax purposes, except that (a) the initial Book Value of any property contributed by a Partner to the Company (other than cash) shall be the gross Fair Market Value of such property, and (b) the Book Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values, in accordance with the rules set forth in Section 1.704-1(b)(2)(iv)(f) of the Regulations, except as otherwise provided herein, immediately prior to: (i) the date of the acquisition of any additional Units or other interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the date of the Distribution of more than a de minimis amount of Company property (other than a pro rata Distribution) to a Partner; (iii) the date of the actual liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); (iv) the date of the acquisition of any additional Units or other interest (other than a de minimis Unit or other interest) by any new or existing Partner as consideration for the performance of services to or for the benefit of the Company; or (v) any other time at which revaluations of property are permitted to be made under Regulations Section 1.704-1(b)(2)(iv); provided that adjustments pursuant to clauses (i) through (v) above shall be made only if the Company determines in good faith that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners.

1.4 “Capital Account” shall have the meaning set forth in Section 2.1(a) of this Annex A.

1.5 “Capital Contribution” shall mean any contribution or deemed contribution of cash or property to the Company made by or on behalf of a Partner, as set forth from time to time in the books and records of the Company. Any reference in this Agreement to the Capital Contribution of a Partner shall include the Capital Contribution of its predecessor(s) in interest.

1.6 “Code” shall mean the United States Internal Revenue Code of 1986.

1.7 “Company Minimum Gain” shall mean “partnership minimum gain” as set forth in Regulations Section 1.704-2(b)(2).

1.8 “Distribution” shall mean a transfer of cash, securities or other property by the Company to a Partner (i) as described in Article II of this Agreement or any Tax Distributions pursuant to Section 2.4 or (ii) on account of Units as described in Article VI (including Tax Distributions) of the Holdco LLC Agreement.

1.9 “Net Profits” and “Net Loss” shall mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) any income of the Company that is exempt from federal income tax not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss;

(c) income, gain or loss resulting from any disposition of, distribution to a Partner of, or depreciation, amortization or other cost recovery deductions with respect to, Company property shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d) in the event the Book Value of any Company asset is adjusted pursuant to clause (ii) of the definition of Book Value above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses; and

(e) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a Distribution (other than in liquidation of a Partner’s interest in the Company), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses.

1.10 “Nonrecourse Debt” shall mean a “nonrecourse liability” as set forth in Regulations Section 1.704-2(b)(3).

1.11 “Nonrecourse Deductions” shall mean “nonrecourse deductions,” as set forth in Regulations Sections 1.704-2(b) and 1.704-2(c). The amount of Nonrecourse Deductions shall be determined as set forth in Regulations Sections 1.704-2(b) and 1.704-2(c).

1.12 “Partners” shall mean the Members and the Holder.

1.13 “Partner Minimum Gain” shall mean “partner nonrecourse debt minimum gain,” as determined under Regulations Section 1.704-2(i)(3).

1.14 “Partner Nonrecourse Debt” shall mean “partner nonrecourse debt,” as set forth in Regulations Section 1.704-2(b)(4).

1.15 “Partner Nonrecourse Deductions” shall mean “partner nonrecourse deductions” as set forth in Regulations Section 1.704-2(i). The amount of Partner Nonrecourse Deductions shall be determined as set forth in Regulations Section 1.704-2(i).

1.16 “Partner’s Quarterly Estimated Tax Amount” shall mean for any fiscal quarter, the excess (if any) of (x) the Tax Distribution Amount for such fiscal quarter, over (y) the excess (if any) of (A) the total amount of all Distributions previously paid to such Partner pursuant to Section 6.4(b) or Section 6.6 of the Holdco LLC Agreement or pursuant to Section 2.1 of this Agreement, as applicable, with respect to the Fiscal Year that includes such fiscal quarter over (B) the total amount of all Tax Distribution Amounts with respect to prior fiscal quarters of such Fiscal Year.

1.17 “Partnership Representative” shall have the meaning set forth in Section 3.2 of this Annex A.

1.18 “Partnership Audit Rules” shall mean Subchapter C of Chapter 63 of Subtitle F of the Code and any Regulations promulgated thereunder, each as amended from time to time, and any similar state and local rules and regulations.

1.19 “Percentage Interest” shall mean, as of any date of determination with respect to each Partner, the percentage determined by dividing the number of Units held by such Partner as of such date by the aggregate number of Units held by all Partners as of such date (with Class A Units and Class B Units treated equally for this purpose); for this purpose, the Holder will be deemed to hold the Agreed Percentage of Units.

1.20 “Regulations” shall mean the U.S. Treasury Regulations.

1.21 “Tax Distribution Amount” shall mean, for a given Partner for a given fiscal quarter, the product of (a) the excess (if any) of (1) the net taxable income or gain of the Company that will be allocated to such Partner (taking into account Section 704(c) of the Code and any tax basis adjustments applicable to such Partner pursuant to Section 754 of the Code) with respect to the applicable fiscal quarter as estimated by the Board in its reasonable discretion, over (2) the cumulative net taxable losses (taking into account Section 704(c) of the Code and any tax basis adjustments applicable to such Partner pursuant to Section 754 of the Code) allocated to such Partner for prior Fiscal Years or prior fiscal quarters of the current Fiscal Year and not previously applied to reduce such Partner’s Tax Distribution Amount but only to the extent such losses could be applied to offset income or gain described in clause (1), whether under Section 172 of the Code or otherwise and based on the assumption that the Partner’s sole source of income, gain, loss or credit were from the Company, multiplied by (b) the Tax Rate applicable to the Fiscal Year that includes such fiscal quarter.

1.22 “Tax Distributions” shall have the meaning set forth in Section 2.4 of this Annex A.

1.23 “Tax Rate” shall mean the highest applicable U.S. federal, state and local income tax rate applicable to the taxable income of an individual resident in New York City, New York, in each case taking into account the character of such income, gain or loss (e.g., capital gains or losses, dividends, ordinary income, etc.) and, if applicable, the deductibility of state and local income taxes for U.S. federal income tax purposes during each applicable Fiscal Year.

1.24 “Unvested Class B-2 Unit” shall mean, on any date of determination, any Class B- 2 Unit that is not a Vested Class B-2 Unit.

1.25 “Vested Class B-2 Unit” shall mean, on any date of determination, any Class B-2 Unit that corresponds to a Management Holdco Class B-2 Unit that is “vested” in accordance with the Applicable Class B-2 Award Agreement applicable to such Management Holdco Class B-2 Unit.

2.	CAPITAL ACCOUNT MAINTENANCE

2.1 Capital Accounts.

(a) The Company shall establish and maintain a separate capital account (each, a “Capital Account”) for each Partner in accordance with Regulations Section 1.704-1(b)(2)(iv) and this Section 2.1(a) shall be interpreted and applied in a manner consistent with such regulations. No Partner shall have any obligation to restore any portion of any deficit balance in such Partner’s Capital Account, whether upon liquidation of its interest in the Company, liquidation of the Company or otherwise. From and after the date of this Agreement, each Partner’s Capital Account shall be credited with (i) the amount of any money contributed by such Partner to the capital of the Company, (ii) the Fair Market Value of any property contributed (or deemed contributed, whether by the terms of this Agreement or upon a determination by the Board) by such Partner, as determined by the Board and the contributing Partner at arm’s-length at the time of contribution (net of liabilities assumed by the Company or subject to which the Company takes such property), (iii) such Partner’s share of Net Profits (or items of income or gain) and (iv) the amount of any Company liabilities that are considered assumed by such Partner or which are secured by any property distributed to such Partner. Each Partner’s Capital Account shall be decreased by (x) the amount of any money distributed, (y) the Fair Market Value of any property distributed to such Partner at the time of distribution, and (z) such Partner’s share of Net Loss (or items of loss, expense or deduction).

(b) If any Units or other interest (including the Synthetic Equity Distribution Right) in the Company (or portion thereof) is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account is attributable to transferred Units or other interest in the Company (or portion thereof).

2.2 Allocations.

(a) Allocations to Capital Accounts. Subject to Section 2.2(b) of this Annex A, the Net Profit and Net Loss of the Company, including each item of income, gain, loss, credit and deduction, for each Fiscal Year or other applicable period, shall be allocated among the Partners in a manner such that the Capital Account of each Partner, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Partner during such Fiscal Year or other applicable period if (i) the Company were dissolved and terminated; (ii) its affairs were wound up and each Company asset was sold for cash equal to its Book Value (except that any Company asset that is sold in such Fiscal Year shall be treated as if sold for an amount of cash equal to the sum of (A) the amount of any net cash proceeds actually received by the Company in connection with such disposition and (B) the Book Value of any property actually received by the Company in connection with such disposition); (iii) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability); (iv) each Unvested Class B-2 Unit outstanding at the end of such Fiscal Year or such other applicable period were a Vested B-2 Unit; and (v) the net assets of the Company were distributed in liquidation of the Company in accordance with Section 11.1 of the Holdco LLC Agreement and Section 2.1 of this Agreement, as applicable, to the Partners immediately after giving effect to such allocation.

(b) The following special allocations shall be made in the following order prior to any allocations under Section 2.2(a):

(i) Company Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 2.2(a), if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 2.2(b)(i) is intended to comply with the partnership minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted and applied consistently therewith.

(ii) Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article II, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, any Partner with a share of that Partner Minimum Gain attributable to such a Partner Nonrecourse Debt (as determined under Regulations Section 1.704-2(i)(5)) as of the beginning of the year shall be allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 2.2(b)(ii) is intended to comply with the partner minimum gain chargeback requirements in the Regulations and shall be interpreted and applied consistently therewith.

(iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 2.2(b)(iii) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided in this Article II have been tentatively made as if this Section 2.2(b)(iii) were not in this Agreement. This Section 2.2(b)(iii) is intended to comply with the qualified income offset provision in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

(iv) Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any Fiscal Year that is in excess of the amount that such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Company income and gain in an amount and manner sufficient to eliminate such deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 2.2(b)(iv) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article II have been tentatively made as if Section 2.2(b)(iii) and this Section 2.2(b)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partners in proportion to their ownership of Class B Units and each Partner’s share of excess Nonrecourse Debt shall allocated be in the same manner.

(vi) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.752-3. If more than one Partner bears the economic risk of loss for a Partner Nonrecourse Debt, any Partner Nonrecourse Deductions attributable to that Partner Nonrecourse Debt shall be allocated among the Partners according to the ratio in which they bear the economic risk of loss.

(vii) Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss (or items of loss or deduction) would cause or increase an Adjusted Capital Account Deficit as to any Partner, such allocation of Net Loss (or items of loss or deduction) shall be reallocated to the holders of Class B-1 Units in proportion to their respective Percentage Interests, subject to the limitations of this Section 2.2(b)(vii).

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 743(b) is required, pursuant to Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or (4), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Sections of Regulations.

(ix) Construction. If the Board determines that it is necessary to modify the manner in which the balances of the Capital Accounts are computed or the items of Net Profits and Net Losses are determined in order to comply with the requirements of Section 704(b) of the Code and the Regulations promulgated thereunder, the Board may make such modification.

2.3 Tax Allocations.

(a) Items of Company income, gain, loss and deduction shall be allocated, for United States federal, state, and local income tax purposes, among the Partners in the same manner as the items of income, gain, loss and deduction were allocated pursuant to the other sections of this Article II; provided, however, that notwithstanding any other provision of this Agreement, the Company shall cause income, gain, loss and deductions (including any depreciation and/or cost recovery deductions) attributable to property contributed by a Partner or revalued by the Company to be allocated among the Partners for income tax purposes in accordance with Code Section 704(c) and Regulations promulgated thereunder. Notwithstanding the foregoing, the Board shall make such allocations for tax purposes as it determines in its reasonable discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Company.

(b) Allocations pursuant to this Section 2.3 are solely for purposes of United States federal, state, and local tax purposes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of items of income, gain, loss and deduction.

(c) The Partners are aware of the tax consequences of the allocations made by this Section 2.3 and agree to be bound by the provisions of this Section 2.3 in reporting their shares of items of Company income, gain, loss and deduction.

2.4 Tax Distributions. Notwithstanding any other provision herein to the contrary, so long as the Company is treated as a partnership for federal income tax purposes, the Company shall, subject to having cash available after taking into account reserves as determined in the good faith discretion of the Board, make quarterly advance cash distributions to each Partner in an amount equal to the Partner’s Quarterly Estimated Tax Amount for such quarter (“Tax

Distributions”), and the Board shall use commercially reasonable efforts to cause such Tax Distributions to be made at least five (5) days before estimated U.S. federal income tax payments for individuals are due. If, on the date of a quarterly estimated distribution, the cash available to the Company (as determined in the good faith discretion of the Board) is not sufficient to distribute to each Partner the full amount of such Partner’s Tax Distribution that would otherwise be required under this Section 2.4, then (A) distributions shall be made by the Company to the Partners pursuant to this Section 2.4 to the extent of the cash so available in proportion to the amounts that would have been distributed to each Partner pursuant to this Section 2.4 if there had been a sufficient amount of cash available to the Company to make such Tax Distribution in full, (B) the Company shall make future distributions as soon as reasonably practicable following the date on which there exists an amount of cash available to the Company after taking into account reserves as determined in the good faith discretion of the Board sufficient to pay the remaining portion of such Partner’s required Tax Distribution and (C) the Company shall not, until the remaining portion of each such Partner’s required Tax Distribution is so distributed, make a Distribution other than pursuant to this sentence. The Company shall make commercially reasonable efforts to ensure that any financing documents allow for full Tax Distributions. Each Tax Distribution made to a Partner pursuant to this Section 2.4 shall be treated as an advance against, and thus reduce, the amount of the next succeeding Distribution or Distributions which would otherwise have been paid to such Partner pursuant to Section 2.1 of this Agreement or pursuant to Section 6.4(b) or Section 11.1(c) (under the Holdco LLC Agreement), as applicable.

2.5 Restrictions on Distributions. Notwithstanding anything to the contrary provided herein, no Distribution or Tax Distribution shall be made if, and for so long as, such Distribution or Tax Distribution would violate (x) any Law then applicable to the Company or (y) any contractual covenant or agreement between the Company or any of its Subsidiaries and any third-party lender or other bona fide third-party source of financing.

2.6 Determinations by the Board. Subject to the provisions of the Holdco LLC Agreement, all matters concerning the computation of Capital Accounts, the allocation of items of Company income, gain, loss, deduction and expense for all purposes of this Annex A and the Agreement and the adoption of any accounting procedures, to the extent not provided for by the terms of this Annex A, shall be determined by the Board. Without in any way limiting the scope of the foregoing, if and to the extent that, for income tax purposes, any item of income, gain, loss, deduction or expense of any Partner or the Company is constructively attributed to, respectively, the Company or any Partner, or any contribution to or Distribution by the Company or any payment by any Partner or the Company is recharacterized, the Board may, with the consent of the Baupost Directors (as defined in the Holdco LLC Agreement), specially allocate items of Company income, gain, loss, deduction and expense and/or make correlative adjustments to the Capital Accounts of the Partners in a manner so that the net amount of income, gain, loss, deduction and expense realized by each relevant party (after taking into account such special allocations) and the net Capital Account balances of the Partners (after taking into account such special allocations and adjustments) shall, as nearly as possible, be equal, respectively, to the amount of income, gain, loss, deduction and expense that would have been realized by each relevant party and the Capital Account balances of the Partners that would have existed if such attribution and/or recharacterization and the application of this Section 2.6 had not occurred. Notwithstanding anything to the contrary in this Agreement (other than Section 2.2), in the event the Board determines that it would be prudent to modify the manner in which the Capital Accounts and the allocation of net income or loss (including items thereof, and other tax items), are computed in order to effectuate the intended economic sharing arrangement of the Partners or to comply with Section 704 and the Regulations thereunder, the Board may, with the consent of the Baupost Directors, make such modification.

3.	OTHER TAX MATTERS

3.1 Tax Information.

(a) The Company shall arrange for the preparation of all income and other Tax Returns of the Company and shall cause the same to be filed in a timely manner. The Company shall use commercially reasonable efforts to furnish to each Partner an estimate of taxable income for each Fiscal Year not later than October 10 of such Fiscal Year, reporting ordinary income items separately from items of capital gain. Following the end of each Fiscal Year for which the Company is treated as a partnership for U.S. federal income tax purposes, the Company shall furnish to each Partner (i) no later than February 28 following such Fiscal Year, a draft form of Schedule K-1 reflecting a good faith estimate of the Partner’s allocable share of income or loss for such taxable year based upon the information reasonably available to the Company at such time and (ii) no later than April 30 following such Fiscal Year, (A) a final Schedule K-1, Schedule K-2, and Schedule K-3, as applicable (or any successor form and any corresponding form and schedule required to be issued under state or local income tax law) and (B) a schedule necessary for identifying the state apportionment of net income or loss for such Fiscal Year, to the extent such information is not otherwise identifiable from the forms or other schedules delivered pursuant to this Section 3.1(a).The Company shall be entitled to make any tax elections allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company and monitor any governmental tax authority in any audit that such authority may conduct of the Company’s books and records or other documents.

(b) At the request of the Company, each Partner shall provide the Company with such information, representations, waivers, certificates and duly completed forms as the Company may reasonably deem necessary for it and its Affiliates to comply with any withholding, reporting or other tax obligation.

3.2 Tax Audit. Management Holdco shall act as the “partnership representative” (as defined in Section 6223(a) of the Code) for the Company (the “Partnership Representative”) and shall be authorized to represent the Company (at the Company’s expense) in connection with any tax audit or other tax proceeding, and may appoint an individual to act as a “designated individual” on behalf, and subject to the direction and control, of the Partnership Representative in accordance with Treasury Regulation Section 301.6223-1. The Partnership Representative shall be authorized to take any actions necessary under the Partnership Audit Rules (or any similar state, local or foreign law) that it deems appropriate in its reasonable discretion (subject to the specific requirements of this Section 3.2), including making an election under Section 6226(a) of the Code with respect to any imputed underpayment. Each Partner shall cooperate with the Company and the Partnership Representative, and undertake any action reasonably requested by the Company or the Partnership Representative in connection with any tax elections made by the Partnership Representative or as determined to be necessary by the Partnership

Representative under the Partnership Audit Rules. To the extent the Partnership Representative, Company, or applicable controlled entity secures any available reduction in any tax that would otherwise be borne by or allocated to a Partner in connection with any audit of the Company or applicable controlled entity, the Board and the Partnership Representative shall allocate or otherwise take actions to provide the benefit of any such reduction to the applicable Partner in respect of whose status or facts and circumstances (or the facts and circumstances of such Partner’s direct or indirect owners) the reduction relates to.

3.3 Tax Classification. The Partners intend that the Company shall be treated as a partnership for federal, state and local income and franchise tax purposes, as applicable, and the Company shall not elect, and the Board shall not permit the Company to elect, to be treated as an association taxable as a corporation for federal income tax purposes under Regulations Section 301.7701-3. Each Partner and the Company shall file all tax returns consistent with such treatment. This characterization, solely for such tax purposes, does not create or imply a general partnership among the Partners for state law or any other purpose. The Company will not elect into any state or local law “pass-through entity tax” or similar regime that would result in the imposition of entity-level income taxes on the Company, provided, that nothing herein shall prevent Management Holdco from electing into any such regime on its own behalf. It is intended that Class A Units and Synthetic Equity Distribution Right will be treated as equity of the Company for U.S. federal, state, and local income tax purposes.

3.4 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement and federal income tax purposes shall end on December 31 of each calendar year, subject to Code Section 706 and the Regulations thereunder requiring an alternative taxable year in which case such taxable year shall be the Fiscal Year of the Company.